As filed with the Securities and Exchange Commission on November 9, 2001



                           Registration No. 333-68352


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                          FIRST LEESPORT BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Pennsylvania                                           23-2354007
 (State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             1240 Broadcasting Road
                         Wyomissing, Pennsylvania 19610
                                 (610) 478-9922
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                             Raymond H. Melcher, Jr.
                             Chairman, President and
                             Chief Executive Officer
                          First Leesport Bancorp, Inc.
                             1240 Broadcasting Road
                         Wyomissing, Pennsylvania 19610
                                 (610) 478-9922
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

David W. Swartz, Esquire                              Norman B. Antin, Esquire
Frank M. Macerato, Esquire                            Jeffrey D. Haas, Esquire
Stevens & Lee, P.C.                                   Kelley Drye & Warren, LLP
111 North Sixth Street                                8000 Towers Crescent Drive
Reading, Pennsylvania  19601                          Vienna, Virginia  22182
(610) 478-2000                                        (703) 918-2300

                             ----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ----------------------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


[GRAPHIC OMITTED]


                  1,200,000 SHARES OF COMMON STOCK (MAXIMUM)
                  1,000,000 SHARES OF COMMON STOCK (MINIMUM)
                          (PAR VALUE $5.00 PER SHARE)

                         FIRST LEESPORT BANCORP, INC.



     We are distributing non-transferable rights to subscribe for and purchase up to $_________ ( shares) of our common stock to persons who owned shares of our common stock as of the close of business on the record date, November 9, 2001. You will have the right to subscribe for one share of common stock, at a subscription price of $____, for each two (2) shares of common stock that you owned on November ___, 2001. You will not receive any fractional rights. If you exercise all of your rights, you may also have the opportunity to purchase additional shares of common stock at the same purchase price.

     You will be able to exercise your rights to purchase shares of common stock only during a limited period. If you do not exercise your rights before 5:00 p.m. Eastern Time on December 12, 2001, the rights will expire. We may decide to extend the rights offering, in our discretion, for up to 20 calendar days.

     We intend to enter into agreements with certain institutional and high net worth individuals ("standby purchasers"), pursuant to which such standby purchasers will agree to purchase up to $______ (______ shares) of our common stock, if such shares are available following the completion of this offering. Such standby purchasers are expected to require that we agree to sell and guarantee the availability of at least $___________ (___ shares) of our common stock to such standby purchasers following the completion of this offering, subject to the maximum amount of the offering.

     Our common stock is listed on the Nasdaq National Market under the symbol "FLPB." On November __, 2001, the closing price of our common stock as reported on the Nasdaq National Market was $____ per share.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 14.

                              ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER DEBT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY OR OTHERWISE.

                              ------------------

                                                  UNDERWRITING
                                     PRICE        DISCOUNTS AND     PROCEEDS TO
                                   TO PUBLIC     COMMISSIONS(1)     COMPANY(2)
                                  -----------   ----------------   ------------
     Minimum(3):
      Price Per Share .........        $                $                $
      Total ...................        $                $                $
     Maximum(4):
      Price Per Share .........        $                $                $
      Total ...................        $                $                $


(1) As compensation for its services, we have agreed to pay Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") upon completion of the offering a fee of 1.5% of the aggregate purchase price of the shares of our common stock sold in the offering pursuant to the exercise of rights by any of our directors, officers or employees; a fee of 3% of the aggregate purchase price of the shares of our common stock sold in the offering pursuant to the exercise of the rights by other persons; and a fee of 5% of the aggregate purchase price of the shares of our common stock committed to be purchased by the standby purchasers. We have also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, and have agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement, including certain liabilities arising under the Securities Act of 1933, as amended.


(2) Before deducting expenses payable by us, estimated at $400,000. (3) The total minimum price to the public, underwriting discounts and commissions and total minimum proceeds to us assume the purchase of __________ shares as follow: 1,000,000 by our directors, officers and employees, ____________ by other holders of rights and __________ by the standby purchasers. (4) The total maximum price to the public, underwriting discounts and commissions and total maximum proceeds to us assume the purchase of __________ shares as follow: 1,200,000 by our directors, officers and employees,____________ by other holders of rights and __________ by the standby purchasers.


                              ------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                              ------------------


                THE DATE OF THIS PROSPECTUS IS NOVEMBER 9, 2001


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          [INSERT MAP OF MARKET AREA]

     NO PERSON HAS BEEN AUTHORIZED TO CONNECTION ANY OFFERING MADE HEREBY GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST LEESPORT BANCORP, INC. OR SANDLER O'NEILL & PARTNERS, L.P. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                                TABLE OF CONTENTS


                                                                                         PAGE
                                                                                        ------
Forward Looking Statements ...........................................................    ii
Prospectus Summary ...................................................................     1
Summary Selected Consolidated Financial and Other Data ...............................     9
Summary of Recent Developments .......................................................    11
Risk Factors .........................................................................    14
The Rights Offering ..................................................................    19
Certain Federal Income Tax Consequences ..............................................    27
Standby Purchase Agreements ..........................................................    28
Use of Proceeds ......................................................................    30
Market Price of Common Stock and Dividends ...........................................    30
Capitalization .......................................................................    31
Management's Discussion and Analysis of Financial Condition and Results of Operations     32
Business .............................................................................    49
Supervision and Regulation ...........................................................    51
Security Ownership of Management .....................................................    55
Directors and Executive Officers .....................................................    56
Executive Compensation ...............................................................    58
Description of Capital Stock .........................................................    63
Legal Matters ........................................................................    66
Experts ..............................................................................    66
Where You Can Find More Information ..................................................    66
Index to Financial Statements ........................................................    F-1

                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations, and certain of the other disclosures in this prospectus, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

   -- the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

   -- the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   --  inflation, interest rate, market and monetary fluctuations;

   -- our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire into our operations;

   -- our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors;

   -- the willingness of users to substitute competitors' products and services for our products and services;

   -- the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

   --  technological changes;

   --  changes in consumer spending and savings habits;

   --  regulatory or judicial proceedings; and

   --  the other risks set forth under "Risk Factors" on page 14.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

     We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward looking statements attributable to us are expressly qualified by these cautionary statements.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus carefully, including the risk factors, and our financial statements and the notes to those statements included in this prospectus. You should do so before you decide to exercise your rights to buy our common stock.

                                   OUR COMPANY

     First Leesport Bancorp, Inc. is a diversified financial services company which is focused on serving our local market. We began in 1909 as The First National Bank of Leesport, a commercial bank located in a small community in the northern region of Berks County, Pennsylvania. From its inception, The First National Bank of Leesport offered traditional banking services with an emphasis on agricultural and single family residential mortgage lending. In 1986, First Leesport Bancorp, Inc. was formed as the holding company for The First National Bank of Leesport.

     In 1996, the Board of Directors adopted a strategy of pursuing accelerated growth as appropriate to enhance shareholder value. In mid 1997, John T. Connelly, President and Chief Executive Officer, urged the board to institute a search process which would result in the identification of a successor to him prior to his attainment of age 65, which would occur in 2000. This search identified Mr. Raymond H. Melcher, Jr. as the candidate most likely to proceed with the successful execution of that strategy.

     In June 1998, Raymond H. Melcher, Jr. was hired as President and Chief Executive Officer to succeed Mr. Connelly. Mr. Melcher immediately realized the need for a more extensive product offering beyond traditional retail banking products including products that would quickly expand revenue sources with a focus on recurring fee income. Following the endorsement of this plan by the board of directors, Mr. Melcher began to implement a diversification strategy that we believed would truly differentiate First Leesport from its competitors. The first step in the strategy involved the recruitment of a new senior management team including a new senior loan officer, branch administrator, director of marketing, and chief financial officer. Under the direction of the new management team, the company shifted its focus to the commercial market from the retail market, particularly on higher yielding commercial loans and non-credit services for businesses such as cash management and merchant credit card processing.

     In order to broaden our commercial products and increase our emphasis on recurring fee income, in 1998, the Bank purchased Essick & Barr Inc., a 104 year-old profitable insurance agency headquartered in Reading, Pennsylvania with gross revenues of $3.9 million during the year ended 2000. Management believed that Essick & Barr's strong position in the commercial market in the Bank's primary market area would complement the Bank's growing commercial business. Based on its review of industry information and discussions with the Essick & Barr personnel, management also perceived group insurance and personal life and health insurance as significant growth areas in the insurance industry. As a result, in early 1999, the Bank purchased a second insurance agency that specialized in group insurance, employee benefit plans, and individual life and health insurance. Management believes that both of these insurance agencies, managed by highly experienced personnel, provide us with a platform for future growth and expansion of our insurance business.

     In 1999, in order to diversify the Bank's funding sources and to provide market diversification, we acquired Merchants of Shenandoah Ban-Corp, a $61.0 million asset bank holding company with branches in Schuylkill and Luzerne Counties. In the fourth quarter of 1999, we acquired Johnson Financial Group, Inc., which now operates under the name First

Leesport Wealth Management, Inc., an investment advisory firm that offers portfolio management, investment advice, and financial and retirement planning services to individuals, businesses and non-profit organizations. In 1999, we also acquired KRJ & Associates, a securities brokerage business affiliated with Johnson Financial Group, Inc., and renamed it First Leesport Investment Group, Inc. First Leesport Investment Group, Inc. offers a full range of investment services through SunAmerica Securities Inc., a full service independent broker/dealer. Consistently for the past ten years, First Leesport Investment Group, Inc. and its predecessor have ranked in the top six in gross production among the member branches of SunAmerica Securities Inc. in the United States. Management believes that our strong management team and past success in these companies provides us with a strong platform for future expansion.

     Continuing with the strategy of diversifying revenue sources and adding products to fulfill our customers needs, in December 2000, we formed Horizon Realty Solutions, Inc. in order to provide title insurance and other related real estate services to our customers.

     To broaden our successful wealth management business, in early 2001, we formed a strategic alliance with INATrust Company in order to allow us to offer personal trust services to our customers. Personal trust services offered through this alliance are offered through our wealth management division. This alliance gave us the opportunity to enter the trust business quickly and without having to incur significant start-up expense.

OUR MARKET AREA/COMPETITION

     Our primary market for financial services is Berks County, Pennsylvania, which is located approximately 50 miles northwest of Philadelphia. Neighboring counties for expansion include Lancaster, Lehigh, Montgomery, Chester and Lebanon, which have an average household income substantially above the Pennsylvania average and which provide excellent potential for the delivery of our financial products. According to the 2000 census, the population of Berks County has grown 11% to approximately 374,000 persons since 1990, as compared to a 3.4% increase for all of Pennsylvania over the same time period. The primary metropolitan area in Berks County is the City of Reading, with a population of approximately 81,000. According to the 2000 census, the median household income for households in Berks County is $40,587 (compared to $37,267 for Pennsylvania).

     We also serve portions of Schuylkill and Luzerne Counties in northeastern Pennsylvania as a result of the Merchants of Shenandoah Ban-Corp acquisition. Based on the 2000 census, the populations of Schuylkill and Luzerne Counties are approximately 150,000 and 319,000, respectively, and median household incomes are $31,675 and $32,463, respectively. Although each of Schuylkill and Luzerne Counties has experienced a slight percentage decline in population from 1990 levels (1.5% and 2.7%, respectively), management views its markets in those counties positively because they lack a community-oriented financial institution aggressively pursuing a full-service financial services strategy and because they present core deposit funding opportunities.

     Our market area has been characterized by significant consolidation among financial institutions. Over the past five years, a significant number of independent community banks in our market area have been acquired by large regional or super regional bank holding companies, most of which are headquartered out of our market area. We believe that this significant consolidation of local banks into those larger institutions provides an excellent opportunity for a community-oriented diversified financial services company capable of delivering a wide array of products through an integrated sales and service approach. We believe that our strong management team of professionals with a history of achievement and leadership in the communities we serve is a distinct competitive advantage as we execute our business strategy.

OUR BUSINESS STRATEGY

     Commencing with the hiring in 1998 of Raymond H. Melcher, Jr., Chairman, President and Chief Executive Officer, our board of directors committed to pursuing a business strategy of becoming a full service financial institution by focusing on diversifying our product menu and revenue sources by integrating the sales and service of all types of insurance products and brokerage and asset management services with the sales and service of our banking products. We believe the successful implementation of this full service strategy was aided by our ability to react quickly to our customers' needs, our community-oriented approach and our experienced management team. We believe our financial services platform is a significant competitive advantage for us in a market characterized by recent significant industry consolidation and lack of strong community-focused financial service providers. We intend to enhance shareholder value by continuing to execute our business strategy with a focus on improving profitability, making our delivery systems more effective, strengthening our management team's depth and breadth, and increasing scale in our major lines of business.

     Profitability. For the twelve months ended December 31, 2000, and the six months ended June 30, 2001, approximately 27.1% and 24.0%, respectively, of our total net revenues were comprised of fee income from our insurance and investment businesses. Additionally, for the twelve months ended December 31, 2000 and the six months ended June 30, 2001, our total non-interest income was approximately 37.6% and 38.4%, respectively, of total net revenues. We believe that, as net interest margins continue to compress in the banking industry, these significant percentages of revenue from non-interest income, which we believe compare favorably with our competitors, will become increasingly important. While continuing to increase our recurring fee income from numerous sources, we are also employing strategies to lower our cost of funds by:

   -- promoting lower cost deposits through selling efforts targeted specifically at deposit relationships;

   --  promoting the sale of variable rate deposit products;

   -- repricing a block of higher yielding certificates of deposit as they mature over the next twelve months;

   --  reducing borrowings; and

   -- emphasizing the origination of new business and cross-selling to existing and new customers.

     We have shifted our lending focus to higher yielding commercial loans by targeting our selling efforts to small to medium sized businesses in our market area and de-emphasizing the retention of residential real estate loans for our portfolio while increasing the sale of such loans in the secondary market to generate fees and fund growth in higher yielding assets. As part of our financial management strategy, over the past 12 months we have sold approximately $11 million of fixed-rate residential real estate loans and our $709,000 credit card portfolio to provide funding for our commercial lending activities. Simultaneous with shifting our focus to commercial lending, we have strengthened our credit administration and collection process. This has resulted in substantially improved credit quality, as evidenced by a decrease in the ratio of non-performing loans to total loans of 0.41% at June 30, 2001, compared to 0.91% at June 30, 2000; an improvement in the allowance for loan losses to total loans ratio of 1.35% at June 30, 2001, compared to 1.14% at June 30, 2000; and an increase in the allowance for loan losses to non-performing loans ratio of 330.16% at June 30, 2001, compared to 125.42% at June 30, 2000. In addition, net chargeoffs during the year ended December 31, 2000, and the six months ended June 30, 2001, amounted to 0.16% and 0.05%, respectively, of total loans. We believe that all of these ratios compare favorably to our peers and reflect an improving trend over the past two years.

     We believe that the foundation we have established to generate recurring fee income coupled with our efforts to improve our net interest margin, primarily by focusing on reducing our cost of funds, will enhance our ability to produce consistent future earnings.

     Delivery System/Infrastructure. In order to transition our company to an integrated financial service provider and to facilitate future growth, we have invested in building our delivery systems and infrastructure. Seamlessly integrating the entire organization to create a consistent, positive customer experience across all product lines and through all channels of distribution to all of our customer groups is our ultimate goal. Steps we have taken in this regard include relocating and modernizing several of our financial centers, opening new offices in high growth areas, expanding our internet banking and bill payment services to reach a broader segment of the market, and introducing check imaging to reduce response time for customer inquiries and problem resolution and to maximize staff productivity. During 2000, we combined our two separate bank subsidiaries into a single Pennsylvania-chartered bank, resulting in decreased operating expenses. In June 2001, we moved into a new administration center to create a higher company profile within the community and to create an increased synergy and efficiency among our banking, insurance and investment employees who were previously housed in five different locations. We believe these investments in our infrastructure and delivery system will permit future growth in our business operations without the need for significant additional capital expenditures.

     Human Resources. Beginning in mid-1998 with the hiring of Mr. Melcher, we have successfully enhanced our management team by recruiting new executives for commercial banking, retail banking, marketing, and finance and accounting. We have also added experienced management personnel in our insurance and investment businesses. We continue to attract employees and directors who we believe are committed to our business strategy and who will assist in developing and monitoring long-term relationships with our customers.

     We have also transitioned the board of directors from a traditional community bank board to a board focused on the entire financial services industry by adding several experienced professionals who add diversity in terms of the business interests they represent and the expertise they offer our Company. Our board includes individuals who bring experience and knowledge in mergers and acquisitions, strategic and marketing planning, corporate finance, information systems technology, and general community and civic leadership.

     Growth. With our investment in management and infrastructure largely complete, we believe that we are positioned to take advantage of the opportunity for expansion created in our local markets by recent consolidation in the industry. We are one of a few remaining independent banks serving our market area, which is a high growth area with higher incomes than the rest of Pennsylvania, and we believe that our ability to offer a full range of financial products to our customers provides us with a competitive advantage. We intend to continue to grow our business through cross-selling our existing customers and actively developing new customer relationships. We will also build our core banking business and our insurance, investment and trust businesses through carefully targeted acquisitions both in our market and in contiguous markets. Our ability to meet our growth objectives, both internally or through acquisitions, will be dependent on our ability to generate additional capital.

                               THE RIGHTS OFFERING



COMMON  STOCK  OFFERED...  We are offering a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of our common stock in the offering. We are offering our shareholders as of November 9, 2001, the record date, the right to subscribe for and purchase up to _________ shares of
                           our   common   stock  pursuant  to  the  exercise  of
                           subscription rights. Each subscription right includes a basic subscription right and an oversubscription privilege for shareholders who exercise their basic subscription right in full, subject to availability and proration by us under certain circumstances. In this prospectus we refer to your basic subscription right as the "Basic Subscription Right" and to your oversubscription privilege as the "Oversubscription Privilege." In addition, in the event that there is not a sufficient number of shares of common stock remaining upon completion of the offering to satisfy the minimum number of shares we are required to sell to the standby purchasers, we will issue up to an additional _______ shares of common stock to the standby purchasers. See "The Rights Offering" on page 19.


BASIC SUBSCRIPTION
RIGHT....................  Each   of  our  shareholders will receive  one  Basic
                           Subscription Right for  each  two  shares  of  common
                           stock held on the record  date.  We  will   not issue
                           fractional rights; the  number  of Basic Subscription
                           Rights we offer to each shareholder will be rounded up or down to the nearest whole number.

OVERSUBSCRIPTION
PRIVILEGE................  If you fully exercise your Basic Subscription Rights, subject to certain limits, you may also subscribe for up to two additional shares of common stock that other shareholders do not purchase for each Basic Subscription Right you hold. Shares of common stock available for purchase pursuant to the Oversubscription Privilege will be prorated if the number of oversubscribed shares exceeds the number of shares of common stock available. We will prorate in proportion to the number of shares of common stock each holder has subscribed for pursuant to the Basic Subscription Rights. The total number of shares that a shareholder may purchase in the offering as a result of the exercise of the Basic Subscription Right and Oversubscription Privilege is limited to three times the number of shares purchased by such shareholder's exercise of the Basic Subscription Right.


RECORD DATE..............   November 9, 2001.


SUBSCRIPTION PRICE.......   $_____ per share.

COMMON STOCK TO BE
 OUTSTANDING AFTER
 THE  OFFERING ..........  ______ shares of our common stock were outstanding as of the record date. A total of _____ shares will be outstanding if we sell the minimum shares available in this offering and a total of _____ shares will be outstanding if we sell the maximum shares available in this offering. You may experience substantial dilution in your equity ownership interest and voting power if you do not exercise your Basic Subscription Right or if additional shares are issued to the standby purchasers. See "Risk Factors -- Risks Related to the Offering" on page 14.


EXPIRATION  TIME.........  5:00 p.m. Eastern Time on December 12, 2001, unless we extend the expiration date for up to 21 calendar days (but no later than 5:00 p.m. Eastern Time on January 2, 2002). No one may exercise rights after the expiration time.


NON-TRANSFERABILITY OF
 RIGHTS..................  You may not sell or otherwise transfer any of your
                           Basic Subscription Rights or your Oversubscription Privilege.

THE REGULATORY
LIMITATION...............  We will not be required to issue common stock to any rights holder pursuant to the exercise of the Basic Subscription Right or the Oversubscription Privilege or any standby purchaser who, in our opinion, could be required to obtain prior clearance or approval from or submit a notice to any federal or state bank regulatory authority to acquire, own or control such shares if, at the expiration time for the exercise of rights, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares of common stock in such case, such shares will become available to satisfy oversubscriptions by other rights holders and will be available to the standby purchasers. See "The Rights Offering -- Regulatory Limitation" on page 27.

SUBSCRIPTION AGENT.......  American Stock Transfer & Trust Company.

INFORMATION  AGENT.......  Sandler O'Neill Shareholder Services, a division of
                           Sandler O'Neill & Partners, L.P.

FINANCIAL ADVISOR........  We have entered into an agreement with Sandler
                           O'Neill, pursuant to which Sandler O'Neill is acting as our financial advisor in connection with the offering. We have agreed to pay certain fees to, and expenses of, Sandler O'Neill for its services in the offering. See "The Rights Offering -- Financial Advisor" on page 24.

PROCEDURE FOR
SUBSCRIBING..............  To exercise your subscription rights (including both the Basic Subscription Right and the Oversubscription Privilege), you should complete the subscription rights certificate and forward it along with payment for the shares for which you are subscribing to the subscription agent. You are responsible for ensuring that your subscription rights certificate reaches the subscription agent before the expiration time. If you plan to mail the subscription rights certificate, we recommend that you use insured, registered mail. See "The Rights Offering -- Exercise of Rights" on page 20.

PERSONS HOLDING SHARES,
 OR WISHING TO EXERCISE
 RIGHTS, THROUGH OTHERS..  If you hold shares of common stock through a broker, dealer, commercial bank, trust company or other nominee, you should contact the institution and inform them if you wish to participate in this offering. See "The Rights Offering --

                           Exercise of Rights-Shares Held by or for Others" on page 22.

NO REVOCATION............  You may not revoke your subscription after the subscription agent receives your subscription rights certificate. Rights not exercised prior to the expiration time will expire.

MINIMUM OFFERING.........  The offering is conditioned upon the receipt of minimum offering proceeds of $_________. We believe, however, that this condition will be satisfied as a result of the commitments made by the standby purchasers under the standby purchase agreements. The maximum amount committed to the standby purchasers is referred to as the "Maximum Standby Purchase Commitment," and the minimum we will be required to sell to the standby purchasers is referred to as the "Minimum Standby Purchase Obligation." See "Standby Purchase Agreements" on page 28.

STANDBY PURCHASE
AGREEMENTS...............  We anticipate that we will enter into standby purchase agreements pursuant to which the standby purchasers will severally agree to acquire from us at the $_______ per share subscription price up to _________ shares remaining after exercise of the Basic Subscription Right and Oversubscription Privilege by all shareholders of record, subject, in each case, to a maximum standby purchase commitment and certain conditions. It is anticipated that each standby purchase agreement will require that we sell a minimum number of shares to the related standby purchaser if sufficient shares are not available after issuance of all underlying shares subscribed for by the exercise of the Basic Subscription Right and the Oversubscription Privilege. In such case, we will issue in the aggregate up to _______ additional shares to satisfy the Minimum Standby Purchase Obligation, but in no event will this result in shares being issued in excess of the maximum number of shares offered hereby.

OUR RIGHT TO TERMINATE
 THE OFFERING............  We reserve the right to terminate the offering at any time until it has expired and for any reason. If we terminate the offering, we will have no obligation to you other than to return any payment we have received from you, without interest or penalty.


DELIVERY OF SHARES.......  Assuming we receive subscriptions for the minimum number of shares offered, we will send you certificates representing the shares of common stock you purchased as soon as practicable after December 12, 2001, whether you exercise your rights immediately before that date or earlier. If you hold your common stock through The Depository Trust Company (known as DTC), or arrange for delivery and payment through DTC, DTC will credit the appropriate account for the shares that you purchase.

PURCHASE INTENTIONS OF
 OUR DIRECTORS AND
 EXECUTIVE OFFICERS......  Our directors and executive officers as a group (19 persons) have indicated their intention to exercise rights to purchase, in the aggregate, approximately 52,481 shares of common stock in the offering. These indications of intent are based upon director's and officer's evaluation of his or her own financial and other circumstances. Upon their acquisition of such shares, our directors and executive officers, as a group, will own beneficially 342,740 shares, or a minimum of ____% and a maximum of ____% of the outstanding common stock after completion of the offering.

LISTING..................  We intend to apply to have the shares approved for listing on the Nasdaq National Market.

NO BOARD OR FINANCIAL
 ADVISOR
 RECOMMENDATIONS.........  An investment in our common stock must be made pursuant to your evaluation of your best interests. Accordingly, neither our board of directors nor Sandler O'Neill makes any recommendation to you regarding whether you should exercise your rights or purchase our common stock.

USE OF PROCEEDS..........  We intend to use the proceeds of the offering for general corporate purposes, including funding the growth of our commercial loan portfolio, funding the growth of our fee-based businesses through internal growth or through acquisitions, and possible acquisitions of additional branches or banking institutions. We have no agreements with respect to any acquisitions as of the date of this prospectus. See "Use of Proceeds."

RISK FACTORS.............  Investing in our common stock involves risks, including the risks that are described on pages 14 to 18 of this prospectus.

QUESTIONS ABOUT HOW TO
 SUBSCRIBE...............  You should direct any questions concerning the procedure for subscribing to the information agent Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., or to the subscription agent, American Stock Transfer & Trust Company. You may phone the information agent at ___________. You may phone the subscription agent at
                           -----------------.

            SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table presents selected consolidated financial and other data at and for each of the periods indicated. The information at and for each of the years in the five-year period ended December 31, 2000, has been derived from our audited consolidated financial statements. The information at and for each of the six-month periods ended June 30, 2001 and 2000 has been derived from our unaudited condensed consolidated financial statements. In the opinion of our management, such unaudited financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. You should not consider results for the six months ended June 30, 2001, necessarily indicative of the results to be expected for the full year. You should read this information in conjunction with, and this information is qualified in its entirety by, the more detailed information included elsewhere in this prospectus, including our audited consolidated financial statements and the related notes.

                                                AT JUNE 30,                             AT DECEMBER 31,
                                        --------------------------- -------------------------------------------------------
                                             2001          2000          2000          1999          1998          1997
                                        ------------- ------------- ------------- ------------- ------------- -------------
                                                                                 (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets ..........................   $ 437,828     $ 393,365     $ 393,826     $ 358,618     $ 289,945     $ 235,568
Federal funds sold ....................      13,000         1,767            --            --           650           332
Investment securities avail able
 for sale .............................      90,959        78,001        74,368        72,165        72,202        59,929
Investment securities held to
 maturity .............................          --            --            --            --           423         1,010
Loans, net of unearned income .........     292,992       277,035       284,863       253,194       195,287       159,445
Allowance for loan losses .............       3,952         3,153         3,571         2,954         2,129         1,837
Deposits ..............................     337,251       290,863       296,363       269,344       228,984       196,308
Goodwill, net of accumulated
 amortization .........................       4,442         4,588         4,574         4,700         4,928            --
Short-term borrowings .................      16,138        33,257        15,263        28,175        12,667        11,814
Long-term debt ........................      43,500        32,500        43,500        31,000        16,000            --
Mandatory redeemable capital
 securities ...........................       5,000         5,000         5,000            --            --            --
Stockholders' equity ..................      29,387        26,289        28,346        25,602        27,826        25,139
Book value per share ..................       15.70         14.19         15.29         13.84         15.91         14.28
Tangible book value per share .........       13.33         11.71         12.82         11.30         13.09         14.28

                                             AT
                                         DECEMBER 31,  DECEMBER 31,
                                        ------------- -------------
                                             1996
                                        -------------
SELECTED FINANCIAL DATA:
Total assets ..........................   $ 220,150
Federal funds sold ....................       1,153
Investment securities avail able
 for sale .............................      62,778
Investment securities held to
 maturity .............................       1,010
Loans, net of unearned income .........     140,562
Allowance for loan losses .............       1,419
Deposits ..............................     187,246
Goodwill, net of accumulated
 amortization .........................          --
Short-term borrowings .................       5,700
Long-term debt ........................       1,600
Mandatory redeemable capital
 securities ...........................          --
Stockholders' equity ..................      23,456
Book value per share ..................       13.33
Tangible book value per share .........       13.33

                                                  FOR THE SIX MONTHS ENDED
                                                          JUNE 30,
                                                 ---------------------------
                                                      2001          2000
                                                 ------------- -------------
                                                     (DOLLAR AMOUNTS IN
                                                 THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
SELECTED OPERATING DATA:
Interest income ................................  $    14,707   $    13,172
Interest expense ...............................        8,942         7,720
Net interest income before provision for
 loan losses ...................................        5,765         5,452
Provision for loan losses ......................          515           474
Net interest income after provision for loan
 losses ........................................        5,250         4,978
Non-interest income ............................        3,595         3,489
Non-interest expense ...........................        7,355         6,860
Income before federal income taxes .............        1,490         1,607
Federal income taxes ...........................          367           365
Net income .....................................        1,123         1,242
Earnings per share - basic .....................         0.60          0.67
Earnings per share - diluted ...................         0.60          0.67
Cash dividends per share .......................         0.30          0.30
Period-end shares outstanding ..................    1,872,423     1,853,019
Average shares outstanding .....................    1,866,179     1,850,523

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------
                                                      2000          1999          1998          1997          1996
                                                 ------------- ------------- ------------- ------------- -------------
                                                         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income ................................  $    27,471   $    22,910   $    18,548   $    17,042   $    16,391
Interest expense ...............................       16,386        12,363         9,491         7,991         7,403
Net interest income before provision for
 loan losses ...................................       11,085        10,547         9,057         9,051         8,988
Provision for loan losses ......................        1,082         1,270           620           543           298
Net interest income after provision for loan
 losses ........................................       10,003         9,277         8,437         8,508         8,690
Non-interest income ............................        6,686         4,665         1,149           904           739
Non-interest expense ...........................       13,952        12,087         7,758         6,843         6,626
Income before federal income taxes .............        2,737         1,855         1,828         2,569         2,803
Federal income taxes ...........................          611           454           317           562           637
Net income .....................................        2,126         1,401         1,511         2,007         2,166
Earnings per share - basic .....................         1.15          0.76          0.86          1.14          1.23
Earnings per share - diluted ...................         1.15          0.76          0.86          1.14          1.23
Cash dividends per share .......................         0.60          0.54          0.49          0.45          0.41
Period-end shares outstanding ..................    1,853,959     1,849,859     1,748,785     1,759,519     1,759,519
Average shares outstanding .....................    1,851,764     1,840,049     1,764,270     1,759,519     1,759,519

                                                    AT OR FOR THE SIX
                                                         MONTHS
                                                     ENDED JUNE 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------- ------------------------------------------------------
                                                     2001       2000       2000       1999       1998       1997       1996
                                                  ---------- ---------- ---------- ---------- ---------- ---------- ----------
SELECTED FINANCIAL RATIOS
 AND OTHER DATA:
PERFORMANCE RATIOS:
 Return on average assets .......................     0.55%      0.63%      0.57%      0.43%      0.58%      0.88%      1.00%
 Return on average assets excluding
  goodwill amortization .........................     0.61       0.71       0.64       0.50       0.58       0.88       1.00
 Return on average equity .......................     7.64       9.14       7.88       5.24       5.71       8.26       9.44
 Return on average equity excluding
  goodwill amortization .........................     8.55      10.17       8.88       6.10       5.77       8.26       9.44
 Average equity to average assets ...............     7.14       6.94       7.17       8.24      10.08      10.66      10.61
 Interest rate spread ...........................     3.13       3.39       2.74       3.18       3.33       3.65       3.84
 Net interest margin ............................     3.16       3.39       3.29       3.71       3.99       4.39       4.60
 Average interest-earning assets to
  average interest-bearing liabilities ..........   113.08     111.23     111.81     112.88     116.70     120.19     120.82
 Noninterest expense to average assets ..........     3.57       3.50       3.71       3.73       2.95       3.00       3.07
 Efficiency ratio ...............................    78.69      76.73      78.51      79.46      76.01      68.74      68.12
REGULATORY CAPITAL RATIOS:
 Tier I capital to adjusted total assets ........     7.18       7.70       7.49       6.61       8.25      10.37      10.51
 Tier I capital to total risk-weighted
  assets ........................................     9.74      10.43      10.68       9.69      12.66      17.79      18.61
 Total capital to total risk-weighted assets.....    10.99      11.56      11.93      10.93      13.85      18.96      19.70
ASSET QUALITY RATIOS:
 Nonperforming loans as a percent of
  gross loans ...................................     0.41       0.91       0.90       1.48       1.41       1.54       0.90
 Nonperforming assets as a percent of
  total assets ..................................     0.31       0.72       0.70       1.09     N/A(1)     N/A(1)     N/A(1)
 Allowance for loan losses as a percent of
  gross loans ...................................     1.35       1.14       1.25       1.17       1.09       1.17       1.02
 Allowance for loan losses as a percent of
  total nonperforming loans .....................   330.16     125.42     139.22      78.82      77.36      76.03     112.80
Number of full-service customer facilities ......       10         10         10         10          8          6          6

------------------

(1) Not available

                         SUMMARY OF RECENT DEVELOPMENTS

     Net income for the quarter ended September 30, 2001 was $802,000, an 81.0% increase over the $443,000 reported for the same period in 2000. For the first nine months of 2001, net income was $1.9 million or 14.2% above the $1.7 million reported for the first nine months of 2000. Basic and diluted earnings per share were $.43 and $1.03 for the third quarter and first nine months of 2001, respectively, compared to $.24 and $.91 for the third quarter and first nine months of 2000.

     Net interest income improved to $3.1 million for the quarter ended September 30, 2001, an 11.1% increase over the $2.8 million reported for the same period in 2000. For the first nine months of 2001, net interest income was $8.9 million or 7.6% above the $8.3 million reported for the first nine months of 2000. Net interest margin improved slightly from 3.19% for the second quarter of 2001 to 3.21% for the third quarter of 2001 and from 3.16% for the six months ended June, 2001 to 3.17% for the nine months ended September 2001. The average yield on earning assets declined from 7.86% for the six months ended June 30, 2001 to 7.65% for the nine months ended September 30, 2001. During this same period, the average cost of interest bearing deposits declined from 5.00% to 4.85%. Our cost of borrowed funds declined from 6.33% for the six months ended June 30, 2001 to 6.03% for the nine months ended September 30, 2001. These changes reflect our efforts to reduce the average cost of funds and keep pace with the declining yield on average interest earning assets given the decline in market rates of interest experienced during 2001.

     The provision for loan losses for the quarter ended September 30, 2001 was $225,000 compared to $308,000 for the same quarter of 2000. The provision for the nine months ended September 30, 2001 was $740,000 compared to $782,000 for the same period of 2000. Asset quality remains strong as net charge offs to average loans was 0.14% for the nine months ended September 30, 2001 compared to 0.13% for the same period of 2000.

     Total other income for the three months ended September 30, 2001 increased 34.9% over the same period in 2000, from $1.6 million to $2.1 million. Total other income for the nine months ended September 30, 2001 increased 12.9% over the same period in 2000, from $5.1 million to $5.7 million. Increases in customer service fees and income from mortgage banking activities for the nine months more than offset a 27.3% decrease in brokerage services income which is a result of the continued decline in the stock market. Commissions on insurance sales have remained strong, the recurring renewal commissions have increased in all three lines of business, from $2.1 million for the nine months ended September 30, 2000 to $2.4 million for the nine months ended September 30, 2001. These increases have offset the decline in new business commissions, especially in the financial services area which are made up of one time only life insurance commissions, which were $537,000 for the nine months ended September 30, 2000 compared to $420,000 for the nine months ended September 30, 2001. Also included in the third quarter 2000 activity was a $102,000 net loss on the sale of portfolio mortgage loans and long term municipal securities.

     Other expenses for the three months ended September 30, 2001 increased 6.3% over the same period in 2000, from $3.6 million to $3.8 million. Other expenses for the nine months ended September 30, 2001 increased 7.2% over the same period in 2000, from $10.4 million to $11.2 million. These increases are attributed to increases in salaries and employee benefits expense and net occupancy expenses associated with the relocation of two existing financial service centers, the addition of a new financial service center, and the Company's newly constructed, leased executive and administrative office building. The addition of these facilities is part of our delivery/infrastructure strategy. The costs of the new facilities, were partially offset by the sale of our former administrative center and the sublease of the investment group offices. We have also signed a lease for a new financial service center in eastern Berks County, which is expected to open in December 2001.

     Total assets of the Company at September 30, 2001 were $445.3 million, an increase of approximately $7.5 million from June 30, 2001 and $51.4 million from December 31, 2000, which represents an annualized rate of growth of 17.4%. Securities available for sale at September 30, 2001 were $104.5 million, an increase of approximately $13.5 million from June 30, 2001 and $30.1 million from December 31, 2000, which represents an annualized rate of growth of 54.0%. Total loans, net of unearned income, increased $7.5 million from June 30, 2001 and $15.7 million from December 31, 2000, which represents an annualized rate of growth of 7.3%. Excluding the sale of $4.9 million of seasoned mortgage loans would have resulted in an annualized growth rate of 9.6%. The allowance for loan losses at September 30, 2001 was $3.9 million or 1.3% of outstanding loans compared to $3.6 million or 1.3% of outstanding loans at December 31, 2000. Federal funds sold at September 30, 2001 were $1.5 million compared to $13.0 million at June 30, 2001 and none at December 31, 2000. The third quarter 2001 decrease in liquidity is the result of the loan balance increases mentioned above and the increases in securities available for sale which improved the Company's average yield.

     Total deposits at September 30, 2001 were $330.0 million, a decrease of approximately $7.3 million from June 30, 2001 and an increase of approximately $33.6 million from December 31, 2000. Most of the third quarter decline in deposits came from anticipated withdrawals of public funds from checking and jumbo CD accounts. These withdrawals are a seasonal event based on fiscal spending practices of the public entities. In general, current economic conditions and interest rate reductions have slowed loan growth. This decline in loan growth, together with tremendous deposit growth early in the year, has allowed us to reduce deposit rates in the third quarter and still maintain deposit levels. Total borrowings at September 30, 2001 were $77.3 million, an increase of approximately $12.7 million from June 30, 2001 and $13.6 million from December 31, 2000. Long term debt increases of $10.0 million from the Federal Home Loan Bank (FHLB) and overnight repurchase agreements with customers of $2.7 million represent the third quarter increase in total borrowings. The FHLB advance is part of our strategy to fund asset growth with low cost funding.

                                                            AT SEPTEMBER 30,           AT DECEMBER 31,
                                                      -----------------------------   ----------------
                                                           2001            2000             2000
                                                      -------------   -------------   ----------------
SELECTED FINANCIAL DATA:
Total assets ......................................     $ 445,269       $ 386,640        $ 393,826
Federal funds sold ................................         1,472              --               --
Investment securities available for sale ..........       104,480          76,272           74,368
Loans, net of unearned income .....................       300,513         280,090          284,863
Allowance for loan losses .........................         3,912           3,373            3,571
Goodwill, net of accumulated amortization .........         4,375           4,524            4,574
Deposits ..........................................       329,955         286,127          296,363
Short-term borrowings .............................        18,813          31,304           15,263
Long-term debt ....................................        53,500          32,500           43,500
Mandatory redeemable capital securities ...........         5,000           5,000            5,000
Stockholders' equity ..............................        31,957          27,063           28,346
Book value per share ..............................         17.03           14.60            15.29
Tangible book value per share .....................         14.70           12.16            12.82

                                                                  FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                  SEPTEMBER 30,
                                                                 -----------------------------   ---------------------------
                                                                      2001            2000           2001           2000
                                                                 -------------   -------------   ------------   ------------
SELECTED OPERATING DATA:
Interest income ..............................................    $    7,388      $    7,054      $   22,055     $   20,226
Interest expense .............................................         4,251           4,231          13,153         11,951
Net interest income before provision for loan losses .........         3,137           2,823           8,902          8,275
Provision for loan losses ....................................           225             308             740            782
Net interest income after provision for loan losses ..........         2,912           2,515           8,162          7,493
Non-interest income ..........................................         2,117           1,570           5,712          5,059
Non-interest expense .........................................         3,800           3,575          11,159         10,409
Income before income taxes ...................................         1,229             510           2,715          2,143
Income taxes .................................................           427              67             790            458
Net income ...................................................           802             443           1,925          1,685
Earnings per share -- basic ..................................          0.43            0.24            1.03           0.91
Earnings per share -- diluted ................................          0.43            0.24            1.03           0.91
Cash dividends per share .....................................          0.15            0.15            0.45           0.45
Period-end shares outstanding ................................     1,875,894       1,853,005       1,875,894      1,853,005
Average shares outstanding ...................................     1,874,516       1,853,005       1,868,988      1,851,610

                                                     AT OR FOR THE THREE       AT OR FOR THE NINE
                                                           MONTHS                     MONTHS
                                                     ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                   -----------------------   -----------------------
                                                      2001         2000         2001         2000
                                                   ----------   ----------   ----------   ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
 Return on average assets ......................       0.72%        0.45%        0.60%        0.59%
 Return on average assets excluding goodwill
  amortization .................................       0.76%        0.49%        0.64%        0.64%
 Return on average equity ......................      10.94%        6.55%        8.72%        8.56%
 Return on average equity excluding goodwill
  amortization .................................      11.54%        7.18%        9.31%        9.25%
 Average equity to average assets ..............       6.62%        6.86%        6.93%        6.92%
 Interest rate spread ..........................       3.18%        3.18%        3.09%        3.30%
 Net interest margin ...........................       3.21%        3.25%        3.17%        3.34%
 Average interest-earning assets to average
  interest-bearing liabilities .................     112.48%      112.59%      112.62%      111.87%
 Noninterest expense to average assets .........       3.43%        3.63%        3.50%        3.66%
 Efficiency ratio ..............................      72.33%       81.38%       76.36%       78.06%


                                                                     AT SEPTEMBER 30,       AT DECEMBER 31,
                                                                   ---------------------   ----------------
                                                                      2001        2000           2000
                                                                   ---------   ---------   ----------------
REGULATORY CAPITAL RATIOS:
 Tier I capital to adjusted total assets .......................       7.09        7.54            7.49
 Tier I capital to total risk-weighted assets ..................       9.84       10.84           10.68
 Total capital to total risk-weighted assets ...................      11.09       12.09           11.93
ASSET QUALITY RATIOS:
 Nonperforming loans as a percent of gross loans ...............       0.51        0.94            0.90
 Nonperforming assets as a percent of total assets .............       0.37        0.75            0.70
 Allowance for loan losses as a percent of gross loans .........       1.30        1.20            1.25
 Allowance for loan losses as a percent of total
  nonperforming loans ..........................................     255.52      128.20          139.22
Number of full-service customer facilities .....................         11          10              10

                                  RISK FACTORS

     Before investing in our common stock, you should be aware that there are various risks, including those described below. Your investment in our common stock will be subject to the risks inherent in our business. The value of your investment may decline and could result in a loss of your entire investment. You should carefully consider the following factors as well as the other information included in this prospectus before deciding to exercise your rights to buy our common stock.

RISKS RELATED TO THE OFFERING

     YOU MAY NOT REVOKE YOUR EXERCISE OF RIGHTS; WE MAY TERMINATE THE OFFERING. Once you have exercised your rights, you may not revoke your exercise. We may terminate this offering in our discretion, including without limitation if we fail to raise at least $ in the offering. However, we believe that we will raise at least such amount due to our arrangements with the standby purchasers. In the event we terminate this offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

     IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHT, YOUR OWNERSHIP INTEREST IN FIRST LEESPORT WILL BE DILUTED. If we issue the maximum number of shares of common stock offered by this prospectus, we will issue an additional 1,200,000 shares of common stock, which represents approximately 64% of the shares of common stock we had outstanding on October 31, 2001. Holders of our stock that elect not to exercise their Basic Subscription Right will accordingly experience dilution in their level of ownership in First Leesport.

     EVEN IF YOU EXERCISE YOUR BASIC SUBSCRIPTION RIGHT, YOU MAY EXPERIENCE DILUTION IF WE ISSUE ADDITIONAL SHARES TO THE STANDBY PURCHASERS. You may experience substantial dilution in your voting rights and in your proportional interest in us because the standby purchasers will be able to purchase additional shares beyond the underlying shares even if you exercise your Basic Subscription Right. We will be obligated to sell such shares to the standby purchasers because the standby purchasers will have a right to purchase the Minimum Standby Purchase Obligation even if we issue all of the underlying shares subscribed for by the exercise of the Basic Subscription Right and Oversubscription Privilege.

     WE SET THE EXERCISE PRICE FOR THE SUBSCRIPTION RIGHTS WITHOUT REGARD TO NET WORTH, EARNINGS OR ANY OTHER SIMILAR VALUE, AND YOU SHOULD NOT CONSIDER THIS PRICE TO BE AN INDICATION OF THE ACTUAL VALUE OF OUR COMMON STOCK. We have set the $_____ subscription price for the shares of our common stock which may be purchased through the subscription rights at a price less than the market price on the date on which we determined to proceed with this offering. We selected this price based on a number of factors, including the desire to encourage shareholder participation in this offering. You should not, however, consider this price to be an indication of the actual value of our common stock and was not based on our net worth, earnings or any other established criteria of value. This price may not be indicative of the price that will prevail in the public market after the offering. In particular, the market price of our common stock may decline below $____. See "The Rights Offering -- Determination of Subscription Price" on page 24.

RISK FACTORS RELATED TO OUR BUSINESS

     WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT RATE OF GROWTH. During recent years, we have experienced significant growth and diversification in our business, and our future business strategy is to continue to expand. In particular, we intend to use a portion of the funds raised in this offering to support fee-based income producing activities. Our ability to continue to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and identify loan and investment opportunities as well as opportunities to generate fee-based income. Our ability to manage growth successfully will also depend on whether we can continue to efficiently fund asset growth and maintain asset quality and cost controls, as well as on factors beyond our control, such as economic conditions and interest rate trends. The growth of our commercial and industrial loans and commercial real estate loans and the increases in recurring fee income in the areas of insurance and investment services has been the principal factor in our increase in gross revenues in the past few years. In the event that we are unable to sustain our historical growth rate, our earnings could be adversely impacted. We recognize the challenge in managing growth and increasing recurring fee-based income while controlling costs and maintaining asset quality and its potential impact on our financial performance.

     WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH. We expect to continue to experience significant growth in the number of our employees and customers and the scope of our operations. This growth may place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of new products and services. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of our strategy may not be successful.

     OUR LOAN MIX MAY INCREASE OUR CREDIT RISK. There are certain risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in our regional economy, risks inherent in dealing with individual borrowers, and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

     Commercial and industrial loans and commercial real estate loans comprised an aggregate of $158.0 million or 53.9% of our total loans as of June 30, 2001, an increase of $11.0 million or 7.5% from December 31, 2000. Commercial loans are typically larger than residential real estate loans and consumer loans. The average balance of our commercial loan portfolio as of June 30, 2001, was $151.9 million. Because our loan portfolio contains a significant number of commercial and industrial loans and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs.

     Our bank maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Additional increases to the allowance for loan losses may adversely impact our net income and, possibly, our capital.

     CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION. Even though our fee-based income has been increasing significantly as a result of our business strategy, we are still dependent principally upon our net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Net interest income represented approximately 62.4% of our net revenues in fiscal year 2000 and 61.6% for the first six months of 2001, and fee income represented approximately 31.5% of net revenues in fiscal year 2000 and 29.0% for the first six months of 2001. Net interest margin is the difference between the gross (tax-effected) yield on interest-earning assets and the cost of interest bearing liabilities as a percentage of interest-earning assets. The net interest margin for the six months ended June 30, 2001 was 3.16% compared to 3.39% for the year ended December 31, 2000. Changes in interest rates, volume of earning assets and volume of interest bearing liabilities can increase or reduce net interest income, net income and net interest margin.

     Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

     We attempt to manage the risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. Interest rate risk management techniques are not exact, however, and a rapid increase or decrease in rates could adversely affect our financial performance.

     ADVERSE ECONOMIC AND BUSINESS CONDITIONS IN OUR MARKET AREA MAY HAVE AN ADVERSE EFFECT ON US. A significant portion of our business is with customers located within Berks County, Pennsylvania. The second highest contribution to our business is from customers in Schuylkill and Luzerne Counties. The businesses to which we make loans are small and medium-sized and are dependent upon the regional economy. Adverse economic and business conditions in our market area could affect the financial condition of our borrowers, their ability to repay their loans and consequently our financial condition and performance.

     As of June 30, 2001, 56.2% of our loan portfolio was secured by real estate, consisting of one- to four-family residential loans, multi-family residential loans and commercial real estate loans located in our market areas. We intend to continue to expand the percentage of our commercial real estate and multi-family residential loans despite the fact that commercial real estate and multi-family residential lending typically involve larger loans to a single borrower and are generally viewed as exposing the lender to a greater risk of loss than one- to four-family residential lending. Income producing property values are also generally subject to greater volatility than owner-occupied residential property values. The liquidation value of commercial and multi-family properties may be adversely affected by risks generally incident to interests in real property, including: changes or continued weakness in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental, room or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses (including energy costs); the availability of refinancing; and changes in governmental rules, regulations and fiscal policies, including rent control ordinances, environmental legislation, taxation and other factors beyond the control of the borrower or the lender.

     COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT OUR PROFITABILITY. We face substantial competition in originating loans and in attracting deposits and generating fee-based income. This competition comes principally from other banks, savings institutions, credit unions, mortgage banking companies and, with respect to deposits, institutions offering investment alternatives, including money market funds. Due to the passage of landmark banking legislation in November 1999, our competition may increasingly come from insurance companies, large securities firms and other financial services institutions. Due to consolidation in our industry, some of our competitors such as First Union Corporation, Sovereign Bancorp, Inc. and M&T Bank Corp. and their respective affiliates, may enjoy advantages such as greater financial resources, a wider geographic presence, a wider array of services, or more favorable pricing alternatives and lower origination and operating costs. This competition could decrease the number and size of loans that we originate and the interest rate that we receive on these loans. Increased competition from other financial service institutions, including insurance companies and large securities firms, could also adversely affect demand for our insurance and investment services.

     With respect to deposits, these competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased deposit competition could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations, investment opportunities and growth of our fee-based business operations.

     GOVERNMENT REGULATION SIGNIFICANTLY AFFECTS OUR BUSINESS. The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors and the federal deposit insurance funds, not shareholders. We are subject to regulation and supervision by the Board of

Governors of the Federal Reserve System. Our bank is subject to regulation and supervision by the Federal Reserve and the Pennsylvania Department of Banking and, to a lesser extent, by the FDIC. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. For example, our bank is subject to various regulatory capital requirements, which involve both quantitative measures of our bank's assets and liabilities and qualitative judgments by regulators regarding risk and other factors. Our bank's failure to meet minimum capital requirements could result in actions by our regulators that could adversely affect our ability to pay dividends or otherwise adversely impact our operations. Changes in laws, regulations and regulatory practices affecting the banking industry could impose additional costs on us and otherwise adversely affect us.

     Our holding company structure also restricts our bank's ability to provide funds to us and to pay dividends and make debt payments. Federal and state banking laws, regulations and policies also limit our bank's ability to pay dividends and make other distributions to us. Our bank must obtain prior approval from its regulators, the Pennsylvania Department of Banking and the Federal Reserve, to declare a dividend or make any other capital distribution if, after such dividend or distribution, (i) our bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, (ii) our bank would not meet capital levels imposed by its regulators, or (iii) our bank is not adequately capitalized at the time. In addition, prior approval from our regulators would be required if our bank is notified by our regulators that it is a problem institution or an institution in troubled condition. Its regulators may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of our bank upon any liquidation, receivership or reorganization will be subject to the prior claims of our bank's creditors, including our bank's depositors. Thus, a significant deterioration of our bank's capital, earnings or cash flow could limit or prevent our bank from paying cash dividends to us which, in turn, would limit our ability to meet our debt service requirements or pay dividends on our equity securities.

     THERE IS A POTENTIAL FOR AN ECONOMIC DOWNTURN, MARKET DISRUPTION AND OTHER EFFECTS RESULTING FROM THE TERRORIST ATTACKS ON NEW YORK AND WASHINGTON D.C. AND ACTIONS BY THE UNITED STATES AND OTHER GOVERNMENTS IN REACTION THERETO WHICH MAY LEAD TO A DETERIORATION IN OUR ASSET QUALITY AND ADVERSELY AFFECT OUR EARNINGS AND CASH FLOW. Our business faces various material risks, including credit risk or that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense, due to increased loan workout and foreclosures, will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

     MARKET CONDITIONS MAY ADVERSELY AFFECT OUR FEE-BASED INVESTMENT AND INSURANCE BUSINESS. The revenues of our fee-based investment business are derived primarily from commissions from the sale of securities and investment advisory fees. In the event of decreased stock market activity, the volume of trading facilitated by First Leesport Investment Group will in all likelihood decrease resulting in decreased commission revenue on purchases and sales of securities. In addition, investment advisory fees, which are generally based on a percentage of the total value of an investment portfolio, will decrease in the event of decreases in the values of the investment portfolios, for example, as a result of overall market declines. Similarly, revenues from our insurance business are derived from commissions on sales of insurance policies, which commissions are generally calculated as a percentage of the policy premium. These insurance policy commissions can fluctuate as insurance carriers from time to time increase or decrease the premiums on the insurance products we sell.

     PROVISIONS UNDER PENNSYLVANIA LAW, IN OUR CHARTER DOCUMENTS AND OTHER LAWS AND REGULATIONS APPLICABLE TO US MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF FIRST LEESPORT EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE. Our shareholder rights plan, provisions of our articles of incorporation, and applicable provisions of Pennsylvania law and under the Bank Holding Company Act may delay, inhibit or prevent someone from gaining control of First Leesport through a tender offer, business combination, proxy contest or some other method even though some of our shareholders might believe a change in control is desirable. See "Description of Capital Stock" on page 63 and "-Special Charter and Pennsylvania Corporate Law Provisions" on page 65.

     THERE IS A LIMITED TRADING MARKET IN OUR COMMON STOCK. Prior to October 1, 2001, our common stock traded on the NASDAQ SmallCap Market. After that date, our common stock began trading on the Nasdaq National Market, although it is not an actively traded stock. No assurance can be given that a more active and widespread trading market for our common stock will develop or, if one develops, that it will continue.

     WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES. We believe that our growth and future success will depend in large part upon the skills of our management team. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. Moreover, the continued retention of the chief executive officers of the insurance and investment operations that we have acquired is important to successful implementation of our business strategy. We cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. Although we have obtained key man life insurance on our senior executive officers and have employment agreements with them which contain noncompete provisions, the loss of the services of one or more of our executive officers could impair our ability to continue to develop our business strategy. See "Directors and Executive Officers -- Executive Officer Agreements" on page 60.

                               THE RIGHTS OFFERING
GENERAL


     We are distributing to the holders of our common stock, at no cost to the holders, non-transferable rights to purchase shares of our common stock. We will give each shareholder who owned shares at the close of market trading on November 9, 2001, the record date, one right for each two shares of common stock held of record. Each right includes a Basic Subscription Right and an Oversubscription Privilege. We will not issue fractional rights; the number of rights we offer to each shareholder will be rounded up or down to the nearest whole number.


     THERE WILL BE NO PUBLIC MARKET FOR THE RIGHTS. YOU MAY NOT SELL, ASSIGN OR OTHERWISE TRANSFER YOUR RIGHTS, EXCEPT BY OPERATION OF LAW IN THE EVENT OF YOUR DEATH OR DISSOLUTION.

BASIC SUBSCRIPTION RIGHT


     Each right will entitle you, upon payment of $ _____ to us, to purchase one share of our common stock. We will send you certificates representing shares you purchase as soon as practicable after December 12, 2001, whether you exercise your rights immediately before that date or earlier, unless the offering is extended. If you hold your common stock through DTC, or arrange for delivery and payment through DTC, DTC will credit the appropriate account for the shares you purchase.


OVERSUBSCRIPTION PRIVILEGE

     Each right also gives you an Oversubscription Privilege to purchase up to two additional shares of our common stock that other shareholders do not purchase for each right you hold. You may exercise your Oversubscription Privilege only if you exercise your Basic Subscription Right in full. The subscription price for any oversubscription shares you purchase will be $_____, the same as if you exercise the Basic Subscription Right.

     If you want to exercise your Oversubscription Privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription rights certificate. The total number of shares that you may purchase if you exercise your Basic Subscription Right and Oversubscription Privilege is limited to three times the number of shares purchased through exercise of your Basic Subscription Right. When you send in your subscription rights certificate, you must send the full purchase price for the number of oversubscription shares that you have requested, if any, in addition to full payment for shares you are purchasing pursuant to your Basic Subscription Right.

     If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all Oversubscription Privileges, you will be allocated shares pro rata (subject to rounding to eliminate fractional shares) in proportion to the number of shares that you purchased by exercising your Basic Subscription Right.


     As soon as practicable after December 12, 2001 or the expiration time if the offering is extended, the subscription agent will determine the number of shares of our common stock that you may purchase pursuant to the Oversubscription Privilege. We will send you certificates representing these shares as soon as practicable after the expiration time. If you hold your common stock through DTC, or arrange for delivery and payment through DTC, DTC will credit the appropriate account for the shares you purchase. If you request and pay for more oversubscription shares than are allocated to you, we will refund the amount of the overpayment, without interest. See "-- Procedures for DTC Participants" on page 24.


     Banks, brokers and other nominee holders who act on behalf of beneficial owners will have to certify to us and to the subscription agent as to the aggregate number of rights that they are exercising and the number of shares of our common stock that they are requesting pursuant to the Oversubscription Privilege on behalf of each beneficial owner.

EXPIRATION TIME

     The rights will expire at 5:00 p.m. Eastern Time on December __, 2001, unless we, in our discretion, extend the expiration date for up to 20 calendar days (but no later than 5:00 p.m. Eastern Time on January __, 2002). If you do not exercise your Basic Subscription Right and your Oversubscription Privilege prior to that time, your subscription rights will cease and be null and void. We will not be required to issue shares of our common stock to you if the subscription agent receives your subscription rights certificate or your payment after the expiration time, regardless of when you sent the subscription rights certificate and payment, unless you sent them in compliance with the guaranteed delivery procedures described below.

STANDBY PURCHASE AGREEMENTS

     We anticipate that we will enter into standby purchase agreements pursuant to which an aggregate of _____ investors, as standby purchasers, will severally agree to acquire from us at $_______ per share up to __________ shares of our common stock, if any, remaining after the exercise of Basic Subscription Rights and the Oversubscription Privilege of our shareholders of record, subject in each case to the Maximum Standby Purchase Commitment and possible reduction under certain circumstances. See "-- Regulatory Limitation" on page 27. We expect that the standby purchase agreements will require that we sell the Minimum Standby Purchase Obligation (up to _________ additional shares in the aggregate) to the standby purchasers if sufficient shares are not available after completion of the offering. The additional shares would only be offered to the standby purchasers. See "Standby Purchase Agreements" on page 28.

     No standby purchaser will be permitted to acquire shares of our common stock pursuant to its standby purchase commitment if, after such acquisition, its percentage ownership, together with that of its affiliates, of the total number of shares of our common stock would exceed 9.9%.

NO BOARD OR FINANCIAL ADVISOR RECOMMENDATION

     You must make your decision whether to exercise your rights based on your own evaluation of your financial situation and our offer. Neither our board of directors nor Sandler O'Neill makes any recommendation to any holder of rights or other prospective purchasers regarding the exercise of their rights or the subscription for shares of our common stock.

EXERCISE OF RIGHTS

Important

     Please carefully read the instructions accompanying the subscription rights certificate and follow those instructions in detail. Do not send subscription rights certificates to us.


     You are responsible for choosing the payment and delivery method for your subscription rights certificate, and you bear the risks associated with your choices. If you choose to deliver your subscription rights certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to December 12, 2001. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.


Method of Exercise


     You may exercise your rights by delivering the following to the subscription agent, American Stock Transfer & Trust Company, on or before December 12, 2001:


   --  the  properly   completed  and  signed  subscription  rights  certificate
       accompanying this prospectus;

   --  any required signature guarantees; and

   -- payment in full of the subscription price for all of the shares of common stock you wish to purchase by exercising your Basic Subscription Right and your Oversubscription Privilege.

     You should deliver your subscription rights certificate and payment in the enclosed envelope to the address set forth below under the caption, "-- Subscription Agent" on page 23.

Method of Payment

     You must pay for the shares of common stock you subscribe for by means of
(1) an uncertified check payable to "American Stock Transfer & Trust Company," as subscription agent, (2) a certified check or bank draft (cashier's check) drawn on a United States bank or a postal or express money order payable to "American Stock Transfer & Trust Company," as subscription agent, or (3) a wire transfer of funds to an account maintained by the subscription agent for the purpose of accepting subscriptions at ________________________________, WIRE CLEARING ACCOUNT, ABA #______________, Account #:__________, Attn: ____________
(First Leesport Bancorp, Inc.). You will have paid the subscription price only:

   --  in the case of an uncertified check, when it has cleared;

   -- in the case of an certified check or bank draft on a United States bank or a postal or express money order, when the subscription agent has received it; or

   -- in the case of a wire transfer, when the subscription agent's account designated above has received the funds.

     An uncertified personal check may take at least five business days to clear. Accordingly, if you intend to pay using an uncertified personal check, we urge you to make payment sufficiently in advance of December __, 2001, to ensure that the payment can clear before that date. We also urge you to consider paying with a certified or cashier's check or money order.

Guaranteed Delivery Procedures


     If you want to exercise your rights, but time will not permit your subscription rights certificate to reach the subscription agent on or prior to 5:00 p.m., on December 12, 2001, you may exercise your rights using the following guaranteed delivery procedures:

     1. On or before December 12, 2001, you must have sent, and the subscription agent must have received, payment in full for each share of common stock you are purchasing through your Basic Subscription Right and your Oversubscription Privilege;

     2. On or before December 12, 2001, you must have sent, and the subscription agent must have received, a Notice of Guaranteed Delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state:


     -- your name,

     -- the number of rights that you hold,

     -- the number of shares of common stock that you wish to purchase pursuant to your Basic Subscription Right, and

     -- the number of shares of common stock, if any, you wish to purchase pursuant to your Oversubscription Privilege.

     The Notice of Guaranteed Delivery must guarantee the delivery of your subscription rights certificate to the subscription agent within three Nasdaq National Market trading days following the date of the Notice of Guaranteed Delivery; and

     3. You must send, and the subscription agent must receive, your properly completed and duly executed subscription rights certificate, including any required signature guarantees, within three Nasdaq National Market trading days following the date of your Notice of Guaranteed Delivery. You may physically deliver the Notice of Guaranteed Delivery via the enclosed envelope to the subscription agent at its address set forth below. You can obtain additional copies of the form of Notice of Guaranteed Delivery by requesting it from the subscription agent at the address set forth below under the caption, "-- Subscription Agent" on page 23.

Signature Guarantee

     Signatures on the subscription rights certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

     Signatures on the subscription rights certificate do not need to be guaranteed if the subscription rights certificate:

   -- provides that the shares of common stock you are purchasing are to be delivered directly to the record owner of the subscription rights; or

   -- is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held by or for Others

     If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of the shares as soon as possible to obtain instructions with respect to the subscription rights they beneficially own.

     If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask the holder to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF THE SUBSCRIPTION RIGHTS

     If you do not specify the number of rights being exercised on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the subscription agent receives from you.

     If your payment exceeds the total purchase price for the number of shares of common stock that you have indicated you wish to exercise on your subscription rights certificate, your payment will be applied until depleted as follows:

     1. to subscribe for the number of shares of common stock that you indicated on the subscription rights certificate that you wish to purchase through your Basic Subscription Right;

     2. to subscribe for additional shares of common stock until your Basic Subscription Right has been fully exercised; and


     3. to subscribe for additional shares of common stock pursuant to your Oversubscription Privilege (subject to any applicable limitation or proration).

     We will return any excess payment remaining after the foregoing allocation to you as soon as practicable by mail, without interest or deductions.

VALIDITY OF SUBSCRIPTIONS

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. We may, in our sole discretion:

     -- waive any defect or irregularity;

     -- permit a defect or irregularity to be corrected within any period of time that we set; or

     -- reject the purported exercise of any right by reason of any defect or irregularity.

     Any determination we make with respect to these matters will be final and binding. Subscriptions will not be deemed to have been received or accepted until the person submitting the subscription has cured all irregularities or we have waived them. This must occur within any period of time that we, in our sole discretion, set. Neither we nor the subscription agent will:

     -- be under any duty to notify anyone of any defect or irregularity in connection with the submission of any subscription rights certificate; or

     -- incur any liability for any failure to give notice of this sort.

SUBSCRIBERS' FEES AND EXPENSES

     You are responsible for paying all commissions, fees, taxes and other expenses that you incur in exercising your subscription rights.

NO REVOCATION

     You may not revoke your subscription after the subscription agent receives your subscription rights certificate. You should not send your subscription rights certificate unless you are certain that you want to purchase shares of our common stock.

RIGHT TO TERMINATE OFFERING

     We expressly reserve the right, in our sole discretion, at any time prior to delivery of the shares of our common stock offered by this prospectus, to terminate the offering if the offering is prohibited by law or regulation or our board of directors concludes, in its judgment, that it is not in our best interest, and that of our shareholders, to complete the offering under the circumstances. If the rights offering is terminated, all funds received pursuant to the rights offering or from standby purchasers will be promptly refunded, without interest or penalty.

RIGHTS AS A SHAREHOLDER

     You will not have any rights as a shareholder with respect to shares of common stock you subscribe for until we issue the certificates representing those shares.

LISTING

     We intend to apply to have the shares of common stock to be issued on exercise of the subscription rights approved for listing on the Nasdaq National Market.

     The rights themselves are non-transferable and will not be listed on any national securities exchange or quotation system.

SUBSCRIPTION AGENT

     We have appointed American Stock Transfer & Trust Company, as subscription agent. The subscription agent's address for packages sent by mail or overnight delivery is: _______________________________________, ________________.

     The subscription agent's telephone number is _________________.

     You should deliver your subscription rights certificate, payment for the subscription price and Notice of Guaranteed Delivery (if any) to the subscription agent. Do not deliver them to us.

     We will pay the fees and expenses of the subscription agent and have agreed to indemnify it against any liability that it may incur in connection with the offering, including liabilities under the Securities Act of 1933.

QUESTIONS ABOUT HOW TO SUBSCRIBE


     You should direct any questions concerning the procedure for subscribing to Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., as information agent. The information agent's telephone number is
(866) 238-9463. See "-- Information Agent" on page 25.


PROCEDURES FOR DTC PARTICIPANTS

     It is anticipated that the exercise of the Basic Subscription Right (but not the Oversubscription Privilege) may be effected through the facilities of DTC (rights which the holder exercises through DTC are referred to as "DTC rights"). A holder of DTC rights may exercise the Oversubscription Privilege in respect thereof by properly exercising and delivering to the subscription agent, at or prior to December __, 2001, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate subscription price for the number of shares for which the Oversubscription Privilege is exercised. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the information agent or the subscription agent.

DETERMINATION OF SUBSCRIPTION PRICE

     The subscription price has been determined by us, in consultation with Sandler O'Neill. Among the factors considered by our board of directors in determining the subscription price were:

     -- the market value of our common stock;

     -- our   present   and   projected  operating  results  and  our  financial
condition;

     -- an assessment of our management and management's analysis of our growth potential and of our market area;

     -- the aggregate size of the offering;

     -- the price at which our board of directors believes investors would readily pay to purchase all of the available shares of common stock offered; and

     -- the amount the standby purchasers would be willing to commit.

     See "Capitalization" and "Risk Factors -- Risks Related to the Offering" on pages 31 and 14.

     There can be no assurance, however, that the market price of our common stock will not decline during the subscription period to a level equal to or below the subscription price, or that, following the issuance of the rights and of our common stock upon exercise of the rights or pursuant to the standby purchase agreements, a subscribing rights holder or standby purchaser will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price. An investment in our common stock must be made pursuant to your own evaluation. Accordingly, neither our board of directors nor Sandler O'Neill make any recommendation to rights holders or others regarding whether they should exercise the rights or purchase our common stock.

FINANCIAL ADVISOR

     We have engaged Sandler O'Neill as our financial advisor in connection with the offering pursuant to an agency agreement between Sandler O'Neill and us. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     In its capacity as financial advisor, Sandler O'Neill provided advice to us regarding the structure of the offering as well as with respect to marketing the shares of our common stock to be issued in the offering. Sandler O'Neill will identify potential standby purchasers and will assist us in negotiating standby purchase agreements with the standby purchasers.

     Sandler O'Neill has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders, nor has Sandler O'Neill prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our current shareholders. Sandler O'Neill expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of shares of our common stock. Sandler O'Neill also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time. See " -- Determination of Subscription Price" on page 24.

     As compensation for its services, we have agreed to pay Sandler O'Neill upon completion of the offering:

   -- a fee of 1.5% of the aggregate purchase price of the shares of our common stock sold in the offering pursuant to the exercise of Basic Subscription Rights and Oversubscription Privileges by any of our directors, officers or employees;

   -- a fee of 3% of the aggregate purchase price of the shares of our common stock sold in the offering pursuant to the exercise of Basic Subscription Rights and Oversubscription Privileges by other persons; and

   -- a fee of 5% of the aggregate purchase price of the shares of common stock committed by the standby purchasers.

     We have also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, in an aggregate amount not to exceed $125,000 regardless of whether the rights offering is consummated. We have made an advance payment to Sandler O'Neill in the amount of $25,000 to cover out-of-pocket expenses, which will be credited against any reimbursement of expenses to Sandler O'Neill. We have agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement, including certain liabilities arising under the Securities Act of 1933.

     Sandler O'Neill may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INFORMATION AGENT

     We have appointed Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., as information agent for the offering. Any questions or requests for assistance concerning the method of subscribing for shares of our common stock or for additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number below:

                Sandler O'Neill Shareholder Services

                ================================
                Telephone No.: __________________
                Banks and Brokers call: _____________

     We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

DILUTION

     Rights holders may experience substantial dilution of their percentage of equity ownership interest and voting power in us if they do not exercise their rights. If we are required to sell additional shares to the standby purchasers in excess of those offered pursuant to the Basic Subscription Rights and Oversubscription Privileges due to minimum guarantees in the standby purchase agreements, subscription rights holders will suffer dilution in their equity ownership interest and voting power whether or not they exercise their Basic Subscription Right.

PURCHASE INTENTIONS OF DIRECTORS AND OFFICERS

     Our directors and executive officers as a group (19 persons) have indicated their intention to exercise subscription rights to purchase, in the aggregate, approximately 52,481 shares of our common stock. These indications of intent are based upon each director's and officer's evaluation of his or her own financial and other circumstances. Upon their acquisition of such shares, the directors and executive officers, as a group, will own beneficially 342,740 shares or a minimum of ___% and a maximum of ___% of our outstanding common stock after completion of the offering. In addition, certain other officers and employees have indicated their intention to exercise subscription rights to purchase, in the aggregate, approximately 6,685 shares of our common stock.

OUR RETIREMENT PLANS

     We maintain two qualified retirement plans for the benefit of our employees which consists of a 401(k) plan and an employee stock ownership plan. At September 30, 2001, the plans were the record holder of 11,659 shares of our common stock in the aggregate.

     Under the 401(k) plan, participants have the ability to direct the investment of pre-tax deferrals and employer matching contributions in one or more investments, including our common stock. Participants who have invested a portion of their pre-tax deferrals in our common stock will have the ability to direct the trustee to exercise subscription rights allocable to such participants' investment in our common stock. In order to exercise subscription rights, a plan participant must direct the trustee to liquidate a portion of his or her investments in one or more of the investment funds other than First Leesport common stock in an amount sufficient to exercise the rights. In the event a participant fails to instruct the trustee or submits an invalid instruction, the trustee, pursuant to the terms of the 401(k) plan, will not exercise any rights on behalf of such participant.

     With respect to the employee stock ownership plan, the trustee will, in its sole discretion, determine the manner in which the subscription rights issued to the plan are to be disposed of, taking into consideration the trustee's fiduciary duties to act prudently with respect to plan investments and to invest plan assets in the best and exclusive interests of plan participants and their beneficiaries. Given that the employee stock ownership plan does not have any uninvested assets with which to fund a purchase of our common stock, it is anticipated that the trustee will not exercise any subscription rights.

FOREIGN AND CERTAIN OTHER SHAREHOLDERS

     Subscription rights certificates will not be mailed to record date holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the subscription agent for each record date holders' accounts. To exercise their subscription rights, such persons must notify the subscription agent at or prior to 5:00 p.m., Eastern Time, on December __, 2001, at which time (if no contrary instructions have been received) the rights represented thereby will expire if not exercised.

MINIMUM CONDITION

     The offering is conditioned upon us receiving minimum offering proceeds of $________. In the event the minimum condition is not achieved, any funds that have been deposited with the subscription agent will be returned, without interest or penalty. As a result of the standby purchase agreements (pursuant to which we expect that the standby purchasers will agree to acquire up to ________ shares of our common stock), we believe that the minimum condition will be satisfied.

REGULATORY LIMITATION

     We will not be required to issue shares of common stock pursuant to the offering to any rights holder or standby purchaser who, in our sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any federal or state bank regulatory authority to own or control such shares unless, prior to the expiration time, evidence of such clearance, approval or nondisapproval has been provided to us. If we elect not to issue shares in such case, such shares will become available to satisfy subscriptions pursuant to the Oversubscription Privilege or to standby purchasers as to whom such conditions do not apply.

     The Change in Bank Control Act prohibits a person or group of persons "acting in concert" from acquiring "control" of any insured depository institution, such as our bank, unless the appropriate federal regulatory agency has been given 60 days' prior written notice of such proposed acquisition and within that time period the applicable regulatory authority has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the applicable regulatory authority issues written notice of its intent not to disapprove the action.

     Under applicable regulations, the acquisition of more than 25% of any class of voting stock of a banking institution constitutes the acquisition of control for purposes of the aforementioned notice requirement. Also, under a rebuttable presumption established by federal banking regulators, the acquisition of more than 10% of any class of voting stock of a banking institution combined with the presence of other "control factors" (including if the acquirer would be one of the two largest holders of any class of voting stock of the institution) may, constitute the acquisition of control.

     In addition to the notice requirement under the Change in Bank Control Act, any company that acquires control of a bank or bank holding company may itself become a bank holding company and must register as such within 90 days after acquiring control. A bank holding company is required to file periodic reports with the Federal Reserve. Bank holding companies are also subject to periodic examination and may be subject to certain restrictions on their activities, among other things.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     We have summarized below certain material United States federal income tax consequences of the offering to the holders of our common stock upon the distribution of the rights and to the holders of the rights upon their exercise.

     This summary is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, all as of the date of the prospectus and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited to those who hold the common stock, and will hold the rights and any shares acquired upon the exercise of rights as "capital assets" within the meaning of Section 1221 of the tax code. This summary does not address all of the tax consequences that may be relevant to holders in light of their personal circumstances, or to holders who are subject to special rules, such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers. This summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a shareholder.

     WE URGE SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME CONSEQUENCES TO THEM OF THIS OFFERING, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

DISTRIBUTION OF RIGHTS

     Shareholders will not recognize taxable income for federal income tax purposes upon receipt of the rights.

SHAREHOLDER BASIS OF THE RIGHTS

     Except as provided in the following sentence, the basis of the rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either the fair market value of the rights on their date of issuance is 15% or more of the fair market value on the date of issuance of the common stock with respect to which they are received or the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of this common stock to the rights, then upon exercise of the rights, the shareholder's basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance. We have not obtained an independent appraisal of the value of the rights, although we do not believe that the value of a right will be 15% or more of the value of a share of our common stock at the time the right is distributed. Accordingly, shareholders who intend to purchase shares in this offering and allocate basis between presently owned shares of our common stock and the rights received will have to make their own determination of the value of the rights.

LAPSE OF THE RIGHTS

     Shareholders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK

     Shareholders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price and the shareholder's basis in the rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date they are exercised.

SALE OF SHARES

     The sale of shares will result in the recognition of gain or loss to the shareholder in an amount equal to the difference between the amount realized and the shareholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.

                           STANDBY PURCHASE AGREEMENTS

     We expect to enter into standby purchase agreements with certain institutional investors and high net worth individuals. We expect the standby purchasers to severally agree, subject in each case to a Maximum Standby Purchase Commitment and certain conditions, to acquire from us at the subscription price of $_____ per share up to __________ underlying shares, if any, remaining after the exercise of the rights, including those purchased pursuant to the Oversubscription Privilege. In addition, the standby purchase agreements will provide that we must sell the Minimum Standby Purchase Commitment (up to ________ shares of our common stock in the aggregate) to the standby purchasers if such amount of underlying shares are not available for sale after the exercise of rights. The obligations of the standby purchasers will not be subject to the purchase of any minimum number of shares pursuant to the exercise of the rights by the rights holders, but are subject to certain conditions, including that the offering shall have been conducted substantially in the manner described in this prospectus.

     We expect that each standby purchase agreement will provide that it may be terminated by the standby purchaser only upon the occurrence of the following events: (i) the suspension of trading in our common stock, the establishment of limited or minimum prices for our common stock, or a general suspension of trading in or the establishment of limited or minimum prices on the New York Stock Exchange or the Nasdaq National Market, any banking moratorium, any suspension of payments with respect to banks in the United States, or a declaration of war or national emergency in the United States; (ii) any circumstances that would result in the standby purchaser, individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority; (iii) prior to the expiration time, if we experience a material adverse change in our financial condition from our financial condition on June 30, 2001, except as specifically disclosed in the prospectus; (iv) if the offering is not completed by February 1, 2002, through no fault of the standby purchaser; or (v) in the event that we are unable to obtain any required federal or state approvals for the offering on conditions reasonably satisfactory to it despite its reasonable efforts to obtain such approvals.

     In the event that the number of underlying shares remaining after the exercise of the rights is less than the standby purchasers' aggregate Maximum Standby Purchase Commitment, such underlying shares will first be allocated among the standby purchasers in satisfaction of the Minimum Standby Purchase Commitments and any remaining underlying shares will be allocated pro rata among the standby purchases according to their respective Maximum Standby Purchase Commitments. In the event that such number of underlying shares is less than our aggregate Minimum Standby Purchase Commitment, we will issue and sell, at the subscription price, to the relevant standby purchasers sufficient additional shares of our common stock to satisfy the aggregate Minimum Standby Purchase Commitment, but in no event will this result in shares being issued in excess of the maximum shares offered hereby.

     The following table sets forth certain information relating to the standby purchasers:


            MAXIMUM STANDBY         MINIMUM STANDBY
 NAME     PURCHASE COMMITMENT     PURCHASE COMMITMENT
------   ---------------------   --------------------
                         (IN SHARES)

                                 USE OF PROCEEDS

     The net proceeds of the offering, after deducting expenses payable by us in connection with the offering, are estimated to be $_____ if the minimum number of shares are sold and $____ if the maximum number of shares are sold.

     We intend to use the net proceeds from this offering for general corporate purposes, including funding the growth of our commercial loan portfolio, funding the growth of our fee-based businesses through internal growth or through acquisitions, and the possible acquisitions of additional branches or banking institutions. We have no agreements with respect to any acquisitions as of the date of this prospectus.

                  MARKET PRICE OF COMMON STOCK AND DIVIDENDS

MARKET PRICE FOR COMMON STOCK

     Our common stock began trading on the Nasdaq National Market under the symbol "FLPB" on October 1, 2001. Prior to that time, our common stock was listed on the NASDAQ SmallCap Market. The following table sets forth, for the fiscal quarters indicated, the high and low bid and asked price per share of our common stock, as reported on the Nasdaq National or SmallCap Market (for periods prior to October 1, 2001, the date of listing of our common stock on the Nasdaq National Market), respectively, for the periods indicated:

                                                   BID                        ASKED
                                        -------------------------   -------------------------
                                            HIGH          LOW           HIGH          LOW
                                        -----------   -----------   -----------   -----------
2001
----
First quarter .......................    $  16.50      $  13.50      $  17.00      $  14.38
Second quarter ......................       16.00         14.20         16.63         15.00
Third quarter .......................       16.30         13.00         16.85         14.25
Fourth Quarter
 (through October 31, 2001) .........       15.25         14.15         15.75         14.50
2000
----
First quarter .......................    $  18.13      $  12.50      $  18.25      $  12.75
Second quarter ......................       17.75         15.06         18.00         15.63
Third quarter .......................       16.13         13.50         16.50         13.63
Fourth quarter ......................       23.50         12.38         25.75         13.13
1999
----
First quarter .......................    $  23.00      $  19.00      $  24.50      $  20.50
Second quarter ......................       20.63         19.50         22.38         20.00
Third quarter .......................       20.75         18.50         21.13         19.00
Fourth quarter ......................       18.50         16.00         19.50         16.13

     On October 31, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $15.00 per share.

DIVIDENDS

     We have historically paid dividends on our common stock on the 15th day of January, April, July and October. The following table sets forth our historical dividends.

                                    DIVIDENDS DECLARED
                                       (PER SHARE)
                           ------------------------------------
                              2001         2000         1999
                           ----------   ----------   ----------
First quarter ..........   $ 0.15       $ 0.15       $ 0.13
Second quarter .........     0.15         0.15         0.145
Third quarter ..........     0.15         0.15         0.145
Fourth quarter .........       --         0.15         0.15

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000, as follows:

     -- on an actual basis; and

     -- on a pro forma basis as adjusted to reflect the sale of the minimum and maximum number of shares of common stock (at $____ per share) offered in this offering, after deducting estimated offering expenses of $________.

                                                                                  JUNE 30, 2001
                                                                       ------------------------------------
                                                                                        AS           AS
                                                                                     ADJUSTED     ADJUSTED
                                                                          ACTUAL      MINIMUM     MAXIMUM
                                                                       ----------- ------------ -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AND
                                                                                   SHARE DATA)
LIABILITIES:
 Deposits ............................................................  $337,251     $337,251    $337,251
 Federal funds purchased and securities sold under
   agreements to repurchase ..........................................    16,138       16,138      16,138
 Long-term debt ......................................................    43,500       43,500      43,500
 Mandatory redeemable capital securities of subsidiary trust .........     5,000        5,000       5,000
 Accrued interest payable and other liabilities ......................     6,552        6,552       6,552
                                                                        --------     --------    --------
   Total liabilities .................................................  $408,441     $408,441    $408,441
                                                                        ========     ========    ========
STOCKHOLDERS' EQUITY:
 Common Stock, $5.00 par value; 10,000,000 shares authorized;
   1,872,423 shares issued ...........................................  $  9,360     $           $
 Surplus .............................................................     5,124
 Retained earnings ...................................................    15,146       15,146      15,146
 Accumulated other comprehensive income (loss) .......................      (243)        (243)       (243)
 Treasury stock, at cost .............................................         0            0           0
 Total stockholders' equity ..........................................    29,387
                                                                        --------
 Total liabilities and stockholders' equity ..........................  $437,828
                                                                        ========

     The preceding table excludes 141,904 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $18.68 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We are a bank holding company. Leesport Bank is our wholly-owned banking subsidiary. Essick & Barr, Inc., First Leesport Investment Group, Inc., First Leesport Wealth Management, Inc., and Horizon Realty Solutions, Inc. are wholly-owned non-bank subsidiaries of Leesport Bank.

     Our financial statements have been restated to reflect the impact of the acquisition of Merchants of Shenandoah Ban-Corp in July 1999, which was accounted for under the pooling of interests method of accounting. Merchants of Shenandoah Ban-Corp was a $61 million single-bank holding company acting as the parent company of Merchants Bank of Pennsylvania. Merchants Bank of Pennsylvania had three full-service offices in Schuylkill and Luzerne Counties.

     In order to broaden our commercial products and increase our emphasis on recurring fee income, in 1998 the Bank purchased Essick & Barr, Inc. an insurance agency headquartered in Reading, Pennsylvania.

     In early 1999, the Bank purchased a second insurance agency that specialized in group insurance, employee benefit plans, and individual life and health insurance.

     In October, 1999, we expanded into the securities sales and investment advisory lines of business with our acquisition of Johnson Financial Group, Inc. and KRJ & Associates. Johnson Financial was a Wyomissing, Pennsylvania-based financial management company registered as an investment advisor with the Pennsylvania Securities Commission. KRJ & Associates, also based in Wyomissing, was a registered branch office of SunAmerica Securities, Inc. As part of the acquisition, Johnson Financial and KRJ & Associates were reorganized into First Leesport Wealth Management, Inc. and First Leesport Investment Group, Inc. We believe that these acquisitions, combined with the purchase of Essick & Barr, Inc., provide us with a full array of financial products and services for our customers and affiliates and a strong platform for future growth and expansion.

     During the year 2000, Horizon Realty Solutions, Inc. was formed as a subsidiary of Leesport Bank for the purpose of providing title insurance and other real estate related services to our customers through a limited partnership.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2001, AND JUNE 30, 2000

GENERAL

     For the first six months of 2001, net income was $1.1 million or 9.6% below the $1.2 million reported for the first six months of 2000. Basic and diluted earnings per share were $.60 for the first six months of 2001 compared to $.67 for the first six months of 2000. Net income excluding amortization of goodwill was $1.3 million for the first six months of 2001 as compared to $1.4 million for the first six months of 2000. The decline in net income is primarily the result of compression of net interest margin and reduced insurance and investment fee income of $2.2 million for the six months ended June 30, 2001.

     In keeping with our strategy of selling residential real estate loans to generate fees and fund commercial loan growth, the first six months of 2001 included a $40,000 net gain on the sale of approximately $4.9 million of seasoned mortgage loans. The first six months of 2000 included a one-time gain of $245,000 from the sale of a bank-owned financial services facility. This financial services facility was relocated to a new site nearby in February 2001.

NET INTEREST INCOME

     Net interest income is a primary source of revenue for the Company. Net interest income results from the difference between the interest and amortizable fees earned on loans and investments and the interest paid on deposits to customers and other non-deposit sources of funds, such as repurchase agreements and short and long-term borrowed funds. Net interest margin is the difference between the gross (tax-effected) yield on interest-earning assets and the cost of interest bearing funds as a percentage of interest-earning assets. All discussion herein of net interest income yields is on a fully taxable equivalent basis.

     Net interest income for the first six months of 2001 was $5.8 million, an increase of 5.7% as compared to $5.5 million for the first six months of 2000. This increase is a result of the overall growth in interest-earning assets from $357.7 million at June 30, 2000 to $401.7 million at June 30, 2001. The net interest margin for the six months ended June 30, 2001, was 3.16% compared to 3.39% for the same six-month period of 2000. For the first six months of 2001, the average yield on interest-earning assets was 7.86%, a decrease of 6 basis points when compared to the average yield of 7.92% for the first the six months of 2000.

     During this same period, the average cost of interest bearing deposits increased from 4.62% to 5.00%. This increase in deposit costs was the result of a deposit promotion program conducted in the second half of 2000 which is scheduled to mature over the next 12 months and be repriced to lower current market certificate of deposit rates and money market funds. Since March 31, 2001, this repricing trend has resulted in a decline in the average cost of interest bearing deposits from 5.23% to 4.63% at June 30, 2001.

     Our cost of borrowed funds decreased from 6.43% at June 30, 2000, to 6.33% at June 30, 2001, primarily due to replacing higher-cost short-term borrowings with lower-cost long-term FHLB debt during the latter part of 2000. The FHLB borrowings were part of the Company's balance sheet restructuring plan to help fund commercial loan growth and consisted of borrowings with a range of maturities from two to four years.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the first six months of 2001 was $515,000 compared to $474,000 for the first six months of 2000. We perform a review of the credit quality of the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses. The allowance is an amount that management believes to be adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change.

OTHER INCOME

     Total other income increased 3.0% for the six-month period from $3.5 million in 2000 to $3.6 million in 2001. Our strategy of increasing recurring fee income is evidenced by the combined increases in customer service fees and income from mortgage banking activities. Customer service fees and income from mortgage banking activities increased by an aggregate of 112%, from $400,000 for the six months ended June 30, 2000 to $850,000 for the six months ended June 30, 2001, which more than offset declines in brokerage and investment advisory fees and insurance sales commissions of 7.1%, from $2.4 million to $2.2 million for the same period. Mortgage banking activity fees have increased as a result of increased refinancing activities and customer service fees reflect an expanded customer base, new services and a new fee pricing structure. In addition, the second quarter of 2001 includes a $40,000 net gain on the sale of approximately $4.9 million of seasoned mortgage loans from the Bank's portfolio while the first quarter of 2000 includes a one-time gain of $245,000 from the sale of a bank-owned financial services facility which was relocated to a new site nearby in February 2001.

OTHER EXPENSE

     Other expense for the first six months of 2001 was $7.4 million compared to $6.9 million for the same period in 2000, an increase of 7.2%. Salary and benefits expense for the first six months increased to $3.9 million in 2001 from $3.7 million for 2000, or 4.3%. This increase is primarily the result of overall merit increases applied to base salaries during the prior twelve months.

     For the first six months of 2001, occupancy and equipment expense was $1.1 million, a $183,000 or 21.0% increase over the first six months of 2000. This increase is attributable to the construction and relocation of two existing financial service centers opened during the first quarter of 2001, the relocation of the Company's executive and administrative offices to a newly-constructed, leased facility in June 2001, and the purchase of check imaging equipment. All of these are part of the plan to improve our product delivery systems and infrastructure.


     Expenses related to the holding of other real estate owned totaled $111,000 for the first six months of 2001 compared to $144,000 for the first six months of 2000. The 2000 expense includes a write-down of one specific property for approximately $60,000. Increases in marketing expenses also contributed to the increase in other expense during the first six months of 2001 primarily due to advertising for the grand opening activities of the two relocated financial service centers.

INCOME TAXES

     For the first six months of 2000 the effective income tax rate was 24.6% compared to 22.7% for the first six months of 2000. The effective tax rate for 2001 was higher than the rate for 2000 as the result of a decrease in tax-advantaged income from securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

GENERAL

     Net income for 2000 was $2.1 million or $1.15 per share (on both a basic and diluted basis) compared to $1.4 million or $.76 per share for 1999 and $1.5 million or $.86 per share for 1998. Net income for 1999 and 1998 was affected by merger expenses and goodwill incurred in connection with the acquisition of Merchants of Shenandoah Ban-Corp and the insurance and investment subsidiaries of the Company. Merger expenses of $544,000, in 1999 represent primarily professional services rendered in connection with the mergers which were consummated in 1999. The table below shows the after-tax net income after adjustments for certain items that are considered non-recurring and the effect of goodwill amortization.


                                                                               NET INCOME
                                                                  -------------------------------------
                                                                      2000        1999         1998
                                                                  ----------- ----------- -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                            PERCENTAGE DATA)
Net income (as reported) ........................................   $ 2,126     $ 1,401     $  1,511
One-time merger and restructuring expense, net of taxes .........         0         617            0
Goodwill amortization ...........................................       269         228           17
Adjusted net income .............................................     2,395       2,246        1,528
Percent increase (decrease) from prior year .....................       6.6%       47.0%       (23.9)%
Adjusted net income per share ...................................   $  1.29     $  1.22      $   .87
Percent increase (decrease) from prior year .....................       5.7%       40.2%       (24.6)%

     Return on average assets was 0.57% for 2000, 0.43% for 1999 and 0.58% for 1998. After adjustment for non-recurring expenses and goodwill amortization discussed above, return on average assets would have been 0.64% for 2000, 0.69% for 1999 and 0.58% for 1998.

     Return on average stockholders' equity was 7.88% for 2000, 5.24% for 1999 and 5.71% for 1998. After adjustment for non-recurring expenses and goodwill amortization discussed above, return on average stockholders' equity would have been 8.88% for 2000, 8.41% for 1999 and 5.77% for 1998.

NET INTEREST INCOME

     Net interest income for 2000 was $11.1 million, a 5.1% increase over the $10.5 million recognized in 1999. Net interest income for 1998 was $9.1 million. Average interest-earning assets increased by $55.7 million or 18.6% from 1999 to 2000. The net interest margin was 3.29% in 2000 and 3.71% in

1999. The primary growth in interest-earning assets for 2000 and 1999 was in average loans outstanding. Average loans outstanding increased by 21.7% in 2000 and 33.4% in 1999. Average interest-bearing deposits increased by 13.7% in 2000 and 18.5% in 1999. The return on interest earning assets increased by 6 basis points from 1999 to 2000 while the cost of supporting liabilities increased by 50 basis points.

OTHER INCOME

     Our primary source of other income for 2000 was commissions and other revenue generated through sales of insurance products through Essick & Barr. Revenues from insurance operations totaled $3.9 million in 2000 compared to $3.3 million in 1999 and $152,000 in 1998. Revenues generated from our investment subsidiaries, First Leesport Investment Group and First Leesport Wealth Management (which were acquired in late 1999), totaled $956,000 in 2000 compared to $187,000 in 1999 and $0 in 1998.

     We also rely on several other sources for our other income, including sales of newly originated mortgage loans and service charges on deposit accounts. We recognized $220,000 in 2000, $198,000 in 1999 and $342,000 in 1998 in income from mortgage banking activities which fluctuates based on, among other things, real estate loan refinancing activity. Income from deposit service charges was $784,000 in 2000, $503,000 in 1999 and $397,000 in 1998. Other income includes other fees and commissions on bank products and services and amounted to $845,000 for 2000, $429,000 for 1999 and $200,000 for 1998.

OTHER EXPENSES

     Total other expenses for 2000 were $14.0 million, a $1.9 million increase over 1999. Total other expenses for 1998 were $7.8 million.

     Total salaries and employee benefits expense for 2000 was $7.5 million, a 28.2% increase over the $5.9 million reported for 1999. Total salary and benefits expense for 1998 was $3.8 million. Salary and benefit costs associated with our insurance and investment subsidiaries totaled approximately $2.8 million in 2000, $2.0 million in 1999 and $100,000 in 1998. The increase in salary and benefits expenses resulted from annual merit salary increases and personnel costs associated with the addition of personnel as we continued to grow our operations.

     Total occupancy expense increased by 24.4% in 2000 to $938,000 and had increased by 27.2% in 1999. Total equipment expense increased by 6.8% in 2000 to $853,000 from $799,000 in 1999. Total equipment expense had increased by 24.1% in 1999.

     The expense related to other real estate owned totaled $202,000 in 2000, $210,000 in 1999, and $105,000 in 1998. The expense for 2000 included $60,000 of costs associated with writing down a single property disposed of during the year. The expense for 1999 included $53,000 of costs associated with carrying and writing down a single rental property acquired during that year.

     Marketing and advertising expenses were $575,000 in 2000, $422,000 in 1999 and $338,000 in 1998. The increase in marketing expense reflects our efforts to increase awareness of our various product offerings and the costs associated with our new branch openings and our non-banking subsidiaries.

     Our expense incurred for services provided to us by outside professionals was $729,000 in 2000, compared to $420,000 in 1999 and $231,000 in 1998. These increases were due primarily to increased merger and acquisition activity, restructuring of benefit and shareholder plans and changes to our accounting systems.

     Total merger expenses were $544,000 in 1999, and the cost of reorganizing the bank's management team resulted in additional personnel costs amounting to $270,000 in 1999.

INCOME TAXES

     The effective income tax rate for the Company for the year ended December 31, 2000 was 20.9% compared to 24.4% for the year ended December 31, 1999, and 17.3% for the year ended December 31, 1998. For the year ended 2000 the effective federal income tax rate was 22.3% compared to 24.5% for the year ended 1999 and 17.3% for the year ended 1998. The effective tax rate for the year 2000 was lower than the rate for 1999 as the result of increased tax exempt interest, non-deductible merger costs and bank owned life insurance and higher than the rate for 1998 as the result of non-deductible goodwill.


COMPARISON OF FINANCIAL CONDITION FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND THE YEAR ENDED DECEMBER 31, 2000

     The total assets of the Company at June 30, 2001 were $437.8 million, an increase of approximately $44.0 million since December 31, 2000, which represents an annualized rate of growth of 22.3%. Securities available for sale increased by 22.3%, from $74.4 million at December 31, 2000 to $91.0 million at June 30, 2001. Total loans, net of unearned income, increased $8.1 million from December 31, 2000. The commercial loan portion of the portfolio increased by $11.2 million while the mortgage loan portion decreased by $6.2 million. The decrease in mortgage loans was primarily the result of the sale of $4.9 million in fixed-rate residential loans. The allowance for loan losses at June 30, 2001, was $4.0 million or 1.4% of outstanding loans compared to $3.6 million or 1.3% of outstanding loans at December 31, 2000. At June 30, 2001, there was a total of $364,000 of the allowance that was unallocated to specific loans compared to $77,000 at December 31, 2000. In addition, the Company had $13.0 million in Federal Funds Sold at June 30, 2001, as compared to none at December 31, 2000. This increase in liquidity is the result of growth in total deposits of $40.9 million since December 2000. A significant portion of this growth was in money market accounts which increased from $42.2 million at December 31, 2000 to $74.3 million at June 30, 2001.

     Total borrowings increased $875,000 or 1.4% from December 31, 2000 to June 30, 2001. Short-term borrowings, composed of repurchase agreements with customers and federal funds purchased, increased 5.7% from $15.3 million at December 31, 2000, to $16.1 million at June 30, 2001. Long-term debt, primarily composed of borrowings with the Federal Home Loan Bank and $5.0 million in mandatory redeemable securities, remained constant.

COMPARISON OF FINANCIAL CONDITION FOR THE YEAR ENDED DECEMBER 31, 2000, AND THE YEAR ENDED DECEMBER 31, 1999

GENERAL

     Our total assets increased to $393.8 million at December 31, 2000, representing a growth rate of 9.82% from $358.6 million at December 31, 1999.

CASH AND INVESTMENT SECURITIES

     Cash and balances due from banks decreased from December 31, 1999 to December 31, 2000, as we had maintained higher than normal levels of cash at the end of 1999 to accommodate concerns about the effects of the Year 2000 on computer systems. We did not, however, experience any significant problems as a result of the Year 2000. Cash and due from banks amounted to $11.6 million at the end of 2000, compared with $15.4 million at the end of 1999, a decrease of 24.28%. Interest bearing balances with other banks remained relatively flat at $506,000 at December 31, 2000 and $489,000 at December 31, 1999.

     Investment securities increased to $74.4 million at December 31, 2000, from $72.1 million at December 31, 1999. Investment securities are used to supplement loan growth as necessary and to help manage the level of our liquid assets. All of our securities were carried as available for sale. See "-- Securities Portfolio" on page 47.

LOANS

     Loans increased to $284.9 million by the end of fiscal 2000 from $253.2 million at the end of fiscal 1999, an increase of $31.7 million or 12.5%. A key element in management's overall business strategy is to continue the growth in the loan portfolio, specifically through increasing the origination of commercial loans. A significant increase in the volume of commercial loans during 2000 and 1999 underscores that focus as the commercial portfolio increased to $139.8 million at December 31, 2000 from $107.1 million at December 31, 1999, an increase of $32.6 million or 30.4%. Loans secured by residential real estate, which include home equity lending products, decreased to $122.6 million from $125.1 million between the two dates, a decrease of $2.5 million or 2.0%. This decrease is primarily due to the sale of $6.4 million of outstanding balances of fixed rate residential real estate loans into the secondary market. This reflects our strategy to sell a significant portion of newly originated fixed rate residential real estate loans at the time of origination, mostly government agency qualified loans.

PREMISES AND EQUIPMENT

     Premises and equipment increased during 2000 to $8.4 million from $7.6 million at the end of 1999. This increase is part of our strategy to improve delivery systems and is primarily due to investments in bank processing technology and the construction of a new retail-banking facility in Leesport which opened in August of 2001.

OTHER ASSETS

     Other assets, which include accrued interest receivable, increased to $17.6 million at December 31, 2000 from $12.7 million at December 31, 1999. Included in this total are the intangible assets recorded as a result of our purchase of Essick & Barr, First Leesport Investment Group, and First Leesport Wealth Management. At December 31, 2000, these intangibles totaled $4.6 million. Another significant component of other assets includes the cash surrender value of certain life insurance policies used to fund deferred compensation plans for selected board members and senior officers. The value of these policies at the end of 2000 was $5.9 million.

DEPOSITS AND BORROWINGS

     Total deposits increased by $27.0 million or 10.0%, growing from $269.3 million at December 31, 1999, to $296.4 million at December 31, 2000.

     Non-interest bearing deposits increased to $38.2 million at December 31, 2000 from $30.9 million at December 31, 1999, an increase of $7.3 million or 23.6%. During the period, we continued to promote growth in these types of deposits, which include the Free Checking product, as a method to help reduce the overall cost of our funds. Interest bearing deposits increased by $19.7 million or 8.3%, growing from $238.4 million at December 31, 1999, to $258.1 million at December 31, 2000. Growth in certificates of deposit and money market deposits due to promotion programs run during this period provided the increase.

     We use federal funds purchased and other funds borrowed from the Federal Home Loan Bank to supplement deposit growth. During 2000, the level of borrowed funds outstanding, including federal funds purchased and securities sold under agreements to repurchase, was $58.8 million at December 31, 2000, and $59.2 million at December 31, 1999.

STOCKHOLDERS' EQUITY

     Our common stock, surplus and retained earnings increased by $1.0 million to $28.9 million during 2000. Total stockholders' equity includes accumulated other comprehensive income, which includes an adjustment for the fair value of our securities. This amount attempts to identify the impact to equity in the unlikely event that our entire securities portfolio is liquidated under current economic conditions. The amounts and types of securities held by us at the end of 2000 combined with current interest rates would have resulted in a decrease in equity, net of taxes, of $469,000. This compares with a decrease to equity of $2.1 million at the end of 1999. Retained earnings, after the payment of dividends, primarily accounted for the increase in stockholders' equity, exclusive of the comprehensive loss.

CAPITAL RESOURCES

     Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements that incorporate the varying degrees of risk contained in the Banks' balance sheets and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions.

     The Company is not aware of any pending recommendations by regulatory authorities that would have a material impact on the Company's capital, resources, or liquidity if they were implemented, nor is the Company under any agreements with any regulatory authorities.

     The adequacy of the Company's capital is reviewed on an ongoing basis with regard to size, composition and quality of the Company's resources. An adequate capital base is important for continued growth and expansion in addition to providing an added protection against unexpected losses.

     On March 23, 2000, the Company established First Leesport Capital Trust I, in which the Company owns all of the common equity. The Trust issued $5.0 million of mandatory redeemable capital securities. The sole asset of the Trust is the $5.0 million of debentures issued by the Company. The capital securities must be redeemed in March 2030 and may be redeemed earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities no longer qualifies as Tier I capital for the Company. The securities carry an interest rate of 10.875%.

     As required by federal banking regulatory authorities, guidelines have been adopted to measure capital adequacy. Under the guidelines, certain minimum ratios are required for core capital and total capital as a percentage of risk-weighted assets and other off-balance sheet instruments. For the Company, Tier 1 capital consists of common stockholders' equity plus mandatory redeemable capital securities less intangible assets, and Tier II capital includes Tier I capital plus the allowable portion of the allowance for loan losses, currently limited to 1.25% of risk-weighted assets. By regulatory guidelines, the separate component of equity for unrealized appreciation or depreciation on available for sale securities is excluded from Tier I and Tier II capital.

     The following table sets forth the Company's capital ratios at June 30, 2001:


                                                                         MINIMUM                MINIMUM AMOUNT
                                                                         AMOUNT                   TO BE WELL
                                                                       FOR CAPITAL            CAPITALIZED UNDER
                                                                        ADEQUACY              PROMPT CORRECTIVE
                                               ACTUAL                   PURPOSES              ACTION PROVISIONS
                                      ------------------------   -----------------------   ------------------------
                                        AMOUNT        RATIO        AMOUNT        RATIO       AMOUNT        RATIO
                                      ----------   -----------   ----------   ----------   ----------   -----------
                                                                 (AMOUNTS IN THOUSANDS)
Total capital (to risk-weighted
 assets):
 First Leesport Bancorp ...........    $34,035         10.99%     $24,780         8.00%     $30,975         10.00%
 Leesport Bank ....................     32,413         10.55       24,572         8.00       30,715         10.00
Tier I capital (to risk-weighted assets):
 First Leesport Bancorp ...........     30,162          9.74       12,390         4.00       18,585          6.00
 Leesport Bank ....................     28,572          9.30       12,286         4.00       18,429          6.00
Tier I capital (to average assets):
 First Leesport Bancorp ...........     30,162          7.18       16,800         4.00       21,000          5.00
 Leesport Bank ....................     28,572          6.84       16,721         4.00       20,901          5.00


     An important indicator in the banking industry is the leverage ratio, defined as the ratio of Tier I capital less intangible assets, to average quarterly assets less intangible assets. The Company's leverage ratio at June 30, 2001, was 7.18% compared to 7.49% at December 31, 2000. The decrease in this ratio resulted primarily from the increase in deposits, which in turn increased average total assets while Tier I capital remained relatively unchanged. The mandatory redeemable securities are included for regulatory purposes as Tier I capital with certain limiting restrictions. At June 30, 2001, the entire amount of these securities was allowable to be included as Tier I capital for the Company. The capital ratios were above minimum regulatory guidelines at December 31, 2000, and June 30, 2001.

INTEREST RATE SENSITIVITY

     Through the years, the banking industry has adapted to an environment in which interest rates have fluctuated dramatically and in which depositors have been provided with liquid, rate sensitive investment options. The industry utilizes a process known as asset/liability management as a means of managing this adaptation.

     Asset/liability management is intended to provide for adequate liquidity and interest rate sensitivity by matching interest rate sensitive assets and liabilities and coordinating maturities and repricing characteristics on assets and liabilities.

     Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Our net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, we seek to manage, to the extent possible, the repricing characteristics of our assets and liabilities.

     We seek to stabilize net interest income in order to manage the rate sensitivity of our assets and liabilities. The management of and authority to assume interest rate risk is the responsibility of our Asset/Liability Committee, which is comprised of senior management and board members. The committee meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of the management of our company. In addition, there is an annual process to review the interest rate risk policy with the board of directors, which includes limits on the impact to earnings from shifts in interest rates.

     To manage the interest rate sensitivity position, we use an asset/liability model called "gap analysis" to monitor the difference in the volume of our interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect.


     At June 30, 2001, we maintained a slightly negative twelve-month cumulative gap. The effect of this gap position provided a mismatch of assets and liabilities, which can expose us to interest rate risk during a period of rising interest rates.

                   INTEREST SENSITIVITY GAP AT JUNE 30, 2001

                                              0-3 MONTHS     3-12 MONTHS      1-3 YEARS        3 YEARS
                                             ------------   -------------   -------------   ------------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Interest bearing deposits ................    $  17,717        $     0         $     0       $       0
Investment securities (1), (2) ...........       19,175         15,095          18,517          38,172
Loans (2) ................................       94,680         61,673          66,594          70,045
                                              ---------        -------         -------       ---------
Total rate sensitive assets ..............      131,572         76,768          85,111         108,217
Interest bearing deposits (3) ............       75,790          4,493          11,982          41,932
Time deposits ............................       35,927         74,833          45,979           4,821
Federal funds purchased ..................            0              0               0               0
Short-term borrowed funds ................       16,138              0               0               0
Long-term borrowed funds .................            0          5,000          28,000          15,500
                                              ---------        -------         -------       ---------
Total rate sensitive liabilities .........      127,855         84,326          85,961          62,253
                                              ---------        -------         -------       ---------
Interest sensitivity gap .................    $   3,717        $(7,558)        $  (850)      $  45,964
                                              =========        =======         =======       =========
Cumulative gap ...........................    $   3,717        $(3,841)        $(4,691)      $  41,273
Cumulative gap to total assets ...........         0.85%         (0.88)%         (1.07)%          9.43%


----------------
(1) Gross of unrealized gains/losses on available for sale securities.

(2) Investments and loans are included in the earlier of the period in which interest rates were next scheduled to adjust or the period in which they are due.

(3) Demand and savings accounts are generally subject to immediate withdrawal. However, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experiences of such deposits in changing interest rate environments.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     We have also measured its sensitivity to interest rate movements through simulations of the effects of rate changes upon its net interest income. Interest rate movements of 100, 200 and 300 basis points upward and downward were applied to our interest earning assets and interest bearing liabilities as of June 30, 2001. The results of these simulations indicate that approximately
5.0 percent of our net interest income was at risk for the downward scenario of 300 basis points and approximately 3.0 percent and 1.0 percent of net interest income was at risk for the downward movements of 200 and 100 basis points. Upward movements of 100, 200 and 300 basis points have positive effects of 2.0%, 3.0% and 4.0%, respectively, upon our net interest income.

LIQUIDITY AND FUNDS MANAGEMENT

     Liquidity management ensures that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt servicing payments, investment commitments, commercial and consumer loan demand and ongoing operating expenses. Funding sources include principal repayments on loans and investment securities, sales of loans, growth in core deposits, short- and long-term borrowings and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of loans and investment securities, deposit flows, and loan prepayments are significantly influenced by general economic conditions and level of interest rates.

     At June 30, 2001, we maintained $14.6 million in cash and cash equivalents primarily consisting of cash and due from banks. In addition, we had $91.0 million in securities available for sale. The combined total of $105.6 million represented 24.1% of total assets at June 30, 2001. We believe that our liquidity is adequate.

     At June 30, 2001, the Company had a total of $64.6 million or 15% of total assets in borrowed funds. These borrowings included $16.1 million of repurchase agreements with customers, $42.0 million of term borrowings with the Federal Home Loan Bank having final maturities ranging from December 2001 through December 2009 at interest rates from 4.92% to 6.63% and other long term borrowings of $6.5 million. At June 30, 2001, the Company had a maximum borrowing capacity with the Federal Home Loan Bank of approximately $115.0 million.

     We consider our primary source of liquidity to be our core deposit base, which includes noninterest bearing and interest-bearing demand deposits, savings, and time deposits under $100,000. This funding source has grown steadily over the years and consists of deposits from customers throughout the branch network. We will continue to promote the growth of deposits through our branch offices. At June 30, 2001, approximately 70.4% of our assets were funded by core deposits acquired within our market area. Our equity funded an additional 6.7% of our assets. We believe these two components provide a substantial and stable source of funds.

CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

     The following tables sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), and (ii) changes in rate (changes in rate multiplied by average volume).

                ANALYSIS OF CHANGES IN INTEREST INCOME(1)(2)(3)


                                            JUNE 2001 (ANNUALIZED)/DECEMBER  JUNE 2000 (ANNUALIZED)/DECEMBER
                                                         2000                             1999
                                           INCREASE (DECREASE) DUE TO CHANGE   INCREASE (DECREASE) DUE TO
                                                          IN                            CHANGE IN
                                           --------------------------------- -------------------------------
                                                                    (IN THOUSANDS)
                                              VOLUME      RATE       NET        VOLUME      RATE       NET
                                           ----------- --------- ----------- ----------- ---------- --------
Interest-bearing deposits in other
 banks and federal funds sold ............  $    399    $   19    $    418     $  35       $   62    $   97
Securities (taxable) .....................       692      (170)        522          (7)       218       211
Securities (tax-exempt) ..................      (363)      (57)       (420)      215           49       264
Loans ....................................       962       513       1,475     3,111          (78)    3,033
                                            --------    ------    --------     -------     ------    ------
   Total interest income .................     1,690       305       1,995     3,354          251     3,605
Short-term borrowed funds ................    (1,181)     (132)     (1,313)      375          259       634
Long-interest borrowed funds .............       624        62         686        32          (96)      (64)
Interest-bearing demand deposits .........       809       127         936       357           97       454
Savings deposits .........................      (180)     (137)       (317)      623          408     1,031
Time deposits ............................     1,362       221       1,583       608          410     1,018
                                            --------    ------    --------     -------     ------    ------
   Total interest expense ................     1,434       141       1,575     1,995        1,078     3,073
Increase/(decrease) in net interest
 income ..................................  $    256    $  164    $    420     $1,359      $ (827)   $  532

                                                 2000/1999 INCREASE (DECREASE)           1999/1998 INCREASE (DECREASE)
                                                       DUE TO CHANGE IN                         DUE TO CHANGE IN
                                             -------------------------------------   --------------------------------------
                                                                             (IN THOUSANDS)
                                               VOLUME         RATE          NET        VOLUME         RATE           NET
                                             ----------   ------------   ---------   ----------   ------------   ----------
Interest-bearing deposits in other
 banks and federal funds sold ............     $   99       $    (33)     $   66       $  (18)      $    (28)     $   (46)
Securities (taxable) .....................        361            224         585          181             61          242
Securities (tax-exempt) ..................        (73)            63         (10)          64             31           95
Loans ....................................      4,001            (41)      3,960        5,063           (931)       4,132
                                               ------       --------      ------       ------       --------      -------
   Total interest income .................      4,388            213       4,601        5,290           (867)       4,423
Short-term borrowed funds ................        541            242         783          733           (145)         588
Long-interest borrowed funds .............        885            542       1,427          720            (50)         670
Interest-bearing demand deposits .........        268            291         669           33            524          557
Savings deposits .........................         25           (130)       (105)         191             91          282
Time deposits ............................        913            447       1,360        1,006           (231)         755
                                               ------       --------      ------       ------       --------      -------
   Total interest expense ................      2,632          1,393       4,024        2,683            189        2,872
                                               ------       --------      ------       ------       --------      -------
Increase/(decrease) in net interest
 income ..................................     $1,756       $ (1,180)     $  577       $2,607       $ (1,056)     $ 1,551

----------------

(1) Loan fees have been included in the change in interest income totals presented. Nonaccrual loans have been included in average loan balances.

(2) Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.

(3) Interest income on loans and investments is presented on a taxable equivalent basis.



AVERAGE BALANCES, RATES AND NET YIELD

     The following tables sets forth the average daily balances of major categories of interest earning assets and interest bearing liabilities, the average rate paid thereon, and the net interest margin for each of the periods indicated.


                                                         SIX MONTHS ENDED                         SIX MONTHS ENDED
                                                          JUNE 30, 2001                            JUNE 30, 2000
                                              --------------------------------------   --------------------------------------
                                                             INTEREST                                 INTEREST
                                                AVERAGE       INCOME/          %         AVERAGE       INCOME/          %
                                               BALANCES     (EXPENSES)       RATE       BALANCES     (EXPENSES)       RATE
                                              ----------   ------------   ----------   ----------   ------------   ----------
Interest bearing deposits in other
 banks and federal funds sold .............    $ 13,038       $   281         4.35%     $  2,277       $    89         7.86%
Securities (taxable) ......................      69,570         2,338         6.78        54,175         1,899         7.05
Securities (tax-exempt)(1) ................      11,518           454         7.95        19,394           800         8.30
Loans(2) ..................................     288,437        11,834         8.27       265,600        10,673         8.08
                                               --------       -------                   --------       -------
   Total interest earning assets ..........     382,563        14,907         7.88       341,446        13,461         7.92
Interest bearing liabilities:
 Demand deposits ..........................      74,744         1,517         4.08        57,217         1,088         3.82
 Savings deposits .........................      43,371           437         2.03        51,301           616         2.41
 Time deposits ............................     165,646         5,089         6.20       133,531         3,866         5.82
Short-term borrowings .....................      11,052           264         4.82        32,291         1,041         6.48
Long-term debt ............................      43,500         1,330         6.17        31,385           959         6.14
Mandatory redeemable capital
 debentures ...............................       5,000           275        11.09         2,203           106         9.70
                                               --------       -------                   --------       -------
   Total interest bearing liabilities .....     343,313         8,907         4.83%      307,928         7,676         4.53
                                                              -------                                  -------
Non-interest bearing deposits .............      36,699                                   33,987                          1
Net interest margin .......................                   $ 6,000         3.16%                    $ 5,785         3.39%
                                                              =======                                  =======


----------------

(1) Rates on loans and investment securities are reported on a tax-equivalent basis.


(2) Nonaccrual loans have been included in average loan balances.

                                                     YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                             2000                              1999
                               --------------------------------- ---------------------------------
                                            INTEREST                          INTEREST
                                 AVERAGE    INCOME/        %       AVERAGE    INCOME/        %
                                BALANCES   (EXPENSE)     RATE     BALANCES   (EXPENSE)     RATE
                               ---------- ----------- ---------- ---------- ----------- ----------
Interest bearing
 deposits in other
 banks and federal
 funds sold ..................  $  3,526    $   148       4.20%   $  1,598    $    82       5.13%
Securities (taxable) .........    59,713      4,193       7.02      54,281      3,608       6.65
Securities (tax-
 exempt)(1) ..................    15,813      1,335       8.44      16,722      1,345       8.04
Loans(2) .....................   276,470     22,390       8.10     227,241     18,430       8.11
                                --------    -------               --------    -------
   Total interest
    earning assets ...........   355,522     28,066       7.89     299,842     23,465       7.83
Interest-bearing
 liabilities:
 Demand deposits .............    54,043      2,113       3.91      46,092      1,554       3.37
 Savings deposits ............    51,044      1,198       2.35      50,068      1,303       2.60
 Time deposits ...............   143,186      8,680       6.06     127,315      7,320       5.75
Short-term
 borrowings ..................    30,726      1,845       6.00      20,349      1,062       5.22
Long-term debt ...............    35,108      2,127       6.06      21,806      1,124       5.15
Mandatory
 redeemable capital
 debentures ..................     3,866        424      10.97          --         --         --
                                --------    -------               --------    -------
   Total interest
    bearing
    liabilities ..............   317,973     16,387       5.15%    265,630     12,363       4.65%
------------------------------              -------                           -------
Noninterest bearing
 deposits ....................    33,881                            10,689
Net interest margin ..........              $11,679       3.29%               $11,102       3.71%
                                            -------                           -------
                                    YEAR ENDED DECEMBER 31,
                               ---------------------------------
                                             1998
                               ---------------------------------
                                            INTEREST
                                 AVERAGE    INCOME/        %
                                BALANCES   (EXPENSE)     RATE
                               ---------- ----------- ----------
Interest bearing
 deposits in other
 banks and federal
 funds sold ..................  $  2,348    $   128       5.45%
Securities (taxable) .........    51,044      3,366       6.59
Securities (tax-
 exempt)(1) ..................    15,551      1,250       8.04
Loans(2) .....................   170,290     14,298       8.40
                                --------    -------
   Total interest
    earning assets ...........   239,233     19,042       7.96
Interest-bearing
 liabilities:
 Demand deposits .............    33,483        997       2.98
 Savings deposits ............    42,266      1,021       2.42
 Time deposits ...............   112,863      6,545       5.80
Short-term
 borrowings ..................     7,829        474       6.05
Long-term debt ...............     8,559        454       5.30
Mandatory
 redeemable capital
 debentures ..................        --         --         --
                                --------    -------
   Total interest
    bearing
    liabilities ..............   205,000      9,491       4.63%
-------------------------------             -------
Noninterest bearing
 deposits ....................    24,032
Net interest margin ..........              $ 9,551       3.99%
                                            -------

----------------
(1) Rates on loans and investment securities are reported on a tax-equivalent basis.

(2) Nonaccrual loans have been included in average loan balances.

RISK ELEMENTS


     Non-performing loans, consisting of loans on non-accrual status, loans past due 90 days or more and still accruing interest, and renegotiated troubled debt decreased to $1.2 million at June 30, 2001, down from $2.6 million at December 31, 2000, and $3.7 million at December 31, 1999. Generally, loans that are more than 90 days past due are placed on non-accrual status. As a percentage of total loans, non-performing loans represented 0.41% at June 30, 2001, down from 0.90% at December 31, 2000. The allowance for loan losses improved to 330.2% of non-performing loans at June 30, 2001, compared to 139.2% at December 31, 2000.

     The following table is a summary of nonperforming loans and renegotiated loans:


                                             AS OF JUNE 30,               AS OF DECEMBER 31,
                                            ---------------- --------------------------------------------
                                                  2001         2000     1999     1998     1997     1996
                                            ---------------- -------- -------- -------- -------- --------
                                                                   (IN THOUSANDS)
Nonaccrual loans:
 Real estate ..............................      $  389       $  682   $  797   $  721   $  959   $  253
 Consumer .................................          19            0        0       23       45        4
 Commercial ...............................         242          419    1,192      232      458      517
                                                 ------       ------   ------   ------   ------   ------
Total nonaccrual loans ....................         650        1,101    1,989      976    1,462      774
Loans past due 90 days or more and still
 accruing interest:
 Real estate ..............................          25          265      363      454      593      263
 Consumer .................................          12           89       86      110      127      147
 Commercial ...............................         383          116      226      825      234       74
                                                 ------       ------   ------   ------   ------   ------
Total loans past due 90 days or more ......         420          470      675    1,389      954      484
Troubled debt restructurings:
 Real estate ..............................           0            0        0        0        0        0
 Consumer .................................           0            0        0        0        0        0
 Commercial ...............................         127          994    1,084      387        0        0
                                                 ------       ------   ------   ------   ------   ------
Total troubled debt restructurings ........         127          994    1,084        0        0        0
                                                 ------       ------   ------   ------   ------   ------
Total non-performing loans ................      $1,197       $2,565   $3,748   $2,752   $2,416   $1,258
                                                 ======       ======   ======   ======   ======   ======


     Our bank generally places a loan on non-accrual after the loan is more than 90 days past due.

     At June 30, 2001, there were $1.47 million of commercial loans for which payments are current, but as to which the borrowers were experiencing significant financial difficulties, that we did not classify as non-accrual. If our nonaccrual and restructured loans paid the interest under their original terms, the interest income recorded would have increased by $26,000.

ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses for the six months ended June 30, 2001, was $515,000 compared to $474,000 for the six months ended June 30, 2000. We perform a review of the credit quality of our loan portfolio on a quarterly basis to determine the adequacy of the allowance for possible loan losses. We experienced growth in the loan portfolio of 2.85% for the six months ended June 30, 2001, and 9.42% for the six months ended June 30, 2000. The allowance for loan losses at June 30, 2001, was $4.0 million or 1.4% of outstanding loans compared to $3.6 million or 1.3% of outstanding loans at December 31, 2000, and $3.0 million or 1.2% of outstanding loans on December 31, 1999. At June 30, 2001, there was a total of $364,000 of the allowance that was unallocated to specific loans compared to $163,000 at December 31, 2000, and $50,000 at December 31, 1999. The allowance for loan losses is an amount that management believes to be adequate to absorb potential losses in the loan portfolio. Additions to the allowance are charged through the provision for loan losses. Management considers various factors in assessing the adequacy of the loan loss allowance, including charge-off history, risk assessments of certain individual credits, adequacy of collateral, risk characteristics in the loan portfolio, and local and national economic conditions.

     The following table details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                    (IN THOUSANDS, EXCEPT PERCENTAGE DATA)



                         AS OF JUNE 30,                  AS OF DECEMBER 31,
                     ---------------------- ---------------------------------------------
                              2001                   2000                   1999
                     ---------------------- ---------------------- ----------------------
                                PERCENT OF             PERCENT OF             PERCENT OF
                                 LOANS TO               LOANS TO               LOANS TO
                      AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                     -------- ------------- -------- ------------- -------- -------------
Commercial .........  $2,178       50.4%     $2,225       51.5%     $2,000       42.3%
Residential real
 estate ............     558       26.9         648       31.2         196       47.4
Consumer ...........     852       22.7         621       17.3         414       10.3
                      ------                 ------                 ------
Total allocated.....   3,588         --       3,408         --       2,610         --
Unallocated ........     364         --         163         --         344         --
                      ------                 ------                 ------
 Total .............  $3,952      100.0%     $3,571      100.0%     $2,954      100.0%
                      ======                 ======                 ======

                                             AS OF DECEMBER 31,
                     -------------------------------------------------------------------
                              1998                   1997                  1996
                     ---------------------- ---------------------- ---------------------
                                PERCENT OF             PERCENT OF            PERCENT OF
                                 LOANS TO               LOANS TO              LOANS TO
                      AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                     -------- ------------- -------- ------------- -------- ------------
Commercial .........  $1,028       27.1%     $  309       34.3%     $  254       29.7%
Residential real
 estate ............     741       59.9         591       50.2         137       56.0
Consumer ...........     350       13.0         145       15.5         229       14.3
                      ------                 ------                 ------
Total allocated.....   2,119         --       1,045         --         620         --
Unallocated ........      10         --         792         --         799         --
                      ------                 ------                 ------
 Total .............  $2,129      100.0%     $1,837      100.0%     $1,419      100.0%
                      ======                 ======                 ======



     The following table set forth an analysis of our allowance for loan losses for the time periods presented and the allocation of the allowance:

                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                         (IN THOUSANDS EXCEPT RATIOS)


                                               SIX MONTHS
                                                  ENDED
                                                JUNE 30,
                                       ---------------------------
                                            2001          2000
                                       ------------- -------------
Balance, beginning of period .........   $   3,571     $   2,954
 Charge-Offs:
   Commercial ........................          63           108
   Residential real estate ...........          70           168
   Consumer ..........................          52            39
                                         ---------     ---------
    Total ............................         185           315
Recoveries:
 Commercial ..........................          42             6
 Residential real estate .............           0             5
 Consumer ............................           9            29
                                         ---------     ---------
    Total ............................          51            40
 Net charge-offs .....................         134           275
                                         ---------     ---------
 Provision charged to
   operations ........................         515           474
                                         ---------     ---------
 Balance, end of period ..............   $   3,952     $   3,153
                                         =========     =========
 Average loans .......................   $ 288,437     $ 265,600
 Ratio of net charge-offs to
   average loans .....................        0.05%          .10%
 Ratio of allowance to loans,
   end of period .....................        1.35%         1.14%

                                                              YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------
                                            2000          1999          1998          1997          1996
                                       ------------- ------------- ------------- ------------- -------------
Balance, beginning of period .........   $   2,954     $   2,129     $   1,837     $   1,419     $   1,521
 Charge-Offs:
   Commercial ........................         194           164            59            24           331
   Residential real estate ...........         245           136           181            36            44
   Consumer ..........................         116           268           184           132           113
                                         ---------     ---------     ---------     ---------     ---------
    Total ............................         555           568           424           192           488
Recoveries:
 Commercial ..........................           6            80            31             8            20
 Residential real estate .............          43             6            13            20            17
 Consumer ............................          41            37            52            39            51
                                         ---------     ---------     ---------     ---------     ---------
    Total ............................          90           123            96            67            88
 Net charge-offs .....................         465           445           328           125           400
                                         ---------     ---------     ---------     ---------     ---------
 Provision charged to
   operations ........................       1,082         1,270           620           543           298
                                         ---------     ---------     ---------     ---------     ---------
 Balance, end of period ..............   $   3,571     $   2,954     $   2,129     $   1,837     $   1,419
                                         =========     =========     =========     =========     =========
 Average loans .......................   $ 276,470     $ 227,241     $ 170,290     $ 151,295     $ 138,551
 Ratio of net charge-offs to
   average loans .....................         .17%          .20%          .19%          .08%          .22%
 Ratio of allowance to loans,
   end of period .....................        1.25%         1.17%         1.10%         1.15%         1.01%



LOAN POLICY AND PROCEDURE

     The Bank's loan policies and procedures have been approved by its board of directors, based on the recommendation of the Bank's President, Chief Lending Officer, Loan Review Officer, and the Risk Management Officer, who collectively establish and monitor credit policy issues. Application of the loan policy is the direct responsibility of those who participate either directly or administratively in the lending function.

     The Bank's commercial lending officers originate loan requests though a variety of sources which include the Bank's existing customer base, referrals from directors and various networking sources (accountants, attorneys and realtors), and market presence. Over the past three years, the Bank's commercial lending efforts have been significantly increased through (1) the hiring of experienced commercial lenders in our geographic markets, (2) the Bank's continued participation in community and civic events, (3) strong networking efforts, (4) local decision making, and (5) consolidation and other changes which are occurring with respect to other local financial institutions.

     The Bank's commercial lenders have approval authority up to designated individual limits, along with joint lending authority up to $500,000. Loans in excess of $500,000, are presented to the Bank's credit committee, comprised of the Bank's President, Chief Lending Officer, Credit Manager, Loan Review Officer (non-voting), and selected regional commercial lenders. The credit committee can approve loans up to $1,000,000, and recommend loans to the executive loan committee for approval up to $3,500,000 (which represents approximately 65% of the Bank's legal lending limit of $5,300,000). The executive loan committee is comprised of selected Board members. Loans up to the Bank's legal lending limit are submitted to the Board for approval. The Bank has established an "in-house" lending limit of 80% of its legal lending limit, and at this time has no loan relationships in excess of its in-house limit.

     The Bank has successfully implemented individual, joint, and committee level approval procedures which have monitored and solidified credit quality as well as provide lenders with a process that is responsive to customer needs.

     The Bank manages credit risk in the loan portfolio through adherence to consistent standards, guidelines, and limitations established by its credit policy. The Bank's credit department, together with the loan officer, analyze the financial statements of the borrower, collateral values, loan structure, and economic conditions, to then make a recommendation to the appropriate approval authority. Commercial loans generally consist of real estate secured loans, lines of credit, term and equipment loans. The Bank's underwriting policies impose strict collateral requirements and normally will require a guaranty by the principals. For requests that qualify, the Bank will use Small Business Administration guarantees to improve the credit quality and support local small business.

     The Bank's loan review department conducts ongoing, independent reviews of all new loans relationships to ensure adherence to the Bank's established policies and procedures, to monitor compliance with applicable laws and regulations, and to provide objective measurement statistics. The Bank's loan review department submits quarterly reports to the Board on loan concentrations, large loan relationships, collateral and documentation exceptions, and relevant loan ratios pertaining to the Bank's loan loss reserves, delinquency, and other key asset quality ratios.

LOAN PORTFOLIO

     The following table sets forth the distribution of our loan portfolio at the periods presented:


                                  JUNE 30                          DECEMBER 31,
                                ----------- -----------------------------------------------------------
                                    2001        2000        1999        1998        1997        1996
                                ----------- ----------- ----------- ----------- ----------- -----------
                                                            (IN THOUSANDS)
Commercial, financial, and
 agricultural .................  $153,445    $141,425    $110,826    $ 71,941    $ 35,349    $ 37,782
Real estate construction ......     4,480       4,152         374       1,741       2,092       1,618
Residential real estate .......   107,990     114,920     120,094     103,106      97,667      82,044
Consumer ......................    27,077      24,366      21,900      18,499      21,999      17,700
                                 --------    --------    --------    --------    --------    --------
                                 $292,992    $284,863    $253,194    $195,287    $157,107    $139,144
                                 ========    ========    ========    ========    ========    ========

LOAN MATURITIES

     The following table shows the maturity of loans outstanding at June 30, 2001:


                                                                MATURITIES OF OUTSTANDING LOANS
                                                    -------------------------------------------------------
                                                                     AFTER ONE
                                                     WITHIN ONE     BUT WITHIN     AFTER FIVE
                                                        YEAR        FIVE YEARS       YEARS         TOTAL
                                                    ------------   ------------   -----------   -----------
Commercial, financial and agricultural ..........     $ 79,638        $25,472       $48,335      $153,445
Real estate construction ........................        4,480              0             0         4,480
Residential real estate and consumer(1) .........       43,666         59,636        31,765       135,067
                                                      $127,784        $85,108       $80,100      $292,992



(1) Balances are based on loan repricing dates, not final maturity dates.

MATURITY OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

     The following table sets forth the amounts of our bank's certificates of deposit of $100,000 or more by maturity date:

                                                  JUNE 30, 2001
                                                 ---------------
                                                  (IN THOUSANDS)
        Three Months or Less ...................     $11,906
        Over Three Through Six Months ..........       2,558
        Over Six Through Twelve Months .........      10,177
        Over Twelve Months .....................       4,403
                                                     -------
           Total ...............................     $29,044
                                                     =======


SECURITIES PORTFOLIO MATURITIES AND YIELDS


     The following table sets forth information about the maturities and weighted average yield on the Company's securities portfolio. Floating rate, immediately repriceable items are considered to be due in one year or less, and yields are not reported on a tax equivalent basis.


                                                                      AMORTIZED COST AT JUNE 30, 2001
                                                    --------------------------------------------------------------------
                                                                      AFTER 1       AFTER 5
                                                       DUE IN 1      YEAR TO 5    YEARS TO 10    AFTER 10
                                                     YEAR OR LESS      YEARS         YEARS         YEARS        TOTAL
                                                    -------------- ------------- ------------- ------------ ------------
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Obligations of the U.S. treasury and other U.S.
 government agencies and corporations .............    $  1,299      $    925       $ 2,199      $  7,999     $ 12,422
 Weighted average yield ...........................        6.42%        5.69  %        6.50%         6.81%        6.60%
State and municipal obligations ...................    $      0      $    125       $ 2,354      $ 13,810     $ 16,289
 Weighted average yield ...........................           0%        5.35  %        4.54%         4.98%        4.92%
Other securities ..................................    $  1,899      $  4.952       $   883      $  3,604     $ 11,338
 Weighted average yield ...........................        1.39%        6.57  %        6.03%         9.28%        6.61%
Mortgage backed ...................................    $ 19,433      $ 20,017       $ 7,248      $  3,291     $ 48,745
 Weighted average yield ...........................        6.70%        6.50  %        6.50%         6.55%        6.58%


SECURITIES PORTFOLIO

     The following table sets forth the carrying value of our investment securities for the periods presented:



                                            AS OF JUNE 30,         AS OF DECEMBER 31,
                                           ---------------- --------------------------------
                                                 2001          2000       1999       1998
                                           ---------------- ---------- ---------- ----------
                                                            (IN THOUSANDS)
U.S. treasuries ..........................     $  1,323      $ 3,115    $ 6,532    $10,038
U.S. government agencies .................       59,807       46,747     39,454     41,991
State and political subdivisions .........       16,289       12,086     18,681     16,759
Corporate debt securities ................        9,780        8,493      3,594      1,755
Equity securities ........................        3,760        3,927      3,904      2,082
                                               --------      -------    -------    -------
   Total .................................     $ 90,959      $74,368    $72,165    $72,625
                                               ========      =======    =======    =======

     For purposes of the above table, all securities are classified as available for sale and are reflected at fair value, except $423,000 of state and political subdivision obligations that were classified as held to maturity at December 31, 1998.

AVERAGE DEPOSITS AND AVERAGE RATES BY MAJOR CLASSIFICATION

     The following table sets forth the average balances of our bank's deposits and the average rates paid for the periods presented.


                                 SIX MONTHS ENDED JUNE 30
                       ---------------------------------------------
                                2001                   2000
                       ---------------------- ----------------------
                          AMOUNT      RATE       AMOUNT      RATE
                       ----------- ---------- ----------- ----------
Non-interest
 bearing demand         $ 36,699         --    $ 33,987         --
Interest bearing
 demand ..............    74,744       4.08%     54,217       3.82%
Savings deposits .....    43,371       2.03%     51,301       2.41%
Time deposits ........   165,646       6.20%    133,531       5.82%
                        --------               --------
Total ................  $320,460               $276,036
                        ========               ========

                                             YEARS ENDED DECEMBER 31,
                       --------------------------------------------------------------------
                                2000                   1999                   1998
                       ---------------------- ---------------------- ----------------------
                          AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
                       ----------- ---------- ----------- ---------- ----------- ----------
Non-interest
 bearing demand         $ 33,881         --    $ 30,689         --    $ 24,032         --
Interest bearing
 demand ..............    54,043       3.91%     46,092       3.37%     33,483       2.98%
Savings deposits .....    51,044       2.35%     50,068       2.60%     42,266       2.42%
Time deposits ........   143,186       6.06%    127,315       5.75%    112,863       5.80%
                        --------               --------               --------
Total ................  $282,154               $254,164               $212,644
                        ========               ========               ========


OTHER BORROWED FUNDS

     Short-term borrowings at June 30, 2001, consisted of repurchase agreements with customers. The borrowings are collateralized by certain qualifying assets of our bank.

     Federal funds purchased by our bank were $0, $600,000 and $23,567,000 at June 30, 2001, December 31, 2000, and December 31, 1999 respectively. The federal funds purchased typically mature in one day. At June 30, 2001, federal funds purchased were replaced by securities sold under agreements to repurchase and longer term FHLB advances.

     Information concerning the average balances and rates of short-term borrowings is summarized as follows:


                                                      SIX MONTHS
                                                    ENDED JUNE 30         YEAR ENDED DECEMBER 31,
                                                   --------------- --------------------------------------
                                                         2001          2000         1999         1998
                                                   --------------- ------------ ------------ ------------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Federal funds purchased:
 Average balance during the period ...............     $    67       $ 17,699     $ 10,789     $  1,420
 Rate ............................................        9.03%          6.06%        5.39%        6.03%
Securities sold under agreements to repurchase:
 Average balance during the period ...............     $10,985       $  9,673     $  1,946     $    313
 Rate ............................................        4.79%          5.73%        5.16%        4.96%
Other short-term borrowings:
 Average balance during the period ...............     $    --       $  3,354     $     --     $ 13,651
 Rate ............................................           0%          6.50%           0%        5.71%
Maximum month end balance of short-term borrowings
 during the period ...............................     $16,138       $ 15,659     $  4,169     $  5,709

                                    BUSINESS

OUR COMPANY

     We are a Pennsylvania business corporation headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610. We were organized as a bank holding company on January 1, 1986. We offer a wide array of financial services through our various subsidiaries.

THE BANK

     Our banking subsidiary, Leesport Bank, is a Pennsylvania chartered commercial bank formed on September 20, 2000 when we merged The First National Bank of Leesport and Merchants Bank of Pennsylvania, our wholly-owned banking subsidiaries at that time, into a single charter under the name "Leesport Bank." Our bank's predecessor, The First National Bank of Leesport, was incorporated under the laws of the United States of America as a national bank in 1909. Since its inception, The First National Bank of Leesport operated as a banking institution doing business in Berks County, Pennsylvania. In 1999, we acquired Merchants Bank of Pennsylvania, a Pennsylvania chartered commercial bank, as a result of our acquisition of Merchants of Shenandoah Ban-Corp. Merchants Bank of Pennsylvania, now a division of our bank, operates in the counties of Schuylkill and Luzerne in Pennsylvania.

     Our executive offices are located at 1240 Broadcasting Road, Wyomissing, Pennsylvania. Our bank provides services to its customers through eleven full service offices, seven of which operate under Leesport Bank's name in Leesport, Blandon, Bern Township, Wyomissing Hills, Breezy Corner, Hamburg, and Northeast Reading, all of which are in Berks County, Pennsylvania, and three of which operate under the name Merchants Bank, a division of Leesport Bank, in Shenandoah, Schuylkill County, and in Drums and in Hazel Township, both located in Luzerne County. Our bank also operates a limited service facility in Wernersville, Berks County. All offices, except the Wernersville office, provide automated teller machine services. Each office, except those located in Wernersville, Breezy Corner, and Drums, provides drive-in facilities.


     Our bank engages in a full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts, Roth IRA accounts, and club accounts. Our bank's savings accounts include money market accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, our bank makes both secured and unsecured commercial and consumer loans, finances commercial transactions, provides equipment lease and accounts receivable financing, makes construction and mortgage loans, including home equity loans, and rents safe deposit facilities. Our bank also provides small business loans and student loans.

SUBSIDIARY ACTIVITIES

     Our bank has four wholly-owned subsidiaries: Essick & Barr, Inc., a Berks County based general insurance agency, which our bank acquired in 1998; First Leesport Wealth Management, Inc., an investment advisory business, which our bank acquired in 1999; First Leesport Investment Group, Inc., which our bank formed in 1999 to purchase the securities brokerage business of KRJ & Associates (which offered a full range of investment services through SunAmerica Securities, a full service independent broker/dealer); and Horizon Realty Solutions, Inc., which our bank formed during 2000 to provide title insurance and other real estate related services to its customers through a limited partnership. First Leesport Investment Group and First Leesport Wealth Management collectively had 9 employees at June 30, 2001. Essick & Barr offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee benefit plans, and life insurance.

PROPERTIES

     Together with our subsidiaries, we own or lease the following properties which we believe are adequate to meet our present and immediately foreseeable needs:


                                                      ORIGINAL
                                                        YEAR
                                         LEASED      LEASED OR     YEAR LEASE
              LOCATION                  OR OWNED      ACQUIRED     EXPIRES (1)
------------------------------------   ----------   -----------   ------------
Corporate Office                       Leased          2000           2015
1240 Broadcasting Road
Wyomissing, PA
Bern Township Financial Center         Owned           1999             --
409 West Leesport Road
Leesport, PA
Drums Financial Center                 Owned           1999             --
Rittenhouse Place, Route 309
Drums, PA
Leesport Operations Center             Owned           1950             --
133-144 North Centre Avenue
Leesport, PA
North Pointe Financial Center          Owned           2001             --
241 South Centre Avenue
Leesport, PA
Northeast Reading Financial Center     Owned           1994             --
1210 Rockland Street
Reading, PA
Hamburg Financial Center               Owned           1998             --
801 South Fourth Street
Hamburg, PA
Shenandoah Financial Center            Owned           1999             --
101 North Main Street
Shenandoah, PA
Wernersville Financial Center          Leased          1994           2002
1 Reading Drive
Wernersville, PA
Breezy Corner Financial Center         Leased          1998           2013
3401-3 Pricetown Road
Fleetwood, PA
Blandon Financial Center               Leased          2000           2015
100 Plaza Drive
Maidencreek Township, PA
Wyomissing Financial Center            Leased          2000           2020
1199 Berkshire Boulevard
Wyomissing, PA
Maplewood Financial Center             Leased          1999           2014
140 Cando Expressway
Hazleton, PA
Essick & Barr Sales Office             Owned           1998             --
108 South Fifth Street
Reading, PA



                                                   (continued on following page)

                                               ORIGINAL
                                                 YEAR
                                  LEASED      LEASED OR     YEAR LEASE
           LOCATION              OR OWNED      ACQUIRED     EXPIRES (1)
-----------------------------   ----------   -----------   ------------
Office (2)
560 Van Reed Road, Suite 308
Wyomissing, PA                   Leased         1994             --
Single Family Home(3)
Adjacent to Leesport Branch
Office
145 North Centre Avenue
Leesport, PA                      Owned         1991             --
Hazleton Drive-Up
1 West Broad St. (Rear)
Hazleton, PA                     Leased         2001           2003

------------------
(1) Lease expiration dates do not take into account available options to renew

(2) This office was consolidated into our corporate offices, and the property is being subleased by the Company until the lease expires.
(3) Presently under a sales agreement

     Each of our branch offices, except our Drums and Wernersville branch offices, provides drive-in facilities and automated teller machines. None of our owned properties are subject to any mortgage, lien, or encumbrance.


LEGAL PROCEEDINGS

     There are no pending legal proceedings to which we or any of our subsidiaries is a party other than ordinary routine litigation incident to our business. In addition, there are no such proceedings known by us to be contemplated by any governmental authorities.

                           SUPERVISION AND REGULATION

GENERAL

     We are registered as a bank holding company and are subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Act of 1956, as amended. As a bank holding company, our activities and those of its bank subsidiary are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has issued regulations that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board may require us to stand ready to use our resources to provide adequate capital funds to our bank subsidiaries during periods of financial stress or adversity.

     The Bank Holding Company Act prohibits us from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. Additionally, the Bank Holding Company Act prohibits us from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless permitted by the Federal Reserve Board. The types of businesses that are permissible for bank holding companies to own have been expanded by recent federal legislation, as discussed below.

     As a Pennsylvania bank holding company for purposes of the Pennsylvania Banking Code, we are also subject to regulation and examination by the Pennsylvania Department of Banking.

REGULATION OF LEESPORT BANK

     Our bank is a Pennsylvania chartered bank and its deposits are insured (up to applicable limits) by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (or the FDIC). Our bank is subject to regulation and examination by the Federal Reserve Board, the Pennsylvania Department of Banking, and the FDIC. The Community Reinvestment Act requires our bank to help meet the credit needs of the entire community where our bank operates, including low and moderate-income neighborhoods. Our bank's rating under the Community Reinvestment Act, which is assigned by the Federal Reserve Board, is important in determining whether our bank may receive approval for, or utilize certain streamlined procedures in, applications to engage in new activities.

     Our bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of our bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

CAPITAL ADEQUACY GUIDELINES

     Bank holding companies are required to comply with the Federal Reserve Board's risk-based capital guidelines. The required minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," consisting principally of common shareholders' equity, less certain intangible assets. The remainder ("Tier 2 capital") may consist of certain preferred stock, a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, and a limited amount of the general loan loss allowance. The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

     In addition to the risk-based capital guidelines, the Federal Reserve Board requires a bank holding company to maintain a leverage ratio of a minimum level of Tier 1 capital (as determined under the risk-based capital guidelines) equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. The Pennsylvania Department of Banking requires state chartered banks to maintain a 6% leverage capital level and 10% risk based capital, defined substantially the same as the federal regulations. Our bank is subject to almost identical capital requirements adopted by the FDIC.

PROMPT CORRECTIVE ACTION RULES

     The federal banking agencies have regulations defining the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The applicable federal bank regulator for a depository institution could, under certain circumstances, reclassify a "well-capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. Such a reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition (which could include unsatisfactory examination ratings). We and our bank each satisfy the criteria to be classified as "well capitalized" within the meaning of applicable regulations.

REGULATORY RESTRICTIONS ON DIVIDENDS

     Dividend payments made by our bank to us are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve Board. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, retained earnings). The Federal Reserve Board and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized.

     Under these restrictions, our bank had approximately $13.82 million available for payment of dividends to us at June 30, 2001, without prior regulatory approval.

FDIC INSURANCE ASSESSMENTS

     The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups (well-capitalized, adequately capitalized or undercapitalized) and further assigns such institution to one of three subgroups within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier 1 capital to risk-based assets ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater, are assigned to the well-capitalized group. As of June 30, 2001, our bank was well capitalized for purposes of calculating insurance assessments.

     The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 2000 Bank Insurance Fund assessment rates ranged from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. Our bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

     While our bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on Financing Corporation bonds. The Financing Corporation was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the Financing Corporation bonds. Beginning in 2000, commercial banks and thrifts are subject to the same assessment for Financing Corporation bonds. The FDIC sets the Financing Corporation assessment rate every quarter. The Financing Corporation assessment for our bank (and all other banks) for the first quarter of 2001 is an annual rate of $.0196 for each $100 of deposits.

GRAMM-LEACH-BLILEY ACT

     The Gramm-Leach-Bliley Act, enacted in November 1999, significantly changed certain banking laws that have been in effect since the early part of the 20th century. One of the most significant changes was that the separation between banking and the securities businesses mandated by the Glass-Steagall Act has now been removed, and the provisions of any state law that prohibits affiliation between banking and insurance entities have been preempted. Accordingly, the new legislation now permits firms engaged in underwriting and dealing in securities, and insurance companies, to own banking entities, and permits bank holding companies (and in some cases, banks) to own securities firms and insurance companies. The provisions of federal law that preclude banking entities from engaging in non-financially related activities, such as manufacturing, have not been changed. For example, a manufacturing company cannot own a bank and become a bank holding company, and a bank holding company cannot own a subsidiary that is not engaged in financial activities, as defined by the regulators.

     The new legislation creates a new category of bank holding company called a "financial holding company." In order to avail itself of the expanded financial activities permitted under the new law, a bank holding company must notify the Federal Reserve Board that it elects to be a financial holding company. A bank holding company can make this election if it, and all its bank subsidiaries, are well capitalized, well managed, and have at least a satisfactory Community Reinvestment Act rating, each in accordance with the definitions prescribed by the Federal Reserve Board and the regulators of the subsidiary banks. Once a bank holding company makes such an election, and provided that the Federal Reserve Board does not object to such election by such bank holding company, the financial holding company may engage in financial activities (i.e, securities underwriting, insurance underwriting, and certain other activities that are financial in nature as to be determined by the Federal Reserve Board) by simply giving a notice to the Federal Reserve Board within thirty days after beginning such business or acquiring a company engaged in such business. This makes the regulatory approval process to engage in financial activities much more streamlined than it was under prior law.

     We believe we qualify to become a financial holding company, but we have not yet determined whether or not we will file to become treated as one.

     The new law makes major changes to the federal banking laws and makes a number of additions and revisions to numerous federal laws that affect the business of banking. For example, there is now a federal law on privacy with respect to customer information held by banks. The federal banking regulators are authorized to adopt rules regarding privacy for customer information. Banks must establish a disclosure policy for non-public customer information, disclose the policy to their customers, and give their customers the opportunity to object to non-public information being disclosed to a third party. Also, the Community Reinvestment Act has been amended by the new law to provide that small banks (those under $250 million in assets) that previously received an "outstanding" on their last CRA exam will not have to undergo another CRA exam for five years, or for four years if their last exam was "satisfactory." In addition, any CRA agreement entered into between a bank and a community group must be disclosed, with both the bank and the group receiving any grants from the bank detailing the amount of funding provided and what it was used for. The new law also requires a bank's policy on fees for transactions at ATM machines by non-customers to be conspicuously posted on the ATM. A number of other provisions affecting other general regulatory requirements for banking institutions were also adopted.

     Pennsylvania banking law was amended in November 2000 to provide for complete parity of Pennsylvania banks with federally chartered banks in the area of permissible activities. Under Pennsylvania law as revised, our bank may engage in any activity authorized for national banks or federal savings banks.

     The subsidiaries of our bank are subject to additional regulatory requirements. Essick & Barr is subject to Pennsylvania insurance laws and the regulations of the Pennsylvania Department of Insurance. The securities brokerage activities of First Leesport Investment Group are subject to regulation by the SEC and the NASD, and First Leesport Wealth Management is a registered investment advisor subject to regulation by the Pennsylvania Securities Commission.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of the date of this Prospectus, no person to our knowledge owned 5% or more of our common stock. The following table shows the ownership of our common stock as of September 30, 2001, by each director and executive officer, and the directors and officers as a group.


                                                        PERCENT OF
                                        SHARES OF          TOTAL
                                         COMMON           SHARES
     NAME OF BENEFICIAL OWNER        STOCK OWNED(1)     OUTSTANDING
---------------------------------   ----------------   ------------
Edward C. Barrett ...............         5,083               *
James H. Burton .................         1,607               *
Anthony R. Cali .................         2,572               *
John T. Connelly ................         7,497(2)            *
Charles J. Hopkins ..............        67,123              3.6
Keith W. Johnson ................        19,531(3)           1.0
William J. Keller ...............        10,090(4)            *
Andrew J. Kuzneski, Jr. .........        64,621(5)           3.4
Raymond H. Melcher, Jr. .........        26,646(6)           1.4
Roland C. Moyer, Jr. ............        40,726              2.2
Harry J. O'Neill, III ...........         4,708(7)            *
Karen A. Rightmire ..............         3,553               *
Alfred J. Weber .................         4,075               *
Stephen A. Murray ...............            58               *
Jenette L. Eck ..................           451(8)            *
Michael D. Hughes ...............        28,378(9)           1.5
James E. Kirkpatrick ............         1,683(10)           *
M. Jane Lauser ..................           860(11)           *
Lynda N. Mensch .................           997(12)           *
All directors and officers as
 a group (19 persons) ...........       290,259             15.5

----------------
 *  Less than 1% of the outstanding shares of Common Stock

(1) The amounts include the following shares of common stock that the individual has the right to acquire by exercising outstanding stock options as of September 30, 2001:


E. C. Barrett ...............     2,050    H. J. O'Neill, III ..........    2,050
J. H. Burton ................     1,000    K. A. Rightmire .............    2,050
A. R. Cali ..................     2,362    A. J. Weber .................    2,050
C. J. Hopkins ...............    12,738    J. L. Eck ...................      367
K. W. Johnson ...............     1,417    M. D. Hughes ................    5,279
W. J. Keller ................     2,050    J. E. Kirkpatrick ...........      525
A. J. Kuzneski, Jr. .........     1,000    M. J. Lauser ................      420
R. H. Melcher, Jr. ..........     3,360    L. N. Mensch ................      367
R. C. Moyer, Jr. ............     1,000


All directors and officers as a group    .     40,085

(2) Includes 6,500 shares owned by his spouse.

(3) Includes 5,611 shares owned by his spouse, 105 shares owned jointly with spouse, and 682 stock options owned by spouse.

(4) Includes 7,031 shares owned jointly with his spouse.


                                         (footnotes continued on following page)

(5) Includes 1,000 shares owned by his spouse, and 61,000 shares owned by Berkshire Securities Corp.

(6) Includes 6,296 shares owned jointly with his spouse, 1,892 shares owned by his spouse, and 100 shares owned jointly with his son.

(7)  Includes 1,000 shares owned by his spouse.

(8)  Includes 9 shares held jointly with her spouse.

(9)  Includes 527 shares held jointly with his spouse.

(10) Includes 1,073 shares held jointly with his spouse.

(11) Includes 249 shares held jointly with her spouse, and 58 shares held jointly with her children

(12) Includes 595 shares held jointly with her spouse

                        DIRECTORS AND EXECUTIVE OFFICERS


     Certain information, as of September 30, 2001, including principal occupation during the past five years, relating to each of our executive officers and directors is set forth below:



        NAME AND POSITION                                        PRINCIPAL OCCUPATION
      HELD WITH THE COMPANY        AGE       POSITION              FOR PAST 5 YEARS
--------------------------------- ----- ----------------- ---------------------------------
Raymond H. Melcher, Jr. .........  49   Chairman,         President and Chief Executive
                                        President and     Officer of First Leesport
                                        Chief Executive   Bancorp and Leesport Bank
                                        Officer           since June 15, 1998;
                                                          Mr. Melcher became
                                                          Chairman of the Board
                                                          of First Leesport
                                                          Bancorp in January
                                                          2000; prior thereto,
                                                          President and Chief
                                                          Executive Officer of
                                                          Security National Bank
                                                          of Pottstown from
                                                          November 1994 to June
                                                          1998.
Edward C. Barrett ...............  52   Director          Director since 1998.
                                                          Independent technology
                                                          consultant
James H. Burton .................  45   Director          Director since 2000. President
                                                          and Chief Operating Officer of
                                                          Magnatech International LP, a
                                                          machinery manufacturer
Anthony R. Cali .................  58   Director          Director since 1999. Executive
                                        Executive Vice    Vice President of First Leesport
                                        President of      Bancorp since 1999, President
                                        First Leesport    of Merchants Bank since 2000;
                                        Bancorp;          prior thereto, President and
                                        President of      Chief Executive Officer of
                                        Merchants         Merchants Bank of
                                        Bank Division     Pennsylvania
                                        of Leesport
                                        Bank

        NAME AND POSITION                                        PRINCIPAL OCCUPATION
      HELD WITH THE COMPANY        AGE       POSITION              FOR PAST 5 YEARS
--------------------------------- ----- ------------------ --------------------------------
John T. Connelly ................  66   Director           Director since 1976. Retired
                                                           Chairman, President and Chief
                                                           Executive Officer of Leesport
                                                           Bank
Charles J. Hopkins ..............  51   Director.          Director since 1999. President
                                        President and      and CEO of Essick & Barr
                                        Chief Executive    since 1992
                                        Officer of
                                        Essick & Barr,
                                        Senior Vice
                                        President of
                                        Leesport Bank
Keith W. Johnson, CFP ...........  49   Director.          Director since 1999. President
                                        President and      and Chief Executive Officer of
                                        Chief Executive    First Leesport Investment
                                        Officer of First   Group, Inc. and First Leesport
                                        Leesport           Wealth Management, Inc. since
                                        Investment         1999; prior thereto, owner of
                                        Group, Inc. and    KRJ Associates and Johnson
                                        First Leesport     Financial Group Inc.
                                        Wealth
                                        Management,
                                        Inc. Senior Vice
                                        President of
                                        Leesport Bank
William J. Keller ...............  68   Director           Director since 1986. Owner of
                                                           William J. Keller Manufactured
                                                           Housing Communities and Sales
Andrew J. Kuzneski, Jr. .........  61   Director           Director since 1999. President
                                                           of A.J. Kuzneski, Jr., Inc., an
                                                           insurance agency
Roland C. Moyer, Jr. ............  56   Director           Director since 1999.
                                                           Self-employed tax accountant
Harry J. O'Neill, III ...........  51   Director           Director since 1984. President
                                                           of O'Neill Financial Group, a
                                                           personal holding company
Karen A. Rightmire ..............  54   Director           Director since 1994. President
                                                           of United Way of Berks County
Alfred J. Weber .................  49   Director           Director since 1995. President
                                                           of Tweed-Weber, a
                                                           management consulting firm
Jenette L. Eck ..................  38   Vice President     Vice President since March,
                                        and Secretary      2001. Secretary of First
                                                           Leesport Bancorp since 1998.
                                                           Executive Assistant of the
                                                           Company since 1996
Michael D. Hughes ...............  50   Senior Vice        Senior Vice President of Essick
                                        President of       & Barr since 1992
                                        Essick & Barr

       NAME AND POSITION                                     PRINCIPAL OCCUPATION
     HELD WITH THE COMPANY      AGE       POSITION             FOR PAST 5 YEARS
------------------------------ ----- ----------------- --------------------------------
James E. Kirkpatrick .........  39   Senior Vice       Senior Vice President of
                                     President of      Commercial Banking since
                                     Commercial        December 1998; prior thereto
                                     Banking           Vice President of Commercial
                                                       Lending at Pennsylvania
                                                       National Bank
M. Jane Lauser ...............  57   Senior Vice       Senior Vice President of
                                     President of      Operations and Information
                                     Operations and    Systems since June 1999; Vice
                                     Information       President of Leesport Bank
                                     Systems           since May 1989
Stephen A. Murray ............  47   Senior Vice       Senior Vice President and Chief
                                     President and     Financial Officer since May
                                     Chief Financial   2001; prior thereto, Vice
                                     Officer           President and Controller from
                                                       May 2000; prior thereto, Senior
                                                       Funds Management Officer,
                                                       Fulton Financial Corporation
Lynda Mensch .................  46   Senior Vice       Senior Vice President, Retail
                                     President,        Banking since June 2001; Vice
                                     Retail Banking    President of Retail Banking
                                                       since January 1999; Vice
                                                       President of the Bank of
                                                       Pennsylvania prior thereto

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of our President and Chief Executive Officer and each other executive officer whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                             ANNUAL COMPENSATION                COMPENSATION AWARDS
                                    --------------------------------------   --------------------------
                                                                               STOCK       SECURITIES       ALL OTHER
                                                SALARY                         AWARD       UNDERLYING      COMPENSATION
                                     YEAR     ($)(1)(6)       BONUS ($)         ($)       OPTIONS/SARS     ($)(2)(3)(5)
                                    ------   -----------   ---------------   ---------   --------------   -------------
Raymond H. Melcher, Jr. .........   2000      $175,000       $   2,550         $ -0-         3,500           $41,995
 Chairman, President and Chief      1999       159,499          32,500(4)        -0-         5,250             3,347
 Executive Officer                  1998        89,104             -0-           -0-         4,200             N/A
Charles J. Hopkins ..............   2000      $251,423       $  57,200         $ -0-         1,500           $14,367
 President and Chief Executive
 Officer                            1999       249,500          10,000           -0-         2,625             N/A
 Essick & Barr Inc.                 1998         N/A            N/A             N/A           N/A              N/A
Keith W. Johnson ................   2000      $200,000       $   2,550         $ -0-         1,500           $14,645
 President and Chief Executive
 Officer                            1999         N/A            N/A             N/A          3,675             3,333
 First Leesport Investment Group
  Inc. and First Leesport Wealth
  Management Inc.                   1998         N/A            N/A             N/A           N/A              N/A
Anthony R. Cali .................   2000      $124,999       $   1,870         $ -0-         1,000           $75,720
 Executive Vice President           1999       110,692          17,600           -0-         6,562             4,485
                                    1998         N/A            N/A             N/A           N/A              N/A



                                         (footnotes continued on following page)

(1) Amounts include amounts deferred under our 401(k) plan. Under our 401(k) plan, a participating employee can elect to have from 1% to 15% of his or her earnings reduced on a pre-tax basis and contributed to the plan. We make a matching contribution equal to 100% of the first 3% of an employee's salary and 50% of the next 4% of an employee's salary.

(2) We provide other benefits to certain executive officers in connection with their employment. The value of such personal benefits that is not directly related to job performance is not included in the table above because the value of such benefits does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to the named individual. Amounts include lease payments on automobiles provided for the executives' use.

(3) Amounts for 2000 include our matching contribution to the participants' account under our 401(k) plan in the following amounts: $7,875 for Mr. Melcher, $7,500 for Mr. Hopkins, $7,500 for Mr. Johnson, and $5,312 for Mr. Cali.

(4) Includes a $25,000 bonus for 1998 voluntarily deferred by Mr. Melcher and paid in 1999.

(5) Amounts   for   2000  include  accruals  under  our  Supplemental  Executive
    Retirement Plan in the following amounts: $30,329 for Mr. Melcher and $67,276 for Mr. Cali.

(6) Salary and bonus for Mr. Hopkins is variable based on personal sales performance.


STOCK OPTIONS


     The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2000, to the executive officers named in the Summary Compensation Table.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                    % OF                                  POTENTIAL REALIZABLE
                                                   TOTAL                                        VALUE AT
                                    NUMBER OF     OPTIONS                                 ASSUMED ANNUAL RATES
                                   SECURITIES    GRANTED TO      EXERCISE                 OF PRICE APPRECIATION
                                   UNDERLYING    EMPLOYEES       OF BASE                     FOR OPTION TERM
                                     OPTIONS         IN           PRICE       EXPIRATION ----------------------
                                   GRANTED(1)   FISCAL YEAR   PER SHARE (2)      DATE       5%(3)     10%(3)
                                  ------------ ------------- --------------- ----------- ---------- ----------
Raymond H. Melcher, Jr. .........    3,500           12%        $  13.75        2010      $30,266    $76,699
Charles J. Hopkins ..............    1,500            5            13.75        2010       12,971     32,871
Keith W. Johnson ................    1,500            5            13.75        2010       12,971     32,871
Anthony R. Cali .................    1,000          3.5            13.75        2010        8,647     21,914


----------------
(1) All amounts represent incentive stock options. Terms of outstanding incentive options are for a period of ten years from the date the option is granted. The options vest ratably over a period of five years and cannot be exercised until one year after the date they are granted. Options may be exercised during a period not to exceed three months following an optionee's voluntary termination of employment other than by reason of retirement or disability at the election of the board of directors.

(2) Under the terms of the plan, the exercise price per share for an incentive stock option must be at least equal to the fair market value of our common stock at the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the optionee pays part or all of the exercise price by surrendering shares of stock received upon exercise of the option.

(3) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in SEC regulations and are not intended to indicate future price appreciation, if any, of our common stock.

     There were no options exercised for the year-ended December 31, 2000. The following table sets forth information concerning unexercised options to purchase our common stock granted to the executive officers named in the Summary Compensation Table:


                AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND SEPTEMBER 30, 2001 OPTION VALUE



                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING          VALUE OF
                                                                      UNEXERCISED       UNEXERCISED
                                                                      OPTIONS AT        IN-THE-MONEY
                                                                     SEPTEMBER 30,       OPTIONS AT
                                        SHARES                           2001        SEPTEMBER 30, 2001
                                       ACQUIRED          VALUE       EXERCISABLE/       EXERCISABLE/
                                   ON EXERCISE (#)   REALIZED ($)    UNEXERCISABLE   UNEXERCISABLE (1)
                                  ----------------- -------------- ---------------- -------------------
Raymond H. Melcher, Jr. .........       -0-              $-0-       3,360/ 9,590        $-0-/$48,125
Charles J. Hopkins ..............       -0-              $-0-      12,738/21,922        $-0-/$20,625
Keith W. Johnson ................       -0-              $-0-         735/ 4,440        $-0-/$20,625
Anthony R. Cali .................       -0-              $-0-       2,362/ 5,200        $-0-/$13,750



----------------
(1) Based on a market value of $14.85 per share for our common stock at September 30, 2001.

EXECUTIVE OFFICER AGREEMENTS

     We have entered into an employment agreement dated June 15, 1998, with Raymond H. Melcher, Jr. The agreement has an initial term of three years and, unless terminated as set forth therein, is automatically extended annually to provide a new term of three years except that, at certain times, notice of non-extension may be given, in which case the employment agreement will expire at the end of its then current term. No such notice has been given; accordingly, Mr. Melcher's employment agreement currently expires on June 15, 2004.

     Mr. Melcher's employment agreement currently provides for a base salary of $200,000, which, if increased by action of the board of directors, becomes the new base salary under the employment agreement. Mr. Melcher is entitled to exclusive use of an automobile, with all insurance, maintenance and operating costs paid. In addition, the agreement provides, among other things, the right to participate in any bonus plan approved by the board of directors and insurance, vacation, pension and other fringe benefits for Mr. Melcher. The agreement contains provisions restricting Mr. Melcher's right to compete for a period of one year unless his employment is terminated other than for cause.

     If Mr. Melcher's employment is terminated without cause, whether or not a change in control of the company has occurred, or if Mr. Melcher voluntarily terminates employment for certain reasons following a change in control, Mr. Melcher becomes entitled to severance benefits under the agreement. Such reasons include any reduction in title or responsibilities, any assignment of duties and responsibilities inconsistent with Mr. Melcher's status as President and Chief Executive Officer, a reduction in salary or benefits, or any reassignment to a location greater than 25 miles from the location of Mr. Melcher's office on the date of the change in control. If any such termination occurs, Mr. Melcher will be paid an amount equal to 2.99 times his base compensation as determined under the Internal Revenue Code. If his termination or resignation occurs after he attains age 62-1/2, the payment to which Mr. Melcher is entitled decreases in pro rata amounts at six month intervals from 250% of the sum of his highest base salary and bonus over the three years prior to termination or resignation to 0% at age 65.

     In connection with our acquisition of Essick & Barr, we entered into an employment agreement dated September 17, 1998, with Charles J. Hopkins. The agreement has an initial term of five years and, unless terminated as set forth in the agreement, is automatically extended annually to provide a new term of five years except that, at certain times, notice of non-renewal may be given, in which case the employment agreement will expire at the end of its then current term. No such notice has been given.

     Under the employment agreement, Essick & Barr pays Mr. Hopkins an annual base salary of $230,000, plus commissions determined in accordance with a formula set forth in the employment agreement and a bonus based upon the attainment of certain performance goals. In the event the board of directors increases Mr. Hopkins' base salary, the increased salary becomes the new base salary under the employment agreement. Mr. Hopkins is entitled to the use of an automobile, with all insurance, maintenance and operating costs paid. In addition, the employment agreement provides, among other things, insurance, vacation, stock options and other fringe benefits. The employment agreement contains provisions restricting Mr. Hopkins' right to compete with us, Essick & Barr, or our bank for a period of two years following termination of employment unless his employment is terminated other than for cause.

     If Mr. Hopkins' employment is terminated without cause, and no change in control of the company has occurred, then Mr. Hopkins is entitled to receive his annual base salary for the remainder of the then current employment term. If Mr. Hopkins voluntarily terminates employment for certain reasons following a change in control, then Mr. Hopkins is entitled to severance benefits under his employment agreement. Such reasons include any reduction in title or responsibilities, any assignment of duties and responsibilities inconsistent with his status prior to the change in control, a reduction in salary or benefits, or any reassignment to a location greater than 50 miles from the location of his office on the date of the change in control. If such termination occurs, Mr. Hopkins will be paid an amount equal to two times his annual base compensation. If his termination or resignation occurs after he attains age 62-1/2, the payment to which Mr. Hopkins is entitled decreases in pro rata amounts at six month intervals from 250% of the sum of his highest base salary and bonus over the three years prior to termination or resignation to 0% at age 65.

     In connection with our acquisition of Merchants of Shenandoah Ban-Corp, we entered into an employment agreement dated January 12, 1999, with Anthony R. Cali. The agreement has an initial term of three years and, unless terminated as set forth in the agreement, is automatically extended annually to provide a new term of three years except that, at certain times, notice of non-renewal may be given, in which case the employment agreement will expire at the end of its then current term. No such notice has been given.

     Under the employment agreement, Mr. Cali receives an annual base salary of $115,000, plus a bonus based upon the attainment of certain performance goals. In the event the board of directors increases Mr. Cali's base salary, the increased salary becomes the new base salary under the respective employment agreement. Mr. Cali is entitled to the use of an automobile, with all insurance, maintenance and operating costs paid. In addition, the employment agreement provides, among other things, insurance, vacation, stock options and other fringe benefits. The employment agreement contains provisions restricting Mr. Cali's right to compete for a period of one year following termination of employment unless his employment is terminated other than for cause.

     If Mr. Cali's employment is terminated without cause, and no change in control of the Company has occurred, then Mr. Cali is entitled to receive his annual base salary for the remainder of the then current employment term. If Mr. Cali voluntarily terminates his employment for certain reasons following a change in control, then Mr. Cali is entitled to severance benefits under his employment agreement. Such reasons include any reduction in title or responsibilities, any assignment of duties and responsibilities inconsistent with his status prior to the change in control, a reduction in salary or benefits, or any reassignment to a location greater than 50 miles from the location of his office on the date of the change in control. If such termination occurs, Mr. Cali will be paid an amount equal to two times his annual base compensation.

     In connection with our acquisition of Johnson Financial Group, we entered into an employment agreement dated October 1, 1999, with Keith W. Johnson. The agreement has an initial term of three years, and unless terminated as set forth in the agreement, is automatically extended annually to provide a new term of three years except that, at certain times, notice of non-renewal may be given, in which case the employment agreement will expire at the end of its then current term. No such notice has been given.

     Under the employment agreement, Mr. Johnson receives an annual base salary of $200,000, plus a bonus based upon the attainment of certain performance goals. In the event the board of directors increases Mr. Johnson's base salary, the increased salary becomes the new base salary under the employment agreement. Mr. Johnson is entitled to the use of an automobile, with all insurance, maintenance and operating costs paid. In addition, the employment agreement provides, among other things, insurance, vacation, stock options and other fringe benefits. The employment agreement contains provisions restricting Mr. Johnson's right to compete for a period of one year following termination of employment unless his employment is terminated other than for cause.

     If Mr. Johnson's employment is terminated without cause, and no change in control of the Company has occurred, then Mr. Johnson is entitled to receive his annual base salary for the remainder of the then current employment term. If Mr. Johnson voluntarily terminates his employment for certain reasons following a change in control, then Mr. Johnson is entitled to severance benefits under his employment agreement. Such reasons include any reduction in title or responsibilities, any assignment of duties and responsibilities inconsistent with his status prior to the change in control, a reduction in salary or benefits, or any reassignment to a location greater than 50 miles from the location of his office on the date of the change in control. If such termination occurs, Mr. Johnson will be paid an amount equal to two times his annual base compensation.

DEFERRED COMPENSATION AND SALARY CONTINUATION AGREEMENTS

     We have entered into agreements with directors Connelly, Moyer, O'Neill and Weber which permit the director to defer part or all of his director fees until the director ceases to be on our board of directors. Interest accrues on the deferred fees at an annual rate of 8%. The director is an unsecured creditor of our bank with respect to such deferred fees. The agreements also provide that if the director dies or becomes disabled while a director, the director receives certain death or disability benefits. We have purchased whole life insurance policies on the lives of certain directors to fund our obligations under these agreements.

     We have entered into agreements with three executive officers of Essick & Barr and one executive officer of First Leesport Investment Group, Inc., other than the executive officers named in the Summary Compensation Table, that provide for monthly payments to the officer if such officer's employment is involuntarily terminated without cause before age 65 for reasons other than death, disability or a change in control of our bank or the company. In addition, the officer is entitled to such monthly payments if the officer terminates his employment on or after age 65 or if the officer's employment is terminated (whether voluntarily or involuntarily) for reasons other than death, disability, or retirement within 36 months after a change in control has occurred. A change in control is deemed to have happened if the transfer of 51% or more outstanding voting stock of us or our bank occurs. The agreements also provide for the payment of such benefits to the officer if such officer dies while employed by our bank. In addition, the agreements provide for disability benefits and for certain reduced benefits upon retirement on or after age 60 but prior to age 65. Our bank has purchased certain whole life insurance policies on its officers to fund its obligations under these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Raymond H. Melcher, Jr., our Chairman, President and Chief Executive Officer serves as a non-voting member of our Human Resources Committee (which performs the duties of a typical compensation committee), although he does not participate in or vote on matters concerning his own compensation, benefits or awards. The board of directors believes that Mr. Melcher's position provides him with perspective valuable to the committee in connection with performance of its duties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of our directors and officers, and the companies with which they are associated, are customers of and during 2000 had banking transactions with our bank in the ordinary course of our bank's business, and intend to do so in the future. All loans and loan commitments included in such transactions were made in the ordinary course of business under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, do not involve more than the normal risk of collection or present other unfavorable features. At June 30, 2001, total loans and commitments of approximately $7.9 million were outstanding to our executive officers and directors and their affiliated businesses, which represented 26.8% of shareholders' equity.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of common stock, $5.00 par value. As of September 30, 2001, we had 1,875,894 shares of our common stock outstanding. We have no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than options granted under our stock option and other employee benefit plans and shares issuable under our shareholder rights plan.

COMMON STOCK

     The holders of our common stock share ratably in dividends when and if declared by our board of directors from funds legally available from us. We depend upon the declaration and payment of cash dividends by our subsidiaries, which is our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any of our subsidiaries is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Dividend payments made by our bank to us are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, retained earnings). The Federal Reserve Board, the Comptroller of the Currency and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. Our bank must obtain prior approval from its regulators, the Pennsylvania Department of Banking and the Federal Reserve, to declare a dividend or make any other capital distribution if, after such dividend or distribution, (i) our bank's total distributions to us within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, (ii) our bank would not meet capital levels imposed by its regulators, or (iii) our bank is not adequately capitalized at the time. In addition, prior approval from its regulators would be required if our bank is notified by its regulators that it is a problem institution or an institution in troubled condition. Our bank's regulators may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice.

     Each holder of our shares of common stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

     Holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. In addition, our common stock is not subject to redemption.

     Our articles of incorporation authorize our board of directors to issue authorized shares of our common stock without shareholder approval. Our common stock is traded on the Nasdaq National Market. To maintain Nasdaq inclusion, our shareholders must approve the issuance of additional shares of our common stock or securities convertible into our common stock if the issuance of such securities:

   o relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

   o relates to acquisition of a company in which one of our directors, officers or substantial shareholders has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

   o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock or 20% or more of the voting power outstanding before issuance; or

   o would result in a change in control.

     Under Nasdaq rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which our other security holders or our employees participate.

     In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of our common stock share ratably in any of our assets or funds that are available for distribution to our shareholders after the satisfaction of its liabilities (or after adequate provision is made for the satisfaction of its liabilities).

OPTIONS


     As of September 30, 2001, we had outstanding options to purchase a total of 141,904 shares of our common stock under our 1998 Employee Stock Incentive Plan and 1998 Independent Directors Stock Option Plan at a weighted average exercise price of $18.68 per share.

SHAREHOLDER RIGHTS PLAN

     On September 19, 2001, we adopted a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our common stock has attached to it one right to purchase an additional share of common stock at an initial exercise price of $70.00. The rights are not currently exercisable or transferable separate from our shares of common stock, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     The rights become exercisable if a person, group, or other entity acquires beneficial ownership of or commences a tender offer or an exchange offer for 15% or more of our common stock or total voting power. A holder can also exercise the rights if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our common stock or total voting power to be an "adverse person." The rights plan defines an "adverse person" generally as a person whose ownership is intended to cause us to enter into a transaction resulting in financial gain to such person under circumstances not deemed by the board to be in our and our shareholders' best interests. After the rights become exercisable, the rights (other than rights held by a beneficial owner of 15% or more of our common stock or voting power or by an "adverse person") generally will entitle the holders to purchase either our common stock or the common stock of an acquiror, at a substantially reduced price in the event of a merger or other business combination involving First Leesport or other specified events relating to a change in control of First Leesport.


     We can generally redeem the rights at a redemption price of $0.001 per right at any time until the tenth business day following the date that the rights become exercisable. At any time prior to the date that the rights become nonredeemable, we can extend the redemption period. Rights are not redeemable following the board's declaration that a beneficial owner of at least 4.9% or more of our common stock or total voting power is an "adverse person."

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Our articles of incorporation and bylaws contain provisions that may have the effect of deterring or discouraging an attempt to acquire control of us. These provisions:

   o divide our board of directors into three classes serving staggered three-year terms;

   o require that shares with at least 70% of total voting power approve mergers and other similar transactions in which we would not be the surviving or controlling entity;

   o require that shares with at least a majority, or in certain instances 70%, of total voting power, approve the repeal or amendment of our articles of incorporation;

   o require any person who acquires our common stock with voting power of 30% or more offer to purchase for cash all remaining shares of our voting common stock at the highest price paid for our shares during the preceding year, unless 80% or more of our directors approve our acquisition by such person;

   o eliminate cumulative voting in elections of directors;

   o allow our board of directors to consider any pertinent issues when considering whether to oppose an offer to acquire us and allow it to take any lawful action to accomplish rejection of an offer;

   o require advance notice of nominations for the election of directors at meetings of shareholders; and

   o require shareholders entitled to cast at least 20% of the vote that all shareholders are entitled to cast to call a special meeting.

     The Pennsylvania Business Corporation Law also contains certain provisions applicable to us, which may have the effect of impeding a change in control. These provisions:

   o require that, following any acquisition by a shareholder of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

   o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

   o prevent a shareholder acquiring different levels of voting power (20%, 33% and 50%) from voting any shares in excess of the applicable threshold unless "disinterested shareholders" approve such voting rights; and


   o require any person or group that publicly announces that it may acquire control of the corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of the corporation, to disgorge to the corporation any profits it receives from sales of the corporation's equity securities purchased over the prior 18 months.


     Pennsylvania laws applicable to our company also generally:

   o expand the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

   o provide that our board of directors need not consider the interests of any particular group as dominant or controlling;

   o provide that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

   o provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

   o provide that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     In addition, Pennsylvania law explicitly provides that the fiduciary duty of directors shall not be deemed to require directors:

   o to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

   o to render inapplicable, or make determinations under, provisions of the Pennsylvania Business Law, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

   o to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the statutory fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar with respect to our common stock is American Stock Transfer & Trust Company.

                                  LEGAL MATTERS

     Stevens & Lee, P.C., Reading, Pennsylvania, will pass upon the validity of the issuance of shares of common stock offered by this prospectus. Certain legal matters will be passed upon for Sandler O'Neill by Kelley Drye & Warren LLP, Vienna, Virginia.

                                     EXPERTS

     The financial statements included in this prospectus have been audited by Beard Miller Company LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance on the authority of such firm as experts in giving such reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we have filed with the SEC a registration statement (No. 333-68352) relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:

                               Corporate Secretary
                             First Leesport Bancorp, Inc.
                             1240 Broadcasting Road
                             Wyomissing, Pennsylvania 19610
                             (610) 208-0966 Ext. 211
                              ------------------
     You should rely only on the information provided in this prospectus to the extent it is not superseded by an amendment or supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

                          INDEX TO FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS
Consolidated Condensed Balance Sheets as of June 30, 2001, and December 31, 2000 ...   F-2
Consolidated Condensed Statements of Income for the Six Months Ended June 30,
 2001, and 2000 ....................................................................   F-3
Consolidated Statements of Comprehensive Income for the Six Months Ended June 30,
 2001, and 2000 ....................................................................   F-4
Consolidated Condensed Statements of Cash flows for the Six Months Ended June 30,
 2001, and 2000 ....................................................................   F-5
Notes to Unaudited Consolidated Condensed Financial Statements .....................   F-6
AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors .....................................................   F-8
Consolidated Balance Sheets as of December 31, 2000 and 1999 .......................   F-9
Consolidated Statements of Income for the Years Ended December 31, 2000, 1999 and
 1998 ..............................................................................   F-10
Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
 2000, 1999 and 1998 ...............................................................   F-11
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999
 and 1998 ..........................................................................   F-12
Notes To Audited Consolidated Financial Statements .................................   F-13

                 FIRST LEESPORT BANCORP, INC. AND SUBSIDIARIES
               UNAUDITED CONSOLIDATED, CONDENSED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                           DECEMBER 31,
                                                                         JUNE 30, 2001         2000
                                                                        ---------------   -------------
ASSETS
Cash and due from banks .............................................      $  9,865         $ 11,643
Interest-bearing deposits in other banks ............................         4,718              506
                                                                           --------         --------
Total cash and balances due from banks ..............................        14,583           12,149
Federal funds sold ..................................................        13,000                0
Securities available for sale .......................................        90,959           74,368
Loans, net of unearned income .......................................       292,992          284,863
Less: allowance for loan losses .....................................        (3,952)          (3,571)
                                                                           --------         --------
Net loans ...........................................................       289,040          281,292
Bank premises and equipment .........................................         9,273            8,400
Other real estate owned .............................................           157              194
Accrued interest receivable and other assets ........................        20,816           17,423
                                                                           --------         --------
 TOTAL ASSETS .......................................................      $437,828         $393,826
                                                                           ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
 Non-interest bearing ...............................................      $ 41,494         $ 38,233
 Interest bearing ...................................................       295,757          258,130
                                                                           --------         --------
TOTAL DEPOSITS ......................................................       337,251          296,363
Federal funds purchased and securities sold under
 agreements to repurchase ...........................................        16,138           15,263
Long-term debt ......................................................        43,500           43,500
Mandatory redeemable capital securities of subsidiary trust .........         5,000            5,000
Accrued interest payable and other liabilities ......................         6,552            5,354
                                                                           --------         --------
TOTAL LIABILITIES ...................................................       408,441          365,480
                                                                           --------         --------
STOCKHOLDERS' EQUITY
Common stock, $5.00 par value per share;
 authorized 10,000,000 shares,
 issued 1,872,423 shares in 2001, 1,858,919 shares in 2000 ..........         9,360            9,295
Surplus .............................................................         5,124            4,996
Retained earnings ...................................................        15,146           14,586
Accumulated other comprehensive income (loss) .......................          (243)            (469)
Treasury stock; 4,960 shares in 2000 ................................             0              (62)
                                                                           --------         --------
TOTAL STOCKHOLDERS' EQUITY ..........................................        29,387           28,346
                                                                           --------         --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................      $437,828         $393,826
                                                                           ========         ========


                 The accompanying notes are an integral part of
                      these condensed financial statements.

                 FIRST LEESPORT BANCORP, INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED, CONDENSED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              SIX MONTHS ENDED
                                                                      --------------------------------
                                                                       JUNE 30, 2001     JUNE 30, 2000
                                                                      ---------------   --------------
INTEREST INCOME
Interest & fees on loans ..........................................     $    11,784      $    10,583
Interest on securities:
 Taxable ..........................................................           2,200            1,827
 Tax-exempt .......................................................             290              529
Dividend income ...................................................             152              143
Interest on deposits with banks ...................................              30               23
Interest on federal funds sold ....................................             251               67
                                                                        -----------      -----------
 TOTAL INTEREST INCOME ............................................          14,707           13,172
                                                                        -----------      -----------
INTEREST EXPENSE
Interest on deposits ..............................................           7,038            5,569
Interest on short-term borrowings .................................             264            1,039
Interest on long-term debt ........................................           1,640            1,112
                                                                        -----------      -----------
 TOTAL INTEREST EXPENSE ...........................................           8,942            7,720
                                                                        -----------      -----------
 NET INTEREST INCOME ..............................................           5,765            5,452
Provision for loan losses .........................................             515              474
                                                                        -----------      -----------
 NET INTEREST INCOME AFTER THE PROVISION FOR LOAN LOSSES ..........           5,250            4,978
                                                                        -----------      -----------
OTHER INCOME
Customer service fees .............................................             471              266
Mortgage banking activities .......................................             379              134
Brokerage and investment advisory fees ............................             382              472
Commissions on insurance sales ....................................           1,864            1,946
Other income ......................................................             491              666
Realized gain on sale of securities ...............................               8                5
                                                                        -----------      -----------
 TOTAL OTHER INCOME ...............................................           3,595            3,489
                                                                        -----------      -----------
OTHER EXPENSE
Salaries and benefits .............................................           3,870            3,712
Occupancy expense .................................................             550              472
Furniture and equipment expense ...................................             506              401
Computer services .................................................             556              544
Goodwill amortization .............................................             133              140
Other real estate expenses ........................................             111              144
Other operating expenses ..........................................           1,629            1,447
                                                                        -----------      -----------
 TOTAL OTHER EXPENSE ..............................................           7,355            6,860
                                                                        -----------      -----------
Income before income taxes ........................................           1,490            1,607
Income taxes ......................................................             367              365
                                                                        -----------      -----------
 NET INCOME .......................................................     $     1,123      $     1,242
                                                                        ===========      ===========
EARNINGS PER SHARE DATA
Averages shares outstanding .......................................       1,866,179        1,850,523
Basic earnings per share ..........................................     $      0.60      $      0.67
Average shares outstanding for diluted earnings per share .........       1,869,120        1,850,523
Diluted earnings per share ........................................            0.60             0.67
Cash dividends paid per share .....................................            0.30             0.30


                 The accompanying notes are an integral part of
                      these condensed financial statements.

                 FIRST LEESPORT BANCORP, INC. AND SUBSIDIARIES
          UNAUDITED CONSOLIDATED, STATEMENTS OF COMPREHENSIVE INCOME
                            (AMOUNTS IN THOUSANDS)


                                                                               SIX MONTHS ENDED
                                                                        JUNE 30, 2001     JUNE 30, 2000
                                                                       ---------------   --------------
NET INCOME .........................................................        $1,123          $ 1,242
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities arising during the period, net of tax expense (benefit):
 2001 -- $119; 2000 -- ($24)........................................           231              (47)
Less: reclassification adjustments for gains included in net income, net of tax expense (benefit):
2001 -- 3; 2000 -- 2 ...............................................             5                3
                                                                            ------          -------
Other comprehensive income (loss) ..................................           226              (50)
                                                                            ------          -------
COMPREHENSIVE INCOME ...............................................        $1,349          $ 1,192
                                                                            ======          =======


                 The accompanying notes are an integral part of
                      these condensed financial statements.

                  FIRST LEESPORT BANCORP, INC. AND SUBSIDIARY
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)


                                                                                        SIX MONTHS ENDED
                                                                                --------------------------------
                                                                                 JUNE 30, 2001     JUNE 30, 2000
                                                                                ---------------   --------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net Income ..................................................................      $  1,123         $  1,242
Provision for loan losses ...................................................           515              474
Provision for depreciation and amortization .................................           502              366
Net amortization (accretion) of securities premiums and discounts ...........            12              (35)
Amortization of goodwill ....................................................           133              141
Amortization of mortgage servicing rights ...................................            11               11
Increase in cash surrender value of life insurance ..........................          (217)            (157)
Increase in mortgage servicing rights .......................................           (44)               0
Realized gains and losses on loans originated for sale ......................          (295)            (141)
Loans originated for sale ...................................................       (10,880)          (4,352)
Proceeds from sale of loans .................................................         9,649            4,483
Gain on sales of securities .................................................            (8)              (5)
Realized gain on sale of property and equipment .............................             0             (245)
Net loss on sale of portfolio mortgages .....................................             4                0
Decrease in accrued interest receivable and other assets ....................           236            1,282
Increase in accrued interest
 payable and other liabilities ..............................................         1,195              907
                                                                                   --------         --------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES .................................................................      $  1,936         $  3,971
                                                                                   --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from principal repayments and maturities of securities available
 for sale ...................................................................      $  7,541         $  2,106
Net increase in federal funds sold ..........................................       (13,000)          (1,767)
Proceeds from sales of securities available for sale ........................        17,967              599
Purchase of securities available
 for sale ...................................................................       (41,776)          (8,501)
Loans made to customers, net of repayments ..................................       (15,259)         (23,854)
Proceeds from sale of portfolio mortgage loans ..............................         4,939                0
Purchases of bank premises and equipment ....................................        (1,374)            (654)
Purchase of life insurance policies .........................................             0           (3,317)
Proceeds from sale of premises and equipment ................................             0              287
                                                                                   --------         --------
NET CASH USED IN INVESTING ACTIVITIES .......................................      $(40,962)        $(35,101)
                                                                                   --------         --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Net increase in deposits ....................................................        40,888           21,519
Net decrease in federal funds purchased and repurchase agreements ...........           875            5,082
Proceeds from long-term debt ................................................             0            1,500
Proceeds from issuance of capital securities ................................             0            5,000
Issuance of common stock ....................................................           255               52
Dividends paid ..............................................................          (558)            (555)
                                                                                   --------         --------
NET CASH PROVIDED BY FINANCING ACTIVITIES ...................................      $ 41,460         $ 32,598
                                                                                   --------         --------
Increase in cash and cash equivalents .......................................      $  2,434         $  1,468
Cash and cash equivalents:
Beginning ...................................................................      $ 12,149         $ 15,865
                                                                                   --------         --------
Ending ......................................................................      $ 14,583         $ 17,333
                                                                                   ========         ========
Cash payments for:
Interest ....................................................................      $  8,916         $  7,354
Income taxes ................................................................      $    382         $    514


                 The accompanying notes are an integral part of
                      these condensed financial statements.

                         FIRST LEESPORT BANCORP, INC.
             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     1. The unaudited consolidated financial statements contained herein have been prepared in accordance with the instructions to Form 10-Q of Regulation S-X. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods have been included. For comparative purposes, the prior year's consolidated financial statements have been reclassified to conform with report classifications of the current year.

     2. The results of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.

     3. For further information, refer to the Consolidated Financial Statements and Footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     4. Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares (stock options) had been issued, as well as any adjustments to income that would result from the assumed issuance. The effect of stock options was not dilutive for all periods presented.

     5. On October 1, 1999, the Company acquired Johnson Financial Group, Inc. ("JFG"), a registered investment advisor, and KRJ & Associates, an affiliate of JFG. Terms of the agreement provide for a contingent annual consideration to be paid to the principals. The payment for 2000 was in cash and 4,238 shares of common stock of the Company. These shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and are "restricted securities" within the meaning of Rule 144 under such Act. The impact of the additional goodwill was not material to the results of operations.

     6. In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable.

     7. The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998 which was amended by Statement No. 137 and Statement No. 138. The Company was required to adopt the Statement on January 1, 2001. The adoption of the Statement has not had a significant impact on the Company.

     8. In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement replaces FASB No. 125, of the same name. It revises the standards for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of FASB No. 125 without reconsideration. FASB No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This statement is to be applied prospectively with certain exceptions. Adoption of the statement did not have a significant impact on the Company.

     9. In July of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets".

     Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

     Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. The provisions of this Statement will become effective for the Bank in January of 2002. Upon adoption of this statement, goodwill and other intangible assets arising from acquisitions completed before July 1, 2001 should be accounted for in accordance with the provisions of this statement. This transition provision could require a reclassification of a previously separately recognized intangible to goodwill and vice versa if the intangibles in question do not meet the new criteria for classification as a separately recognizable intangible.

     The effect of adoption of these statements on the Company's financial condition or results of operations has not yet been determined.

     10. Segment Information - The Company's insurance operations and investment operations are managed separately from the traditional banking and related financial services that the Company also offers. The insurance operation provides commercial, individual and group benefit plans and personal coverage. The investment operation provides individual financial and estate planning, investment advice and services, corporate and small business pension and retirement planning services.

                                              BANKING
                                                AND
                                             FINANCIAL     INSURANCE     INVESTMENT
                                              SERVICES      SERVICES      SERVICES       TOTAL
                                            -----------   -----------   -----------   ----------
                                                           (AMOUNTS IN THOUSANDS)
THREE MONTHS ENDED JUNE 30, 2001
 Revenues from external sources .........     $ 3,765       $   987       $ 184        $ 4,936
 Income before income taxes .............         950            72         (45)           977
SIX MONTHS ENDED JUNE 30, 2001
 Revenues from external sources .........       7,114         1,864         382          9,360
 Income before income taxes .............       1,557            38        (105)         1,490
THREE MONTHS ENDED JUNE 30, 2000
 Revenues from external sources .........     $ 3,277       $ 1,030       $ 235        $ 4,542
 Income before income taxes .............         766           126            (3)         889
SIX MONTHS ENDED JUNE 30, 2000
 Revenues from external sources .........       6,523         1,946         472          8,941
 Income before income taxes .............       1,420           195            (8)       1,607


                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
First Leesport Bancorp, Inc.
Leesport, Pennsylvania

     We have audited the accompanying consolidated balance sheets of First Leesport Bancorp, Inc. and its wholly-owned subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     The consolidated financial statements as of December 31, 1998 and for the year then ended have been restated to reflect the pooling of interests with Merchants of Shenandoah Bancorp (Merchants) as described in Note 2 to the consolidated financial statements. We did not audit the 1998 financial statements of Merchants, which statements reflect net interest income constituting 23% of consolidated net interest income for the year ended December 31, 1998. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Merchants as of December 31, 1998 and for the year then ended, is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Leesport Bancorp, Inc. and its wholly-owned subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ BEARD MILLER COMPANY LLP

Reading, Pennsylvania
February 7, 2001

                         FIRST LEESPORT BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2000 AND 1999
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                             2000        1999
                                                         ----------- -----------
ASSETS
Cash and due from banks ................................  $ 11,643    $ 15,376
Interest-bearing deposits with other banks .............       506         489
                                                          --------    --------
TOTAL CASH AND CASH EQUIVALENTS ........................    12,149      15,865
Securities available for sale ..........................    74,368      72,165
Loans ..................................................   284,863     253,194
Allowance for loan losses ..............................     3,571       2,954
                                                          --------    --------
Loans, net of allowance for loan losses ................   281,292     250,240
Premises and equipment, net ............................     8,400       7,599
Goodwill, net of accumulated amortization ..............     4,574       4,700
Other assets ...........................................    13,043       8,049
                                                          --------    --------
TOTAL ASSETS ...........................................  $393,826    $358,618
                                                          ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
 Non-interest bearing ..................................  $ 38,233    $ 30,941
 Interest bearing ......................................   258,130     238,403
                                                          --------    --------
TOTAL DEPOSITS .........................................   296,363     269,344
Securities sold under agreements to repurchase .........    14,663       4,608
Federal funds purchased ................................       600      23,567
Long-term debt .........................................    43,500      31,000
Mandatory redeemable capital debentures ................     5,000          --
Other liabilities ......................................     5,354       4,497
                                                          --------    --------
TOTAL LIABILITIES ......................................   365,480     333,016
                                                          --------    --------
STOCKHOLDERS' EQUITY
Common stock, par value $5 per share;
 authorized 10,000,000 shares;
 issued 1,858,919 shares ...............................     9,295       9,295
Surplus ................................................     4,996       4,988
Retained earnings ......................................    14,586      13,571
Accumulated other comprehensive loss ...................      (469)     (2,134)
Treasury stock, at cost; 4,960 shares
 in 2000; 9,060 shares in 1999 .........................       (62)       (118)
                                                          --------    --------
TOTAL STOCKHOLDERS' EQUITY .............................    28,346      25,602
                                                          --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............  $393,826    $358,618
                                                          ========    ========

                See Notes to Consolidated Financial Statements.

                         FIRST LEESPORT BANCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 2000            1999            1998
                                                                            -------------   -------------   -------------
INTEREST INCOME:
Interest and fees on loans ..............................................     $  22,249       $  18,346       $  14,229
Interest on securities:
 Taxable ................................................................         3,941           3,439           3,366
 Tax-exempt .............................................................           849             874             825
Dividend income .........................................................           284             169              71
Other interest income ...................................................           148              82              57
                                                                              ---------       ---------       ---------
TOTAL INTEREST INCOME ...................................................        27,471          22,910          18,548
INTEREST EXPENSE:
Interest on deposits ....................................................        11,990          10,177           8,563
Interest on short-term borrowings .......................................         1,757           1,062             474
Interest on long-term debt ..............................................         2,215           1,124             454
Interest on mandatory redeemable capital debentures .....................           424              --              --
                                                                              ---------       ---------       ---------
TOTAL INTEREST EXPENSE ..................................................        16,386          12,363           9,491
                                                                              ---------       ---------       ---------
NET INTEREST INCOME .....................................................        11,085          10,547           9,057
Provision for loan losses ...............................................         1,082           1,270             620
                                                                              ---------       ---------       ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .....................        10,003           9,277           8,437
                                                                              ---------       ---------       ---------
OTHER INCOME:
Customer service fees ...................................................           784             503             397
Mortgage banking activities, net ........................................           220             198             342
Commissions and fees from insurance sales ...............................         3,852           3,296             152
Broker and investment advisory commissions and fees .....................           956             187              --
Other income ............................................................           845             429             200
Net realized gains on sales of securities ...............................            29              52              58
                                                                              ---------       ---------       ---------
TOTAL OTHER INCOME ......................................................         6,686           4,665           1,149
                                                                              ---------       ---------       ---------
OTHER EXPENSE:
Salaries and employee benefits ..........................................         7,505           5,856           3,768
Occupancy expense .......................................................           938             754             593
Equipment expense .......................................................           853             799             644
Taxes, other than federal income ........................................           224             263             242
Marketing and advertising expense .......................................           575             422             338
Professional services ...................................................           729             420             231
Merger-related costs ....................................................            --             544              --
Restructuring costs .....................................................            --             270              --
Other expense ...........................................................         3,128           2,759           1,942
                                                                              ---------       ---------       ---------
TOTAL OTHER EXPENSE .....................................................        13,952          12,087           7,758
                                                                              ---------       ---------       ---------
INCOME BEFORE FEDERAL INCOME TAXES ......................................         2,737           1,855           1,828
Federal income taxes ....................................................           611             454             317
                                                                              ---------       ---------       ---------
NET INCOME ..............................................................     $   2,126       $   1,401       $   1,511
                                                                              =========       =========       =========
NET INCOME EXCLUDING AMORTIZATION OF GOODWILL ...........................     $   2,395       $   1,629       $   1,528
                                                                              =========       =========       =========
Basic and diluted earnings per share ....................................     $    1.15       $     .76       $     .86
                                                                              =========       =========       =========
Basic and diluted earnings per share, excluding amortization of goodwill      $    1.29       $     .89       $     .87
                                                                              =========       =========       =========

                See Notes to Consolidated Financial Statements.

                         FIRST LEESPORT BANCORP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                            ACCUM-
                                                COMMON STOCK                                ULATED
                                          ------------------------                          OTHER
                                                                                           COMPREH-
                                            NUMBER OF                                       ENSIVE
                                              SHARES        PAR                RETAINED     INCOME     TREASURY
                                              ISSUED       VALUE    SURPLUS    EARNINGS     (LOSS)      STOCK         TOTAL
                                          ------------- ---------- --------- ----------- ----------- ----------- -----------
Year Ended December 31, 1997 ............  $1,684,561    $ 8,423    $ 2,343   $ 13,957    $    537     $  (121)    $ 25,139
Comprehensive income:
Net income ..............................          --         --         --      1,511          --          --        1,511
Change in net unrealized gains (losses)
 on securities available for sale, net
 of reclassification adjustment .........          --         --         --         --         229          --          229
Total comprehensive income ..............                                                                             1,740
Issuance of common stock in
 connection with acquisition ............      73,284        366      1,414         --          --          --        1,780
Issuance of treasury stock ..............          --         --          3         --          --           3            6
Cash dividends declared ($ .49 per
 share) .................................          --         --         --       (839)         --          --         (839)
                                           ----------    -------    -------   --------    --------     -------     --------
Year Ended December 31, 1998 ............   1,757,845      8,789      3,760     14,629         766        (118)      27,826
Comprehensive income:
Net income ..............................          --         --         --      1,401          --          --        1,401
Change in net unrealized gains (losses)
 on securities available for sale, net
 of reclassification adjustment .........          --         --         --         --      (2,900)         --       (2,900)
Total comprehensive loss ................                                                                            (1,499)
Issuance of common stock in
 connection with acquisitions ...........      12,742         64        191         --          --          --          255
Issuance of common stock in
 connection with a 5% stock
 dividend and cash paid in lieu of
 fractional shares ......................      88,332        442      1,037     (1,486)         --          --           (7)
Cash dividends declared ($ .54 per
 share) .................................          --         --         --       (973)         --          --         (973)
                                           ----------    -------    -------   --------    --------     -------     --------
Year Ended December 31, 1999 ............   1,858,919      9,295      4,988     13,571      (2,134)       (118)      25,602
Comprehensive income:
Net income ..............................          --         --         --      2,126          --          --        2,126
Change in net unrealized gains (losses)
 on securities available for sale, net
 of reclassification adjustment .........          --         --         --         --       1,665          --        1,665
Total comprehensive income ..............                                                                             3,791
Reissuance of treasury stock in
 connection with director and
 employee stock purchase plans ..........          --         --          8         --          --          56           64
Cash dividends declared ($ .60 per
 share ..................................          --         --         --     (1,111)         --          --       (1,111)
                                           ----------    -------    -------   --------    --------     -------     --------
Year Ended December 31, 2000 ............  $1,858,919    $ 9,295    $ 4,996   $ 14,586    $   (469)    $   (62)    $ 28,346
                                           ==========    =======    =======   ========    ========     =======     ========


                See Notes to Consolidated financial Statements.

                         FIRST LEESPORT BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                            (AMOUNTS IN THOUSANDS)


                                                                     2000           1999           1998
                                                                 ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...................................................    $   2,126      $   1,401      $   1,511
Adjustments to reconcile net income to net cash
 provided by operating activities:
Provision for loan losses ....................................        1,082          1,270            620
Provision for depreciation ...................................          801            888            584
Amortization of goodwill .....................................          269            228             17
Deferred income taxes ........................................         (235)          (463)           (36)
Net (accretion) amortization of securities
 premiums and discounts ......................................          (47)            27             86
Amortization of mortgage servicing rights ....................           22             37             42
Net cash provided by (used for) loans held for sale ..........       (1,536)           111            260
Net loss (gain) on sales of securities available
 for sale and loans ..........................................          174           (348)          (319)
Realized gain on sale of premises and equipment ..............         (246)            --             --
Change in assets and liabilities, net of effects
 from acquisitions:
   Increase in other assets ..................................       (1,101)          (181)          (972)
   Increase in other liabilities .............................          809             34            806
                                                                  ---------      ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES ....................        2,118          3,004          2,599
                                                                  ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale .........       11,030         15,449          1,946
Proceeds from principal repayments and maturities of
 securities available for sale ...............................        6,225         12,295         19,648
Proceeds from maturities and calls of securities
 held to maturity ............................................           --             --            590
Purchase of securities available for sale ....................      (16,859)       (31,650)       (33,513)
Net cash used in acquisitions ................................          (29)          (523)        (1,715)
Net (increase) decrease in federal funds sold ................           --            650           (318)
Loans made to customers, net of principal collected ..........      (31,999)       (58,150)       (36,208)
Purchase of life insurance policies ..........................       (3,317)            --             --
Purchase of premises and equipment ...........................       (1,641)        (1,861)        (2,192)
Proceeds from sale of premises and equipment .................          413             --             --
                                                                  ---------      ---------      ---------
NET CASH USED IN INVESTING ACTIVITIES ........................      (36,177)       (63,790)       (51,762)
                                                                  ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits .....................................       27,019         40,360         32,676
Net increase (decrease) in federal funds purchased ...........      (22,967)        18,058          1,695
Net proceeds (repayment) of short-term borrowings ............       10,055         (2,550)          (842)
Repayment of long-term debt ..................................      (11,000)            --             --
Proceeds from long-term debt .................................       23,500         15,000         16,000
Issuance of mandatory redeemable capital debentures ..........        5,000             --             --
Deferred financing fees on redeemable capital
 debentures ..................................................         (229)            --             --
Reissuance of treasury stock .................................           64             --              6
Cash dividends paid ..........................................       (1,099)          (982)          (829)
                                                                  ---------      ---------      ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES ....................       30,343         69,886         48,706
                                                                  ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents .............       (3,716)         9,100           (457)
Cash and cash equivalents:
   January 1 .................................................       15,865          6,765          7,222
                                                                  ---------      ---------      ---------
   December 31 ...............................................    $  12,149      $  15,865      $   6,765
                                                                  =========      =========      =========
CASH PAYMENTS FOR:
Interest .....................................................    $  15,973      $  12,222      $   9,407
                                                                  =========      =========      =========
Federal income taxes .........................................    $     875      $     756      $     526
                                                                  =========      =========      =========


                See Notes to Consolidated Financial Statements.

                    FIRST LEESPORT BANCORP, INC.
              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of First Leesport Bancorp, Inc. (the "Company"), a bank holding company and its wholly-owned subsidiaries, First Leesport Capital Trust I and Leesport Bank (the "Bank"), including the Bank's wholly-owned subsidiaries, Essick & Barr, Inc. ("Essick & Barr"), First Leesport Investment Group ("FLIG"), First Leesport Wealth Management ("FLWM"), and Horizon Realty Solutions ("Horizon Realty"). All significant intercompany accounts and transactions have been eliminated.

Nature of operations

     The Bank provides full banking services. Essick & Barr provides risk management services and personal and commercial insurance coverage through several insurance companies. FLIG and FLWM provide investment advisory and brokerage services. Horizon Realty is a real estate title insurance joint venture that provides title insurance and related services to Leesport Bank customers through a limited partnership. First Leesport Capital Trust I is the trust formed for the purpose of issuing the mandatory redeemable debentures on behalf of the Company. The Company and the Bank are subject to the regulations of various federal and state agencies and undergo periodic examinations by various regulatory authorities. The area served by the Bank and related subsidiaries is principally Berks, Luzerne and Schuylkill counties in Pennsylvania.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     For comparative purposes, prior years' consolidated financial statements have been reclassified to conform with report classifications of the current year.

Presentation of cash flows

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing demand deposits in other banks.

Securities available for sale

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the period to maturity.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Loans

     Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. These amounts are generally being amortized over the contractual life of the loan.

Allowance for loan losses

     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Loans held for sale

     Mortgage loans originated and intended for sale in the secondary market at the time of origination are carried at the lower of cost or estimated fair value. All sales are made without recourse. At December 31, 2000 and 1999, there were $2.07 million and $531,000, respectively, of residential mortgage loans held for sale, included in loans.

Foreclosed assets

     Foreclosed assets, which are recorded in other assets, include properties acquired through foreclosure or in full or partial satisfaction of the related loan.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     Foreclosed assets are initially recorded at fair value, net of estimated selling costs, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value, less estimated costs to sell. Revenue and expense from operations and changes in the valuation allowance are included in other expense.

Premises and equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated depreciation methods over the estimated useful lives of the related assets.

Loan servicing

     Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount.

Goodwill

     Goodwill is the excess of the purchase price over the fair value of net assets of the entity acquired through a business combination that is recorded using the purchase method of accounting. Goodwill is being amortized using the straight-line method over periods ranging from 15 to 20 years and is periodically reviewed for impairment.

Other assets

     Financing costs related to the Company's issuance of mandatory redeemable capital debentures are being amortized over the life of the debentures and are included in other assets.

Federal income taxes

     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

Off-balance sheet financial instruments

     In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable.

Advertising

     Advertising costs are expensed as incurred.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Earnings per share


     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares (stock options) had been issued, as well as any adjustments to income that would result from the assumed issuance. The effect of stock options was not dilutive for any periods presented. The weighted-average number of shares of common stock outstanding, as adjusted for a 5% stock dividend in 1999, was 1,851,764 in 2000, 1,840,049 in 1999 and 1,764,270 in 1998.


Comprehensive income

     Accounting principles generally require that recognized revenue, expense, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities are reported as a separate component of the equity Section of the balance sheet, such items, along with net income, are components of comprehensive income.

     The components of other comprehensive income and related tax effects were as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                         2000         1999         1998
                                                                      ---------   ------------   --------
                                                                                 IN THOUSANDS
Unrealized holding gains (losses) on available for sale
 securities .......................................................    $2,552       $ (4,339)     $  401
Less reclassification adjustment for gains realized in income .....       (29)           (52)        (58)
                                                                       ------       --------      ------
Net unrealized gains (losses) .....................................     2,523         (4,391)        343
Tax effect ........................................................      (858)         1,491        (114)
                                                                       ------       --------      ------
Net of tax amount .................................................    $1,665       $ (2,900)     $  229
                                                                       ======       ========      ======

Segment reporting


     The Bank acts an as independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. See Note 19 for a discussion of insurance operations and investment advisory and brokerage operations.


New accounting standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (as amended by Statement Nos. 137 and 138), "Accounting for Derivative Instruments and Hedging Activities". This statement and its amendments establish accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and require that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Statement requires that changes in the fair value of derivatives be recorded each period in current earnings or other comprehensive income, depending

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company adopted the Statement on January 1, 2001. The adoption of the Statement did not have a significant impact on the financial condition or results of operations of the Company.

     In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces SFAS No. 125 of the same name. It revises the standards of securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than these exceptions, earlier or retroactive application of its accounting provision is not permitted. The adoption of the Statement is not expected to have a significant impact on the Company.

2. MERGERS AND ACQUISITIONS

     On September 22, 2000 the charters of the wholly-owned banking subsidiaries of the Company, the First National Bank of Leesport and Merchants Bank of Pennsylvania, were merged into a single charter under the name Leesport Bank.


     The consolidated financial statements give retroactive effect to the July 1999 pooling of interests merger of the Company and Merchants of Shenandoah Ban-Corp (Merchants) as more fully described below. As a result, the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, are presented as if the combining companies had been consolidated for that period. The consolidated statements of stockholders' equity reflect the accounts of the Company as if the common stock issued in the merger had been issued and outstanding during all periods presented.

     On July 1, 1999, Merchants' stockholders received 1.5854 shares of the Company's common stock for each outstanding share, for a total of 484,561 shares. Cash was paid for fractional share interests. The merger was accounted for as a pooling of interests by the Company. Merger costs of approximately $544,000 consisting primarily of professional fees and related transaction costs were expensed in 1999 in connection with the merger.


     The results of operations of the separate entities for periods prior to the combination were as follows:



                                                                     COMPANY     MERCHANTS     COMBINED
                                                                    ---------   -----------   ---------
                                                                              (IN THOUSANDS)
For the period from January 1, 1999 to June 30, 1999 (unaudited):
 Net interest income ............................................    $3,898        $1,076      $4,974
 Net income .....................................................       885           254       1,139
For the year ended December 31, 1998:
 Net interest income ............................................    $6,983        $2,074      $9,057
 Net income .....................................................     1,024           487       1,511

     On January 29, 1999 the Company acquired EBFS, Inc., a licensed insurance agency and broker, through a payment of cash of $250,000. Additional consideration of $29,000 was paid in 2000. The acquisition has been accounted for as a purchase and results of operations of EBFS since the date of acquisition are included in the consolidated financial statements.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
2. MERGERS AND ACQUISITIONS - (CONTINUED)

     On September 25, 1999, the Company acquired an investment advisory firm and a brokerage firm that have been renamed First Leesport Wealth Management and First Leesport Investment Group. The Company issued 12,742 shares of its common stock and paid cash of $250,000 in exchange for stock of one entity and assets of a second entity. The acquisitions have been accounted for as purchases and the results of operations of these two entities since the date of acquisition are included in the consolidated financial statements.

     On December 7, 1998, the Company completed its acquisition of Essick & Barr, Inc., an independent insurance agency. The Company issued 73,284 shares of its common stock and paid cash of $1,715,000 in exchange for all of the shares of common stock of Essick & Barr, Inc. The acquisition has been accounted for as a purchase and results of operations of Essick & Barr, Inc., since the date of acquisition are included in the consolidated financial statements.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Banks are required to maintain average reserve balances with the Federal Reserve Bank. For the years 2000 and 1999, the average of these daily reserve balances approximated $451,000 and $1,011,000, respectively.

4. SECURITIES - AVAILABLE FOR SALE

     The amortized cost of securities and their approximate fair values at December 31 were as follows:

                                                                               GROSS           GROSS
                                                              AMORTIZED     UNREALIZED      UNREALIZED        FAIR
                                                                 COST          GAINS          LOSSES         VALUE
                                                             -----------   ------------   --------------   ---------
                                                                                 (IN THOUSANDS)
DECEMBER 31, 2000:
U.S. Treasury securities .................................    $  3,098         $ 17          $    --        $ 3,115
U.S. Government agency securities ........................      25,128           --             (227)        24,901
Mortgage-backed securities ...............................      21,952           95             (201)        21,846
Obligations of states and political subdivisions .........      12,070          155             (139)        12,086
Corporate debt securities ................................       8,908           --             (415)         8,493
Equity securities ........................................       3,923           67              (63)         3,927
                                                              --------         ----          -------        -------
                                                              $ 75,079         $334          $(1,045)       $74,368
                                                              ========         ====          =======        =======
DECEMBER 31, 1999:
U.S. Treasury securities .................................    $  6,526         $ 12          $      (6)     $ 6,532
U.S. Government agency securities ........................      22,825           --           (1,323)        21,502
Mortgage-backed securities ...............................      18,739           94             (881)        17,952
Obligations of states and political subdivisions .........      19,554           79             (952)        18,681
Corporate debt securities ................................       3,803           --             (209)         3,594
Equity securities ........................................       3,951           42              (89)         3,904
                                                              --------         ----          ---------      -------
                                                              $ 75,398         $227          $(3,460)       $72,165
                                                              ========         ====          =========      =======

     Equity securities are comprised of stock in the Federal Home Loan Bank, Atlantic Central Bankers' Bank and other bank stocks in 2000, as well as the Federal Reserve Bank in 1999.


     The amortized cost and fair value of securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities may be called or prepaid without penalty.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
4. SECURITIES - AVAILABLE FOR SALE - (CONTINUED)


                                                    AMORTIZED      FAIR
                                                      COST         VALUE
                                                   ----------   ----------
                                                       (IN THOUSANDS)
Due in one year or less ........................    $  4,905     $  4,893
Due after one year through five years ..........       9,150        9,178
Due after five years through ten years .........      25,608       25,112
Due after ten years ............................       9,541        9,412
Mortgage-backed securities .....................      21,952       21,846
Equity securities ..............................       3,923        3,927
                                                    --------     --------
                                                    $ 75,079     $ 74,368
                                                    ========     ========

     Securities with a carrying amount of $39.71 million and $27.33 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

     Gains of $29,000, $52,000 and $58,000 were realized on sales of securities available for sale in 2000, 1999 and 1998, respectively.



5. LOANS


     The components of loans were as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                        2000           1999
                                                    ------------   -----------
                                                          (IN THOUSANDS)
Residential real estate .........................    $ 114,920      $120,094
Commercial ......................................      104,758        82,139
Commercial secured by real estate ...............       34,997        25,001
Consumer, net of unearned income ................       16,648        16,892
Home equity .....................................        7,718         5,008
Other ...........................................        5,822         4,060
                                                     ---------      --------
 Loans ..........................................      284,863       253,194
Allowance for loan losses .......................       (3,571)       (2,954)
                                                     ---------      --------
Loans, net of allowance for loan losses .........    $ 281,292      $250,240
                                                     =========      ========

     Changes in the allowance for loan losses were as follows:

                                            YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                         2000         1999         1998
                                      ----------   ----------   ----------
                                                 (IN THOUSANDS)
Balance, beginning ................    $ 2,954      $ 2,129      $ 1,837
Provision for loan losses .........      1,082        1,270          620
Loans charged off .................       (555)        (568)        (424)
Recoveries ........................         90          123           96
                                       -------      -------      -------
Balance, ending ...................    $ 3,571      $ 2,954      $ 2,129
                                       =======      =======      =======

     The recorded investment in impaired loans, not requiring an allowance for loan losses, was $471,000 at December 31, 2000 and $669,000 at December 31, 1999. The recorded investment in impaired loans requiring an allowance for loan losses was $1.01 million and $589,000 at December 31, 2000 and 1999, respectively. At December 31, 2000 and 1999, the related allowance for loan losses

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. LOANS - (CONTINUED)


associated with those loans was $517,000 and $221,000, respectively. For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in these impaired loans was $1.50 million, $1.28 million and $556,000, respectively, and the interest income recognized on impaired loans was $61,000 for 2000 and $0 for 1999 and 1998.


6. LOAN SERVICING

     Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of these loans as of December 31, 2000 and 1999 was $22.6 million and $16.7 million, respectively.


     The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2000 and 1999, was $228,000 and $167,000, respectively. The fair value of these rights was $240,000 and $167,000, respectively. The fair value of servicing rights was determined using discount rates from 12.0 percent to 12.5 percent. Mortgage servicing rights of $244,000 were sold in 1999.


     The following summarizes mortgage servicing rights capitalized and amortized:


                                                   YEARS ENDED DECEMBER 31,
                                                  ---------------------------
                                                   2000      1999       1998
                                                  ------   --------   -------
                                                        (IN THOUSANDS)
Mortgage servicing rights capitalized .........    $ 83     $ 170      $161
                                                   ====     =====      ====
Mortgage servicing rights amortized ...........    $ 22     $  23      $ 42
                                                   ====     =====      ====



7. PREMISES AND EQUIPMENT


     Components of premises and equipment were as follows:

                                                      DECEMBER 31,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
                                                     (IN THOUSANDS)
       Land and land improvements ............    $ 1,858      $ 1,595
       Buildings .............................      7,520        7,013
       Furniture and equipment ...............      5,393        4,947
                                                  -------      -------
       Premises and equipment ................     14,771       13,555
       Less accumulated depreciation .........      6,371        5,956
                                                  -------      -------
       Premises and equipment, net ...........    $ 8,400      $ 7,599
                                                  =======      =======


     Certain facilities and equipment are leased under various operating leases. Rental expense for these leases was $230,000, $177,000 and $93,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum rental commitments under noncancellable leases were as follows (in thousands):

  2001 .................    $  543
  2002 .................       594
  2003 .................       537
  2004 .................       542
  2005 .................       551
  Thereafter ...........     4,850
                            ------
                            $7,617
                            ======


                         FIRST LEESPORT BANCORP, INC.
       NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. DEPOSITS

     The components of deposits were as follows:


                                                YEARS ENDED DECEMBER 31,
                                                -------------------------
                                                    2000          1999
                                                -----------   -----------
                                                     (IN THOUSANDS)
       Demand, non-interest bearing .........    $  38,233     $  30,941
       Demand, interest bearing .............       54,783        59,818
       Savings ..............................       46,317        48,850
       Time, $100,000 and over ..............       26,565        16,226
       Time, other ..........................      130,465       113,509
                                                 ---------     ---------
       Total deposits .......................    $ 296,363     $ 269,344
                                                 =========     =========


     At December 31, 2000, the scheduled maturities of time deposits were as follows (in thousands):

  2001 ...............    $ 93,194
  2002 ...............      49,866
  2003 ...............       8,530
  2004 ...............       2,471
  2005 ...............       2,619
  Thereafter .........         350
                          --------
                          $157,030
                          ========

9. BORROWINGS

     The Bank had federal funds purchased and other short-term borrowings from the Federal Home Loan Bank at December 31, 2000 and 1999 in the amount of $600,000 and $23.57 million, respectively. The December 31, 2000 balance outstanding matured January 2, 2001, at an interest rate of 6.10%.

     In addition, the Bank enters into agreements with customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase generally mature one day from the transaction date. The securities underlying the agreements were under the Bank's control. The outstanding balances and related information of securities sold under agreements to repurchase are summarized as follows:

                                                          YEARS ENDED DECEMBER 31
                                                         --------------------------
                                                             2000           1999
                                                         ------------   -----------
                                                           (DOLLARS IN THOUSANDS)
       Average balance during the year ...............     $  9,673       $ 1,946
       Average interest rate during the year .........         5.73%         5.16%
       Maximum month-end balance during the
        year .........................................     $ 15,659       $ 4,169


                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

9. BORROWINGS - (CONTINUED)

     Long-term debt consisted of the following:


                                                                    YEARS ENDED DECEMBER
                                                                              31
                                                                    ---------------------
                                                                       2000        1999
                                                                    ---------   ---------
                                                                    (DOLLARS IN THOUSANDS)
Notes with the Federal Home Loan Bank (FHLB):
Term Note Due October 2000 at 4.72% .............................    $    --     $ 1,000
18 Month/6 Month Term Note Due July 2001, Variable at 6.83% .....     10,000          --
2 Year Term Note Due November 2002, Fixed at 6.57% ..............      4,000          --
3 Year Term Note Due November 2003, Fixed at 6.59% ..............      4,000          --
4 Year Term Note Due November 2004, Fixed at 6.63% ..............      4,000          --
5 Year/2 Year Term Note Due December 2004, Fixed at 6.14% (1)          5,000       5,000
7 Year/2 Year Term Note Due April 2005, Fixed at 5.55% (1) ......         --      10,000
10 Year/5 Year Term Note Due September 2008, Fixed at 4.92% (1)        5,000       5,000
10 Year/5 Year Term Note Due February 2009, Fixed at 4.97% (1)         5,000       5,000
10 Year/5 Year Term Note Due December 2009, Fixed at 6.30% (1)         5,000       5,000
                                                                     -------     -------
                                                                      42,000      31,000
Notes with other financial institutions:
5 Year Term Note Due March 2005, Fixed at 8.50% .................        500          --
5 Year Term Note Due March 2005, Fixed at 9.00% (2) .............      1,000          --
                                                                     -------     -------
                                                                     $43,500     $31,000
                                                                     =======     =======


----------
(1) These notes contain a convertible option that allows the FHLB, at quarterly intervals, to change the note to an adjustable-rate advance at three-month LIBOR (6.40% at December 31, 2000) plus 14 to 16 basis points. If the note is converted, the option allows the Bank to put the funds back to the FHLB at par. The year/year refers to the maturity of the note (in years) and the term until the first convertible date.

(2) This note contains prepayment penalty provisions ranging from 3% in the first year to 1% in the fifth year.

     Contractual maturities of long-term debt at December 31, 2000 were as follows (in thousands):

  2001 ...............    $10,000
  2002 ...............      4,000
  2003 ...............      4,000
  2004 ...............      9,000
  2005 ...............      1,500
  Thereafter .........     15,000
                          -------
                          $43,500
                          =======


     The Bank has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $123.0 million, of which $42.6 million was outstanding at December 31, 2000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

                         FIRST LEESPORT BANCORP, INC.
       NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. MANDATORY REDEEMABLE CAPITAL DEBENTURES

     First Leesport Capital Trust I, a Delaware statutory business trust, was formed on March 9, 2000 and is a wholly-owned subsidiary of the Company. The Trust issued $5 million of 10 7/8% fixed rate capital trust pass-through securities to investors. First Leesport Capital Trust I purchased $5 million of fixed rate junior subordinated deferrable interest debentures from First Leesport Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by First Leesport Bancorp of the obligations of the Trust under the capital securities. The capital securities are redeemable by First Leesport Bancorp on or after March 9, 2010, at stated premiums, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on March 9, 2030.

11. EMPLOYEE BENEFITS

     In 2000, the Company established an Employee Stock Ownership Plan (ESOP) to provide its employees with future retirement plan assistance. The ESOP will invest primarily in the Company's common stock. During 2000, $167,000 was accrued to provide for contribution of shares to the Plan. No shares were purchased on behalf of the ESOP as of December 31, 2000.

     Leesport Bank terminated its noncontributory defined benefit pension plan during 2000. This plan had covered all Leesport Bank employees who met the eligibility requirements. The Plan assets in excess of the projected benefit obligation were allocated to the Plan's eligible participants and a gain on the termination of $21,000 was recognized. The expense related to these plans was $88,000 for the year ended December 31, 1999, and $81,000 for the year ended December 31, 1998.

     Net pension cost for this plan consisted of the following components:

                                                        YEARS ENDED DECEMBER 31,
                                                        -------------------
                                                          1999       1998
                                                        --------   --------
Service cost (benefits earned) ........................  $  134     $  128
Interest cost on projected benefit obligation .........     115        109
Expected return on plan assets ........................    (150)      (139)
Net amortization and deferral .........................     (11)       (17)
                                                         ------     ------
                                                         $   88     $   81
                                                         ======     ======

     Assumptions used by Leesport Bank in the determination of pension plan information for 1999 and 1998 consisted of the following: Discount rate - 6.5%, rate of increase in compensation levels - 4.0%, expected long-term rate of return on plan assets - 8.0%.

     The Company has a 401(k) Salary Deferral Plan. This plan covers all eligible employees who elect to contribute to the Plan. An employee who has attained 18 years of age and has been employed for at least 30 calendar days is eligible to participate in the Plan effective with the next quarterly enrollment period. Employees become eligible for the Company contribution to the Salary Deferral Plan at each future enrollment period upon completion of one year of service. Effective January 1, 2000, the Company contributed 100% of the first three percent of eligible employees' annual salary deferral and 50% of the next four percent of salary deferred. The Company previously contributed 50% of the employee's contribution up to a maximum of seven percent of annual salary. Contributions from the Company vest to the employee over a five year schedule. The annual expense included in salaries and employee benefits representing the expense of the Company's contribution was $257,000, $132,000, and $52,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
11. EMPLOYEE BENEFITS - (CONTINUED)

     The Company has entered into deferred compensation agreements with certain directors and a salary continuation plan for certain key employees. At December 31, 2000 and 1999, the present value of the future liability for these plans was $625,000 and $462,000, respectively. To fund the benefits under these agreements, the Company is the owner and beneficiary of life insurance policies on the lives of the directors and employees. These policies had an aggregate cash surrender value of $5.90 million and $2.28 million at December 31, 2000 and 1999, respectively. For the years ended December 31, 2000, 1999 and 1998, $226,000, $125,000 and $112,000, respectively, was charged to expense in connection with these agreements.

     In May 2000, the board of directors of First Leesport Bancorp, Inc. adopted a non-compensatory Employee Stock Purchase Plan (ESPP). Under the ESPP, employees of the Company who elect to participate are eligible to purchase common stock at prices up to a 15 percent discount from the market value of the stock. The ESPP does not allow the discount in the event that the purchase price would fall below the Company's most recently reported book value per share. The ESPP allows an employee to make contributions through payroll deduction to purchase common shares up to 15 percent of annual compensation. The total number of shares of common stock that may be issued pursuant to the ESPP is 250,000. As of December 31, 2000 a total of 940 shares have been issued under the ESPP.

12. STOCK OPTION PLANS


     The Company has an Employee Stock Incentive Plan that covers all officers and key employees of the Company and its subsidiaries and is administered by a committee of the board of directors. The Plan covers 210,000 shares of common stock. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the common stock on the date of grant and shall not be less than the stock's par value. Options granted under the Plan are exercisable over a period not less than six months after the date of grant, but no later than ten years after the date of grant in accordance with the vesting period as determined by the Plan committee. Options expire on the earlier of ten years after the date of grant, three months from the participants' termination of employment or one year from the date of the participants' death or disability.


     The Company has an Independent Directors Stock Option Plan that covers 52,500 shares of common stock. The Plan covers all directors of the Company who are not employees. The option price for options issued under the Plan will be equal to the fair market value of the Company's common stock on the date of grant. Options are exercisable from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Company or twelve months from the date of the participants' death or disability.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee and director stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, "Accounting and Disclosure of Stock-Based Compensation" (FASB 123), and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The fair value of options granted during 2000 and 1999 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 4.71% to 6.63%; volatility factors of the expected market price of the Company's common stock of 12.77% to 21.82%; expected life of the options of 7 years and a cash dividend yield of 2.2%.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
12. STOCK OPTION PLANS - (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                                2000          1999          1998
                                            -----------   -----------   -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:
 As reported ............................     $ 2,126       $ 1,401       $ 1,511
 Pro forma ..............................     $ 1,979       $ 1,305       $ 1,511
Earnings per share:
 As reported, basic and diluted .........     $  1.15       $   .76       $   .86
 Pro forma, basic and diluted ...........     $  1.07       $   .71       $   .86


     Stock option transactions under the Plans were as follows:



                                                                      YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                            2000                  1999                1998
                                                   ---------------------- -------------------- -------------------
                                                                WEIGHTED             WEIGHTED             WEIGHTED
                                                                 AVERAGE              AVERAGE             AVERAGE
                                                                EXERCISE             EXERCISE             EXERCISE
                                                     OPTIONS      PRICE    OPTIONS     PRICE    OPTIONS    PRICE
                                                   ----------- ---------- --------- ---------- --------- ---------
Outstanding at the beginning of the year .........    94,653    $  20.67   47,408    $  23.32       --    $   --
Granted ..........................................    40,050       14.58   47,245       18.00   47,408     23.32
Exercised ........................................        --          --       --          --       --        --
Forfeited ........................................    (2,362)      18.39       --          --       --        --
                                                      ------    --------   ------    --------   ------    ------
Outstanding at the end of the year ...............   132,341    $  18.86   94,653    $  20.67   47,408   $ 23.32
                                                     =======    ========   ======    ========   ======   =======
Exercisable at December 31 .......................    46,397    $  19.94
                                                     =======    ========
Weighted-average fair value of options granted
 during the year .................................              $   4.68             $   5.29            $  5.80
                                                                ========             ========            =======


     Options available for grant at December 31, 2000 were 130,159.

     Stock options outstanding at December 31, 2000, were exercisable at prices ranging from $13.75 to $25.95 a share. The weighted-average remaining contractual life of the above options is approximately 8 years.

13. FEDERAL INCOME TAXES

     The components of federal income tax expense were as follows:


                        YEARS ENDED DECEMBER 31
                     ------------------------------
                       2000       1999       1998
                     --------   --------   --------
                             (IN THOUSANDS)
Current ..........    $  846     $  917     $ 353
Deferred .........      (235)      (463)      (36)
                      ------     ------     -----
                      $  611     $  454     $ 317
                      ======     ======     =====

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
13. FEDERAL INCOME TAXES - (CONTINUED)

     Reconciliation of the statutory federal income tax expense computed at 34% to the federal income tax expense included in the consolidated statements of income is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
Federal income tax at statutory rate .........    $  931     $  631     $  622
Tax exempt interest ..........................      (378)      (351)      (333)
Interest disallowance ........................        59         41         49
Bank owned life insurance ....................      (107)       (32)       (38)
Non-deductible goodwill ......................        85         76          6
Non-deductible merger costs ..................        --         81         --
Other ........................................        21          8         11
                                                  ------     ------     ------
                                                  $  611     $  454     $  317
                                                  ======     ======     ======

 The federal income tax provision includes $10,000, $18,000 and $20,000 in 2000, 1999 and 1998, respectively, of federal income taxes related to gains on the sale of securities.

     Net deferred tax assets consisted of the following components:


                                                                    DECEMBER 31,
                                                               -----------------------
                                                                   2000        1999
                                                               ------------ ----------
                                                                   (IN THOUSANDS)
       DEFERRED TAX ASSETS:
       Allowance for loan losses .............................    $1,021      $  806
       Deferred compensation .................................      214          157
       Net unrealized losses on securities available for sale       242        1,100
       Other .................................................       10           42
                                                                  ------      ------
          TOTAL DEFERRED TAX ASSETS ..........................    1,487        2,105
                                                                  ======      ======
       DEFERRED TAX LIABILITIES:
       Premises and equipment ................................      (86)         (86)
       Mortgage servicing rights .............................      (77)         (57)
       Other .................................................         (6)       (21)
                                                                  --------    ------
          TOTAL DEFERRED TAX LIABILITIES .....................     (169)        (164)
                                                                  -------     ------
          NET DEFERRED TAX ASSETS ............................    $1,318      $1,941
                                                                  =======     ======


14. TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     The Bank has had banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2000 and 1999, these persons were indebted to the Bank for loans totaling $5.62 million and $6.24 million, respectively. During 2000, $649,000 of new loans were made and repayments totaled $1.27 million.

15. REGULATORY MATTERS AND CAPITAL ADEQUACY

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

15. REGULATORY MATTERS AND CAPITAL ADEQUACY - (CONTINUED)

capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2000, that the Company and the Bank meet all minimum capital adequacy requirements to which they are subject.

     As of December 31, 2000, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed its category.


     The Company's and the Bank's actual capital amounts and ratios are presented below:



                                                                                                   MINIMUM
                                                                                                 TO BE WELL
                                                                                                 CAPITALIZED
                                                                         MINIMUM                    UNDER
                                                                           FOR                     PROMPT
                                                                         CAPITAL                 CORRECTIVE
                                                                        ADEQUACY                   ACTIONS
                                              ACTUAL                    PURPOSES                 PROVISIONS
                                            ----------                 ----------               ------------
                                                                                     MINIMUM                     MINIMUM
                                              AMOUNT        RATIO        AMOUNT       RATIO        AMOUNT         RATIO
                                            ----------   -----------   ----------   ---------   ------------   -----------
As of December 31, 2000:
Total capital (to risk-weighted assets):
 First Leesport Bancorp .................    $32,650         11.93%     $22,032        8.00%       $27,540         10.00%
 Leesport Bank ..........................     31,427         11.53       21,798        8.00         27,248         10.00
Tier I capital (to risk-weighted assets):
 First Leesport Bancorp .................     29,228         10.68       11,016        4.00         16,524          6.00
 Leesport Bank ..........................     28,019         10.28       10,899        4.00         16,349          6.00
Tier I capital (to average assets):
 First Leesport Bancorp .................     29,228          7.49       15,787        4.00         19,734          5.00
 Leesport Bank ..........................     28,019          7.35       15,252        4.00         19,065          5.00
As of December 31, 1999: Total capital (to risk-weighted assets):
 First Leesport Bancorp .................    $25,972         10.93%     $19,006        8.00%       $23,757         10.00%
 Leesport Bank ..........................     25,036         10.48       19,432        8.00         24,290         10.00
Tier I capital (to risk-weighted assets):
 First Leesport Bancorp .................     23,018          9.69        9,503        4.00         14,254          6.00
 Leesport Bank ..........................     22,105          9.29        9,716        4.00         14,574          6.00
Tier I capital (to average assets):
 First Leesport Bancorp .................     23,018          6.61       13,933        4.00         17,417          5.00
 Leesport Bank ..........................     22,105          6.38       13,851        4.00         17,314          5.00




     Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. At December 31, 2000, the Bank had approximately $13.35 million available for payment of dividends to the Company. Loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

     As of December 31, 2000, the Company had declared a $.15 per share cash dividend for stockholders of record on January 3, 2001, payable January 12, 2001. The Company's board of

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
15. REGULATORY MATTERS AND CAPITAL ADEQUACY - (CONTINUED)


directors declared a five percent stock dividend in December 1999 to stockholders of record on January 3, 2000, which was paid on January 17, 2000.


16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     A summary of the contractual amount of the Bank's financial instrument commitments was as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Commitments to grant loans .........................    $11,425      $15,737
Unfunded commitments under lines of credit .........     28,830       23,759
Outstanding letters of credit ......................        291          550

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

     Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

17. CONCENTRATIONS OF CREDIT RISK

     The Bank grants commercial, residential and consumer loans to customers primarily located in Berks, Schuylkill and Luzerne counties in Pennsylvania. The concentrations of credit by type of loan are set forth in Note 5. Although the Bank has a diversified loan portfolio, its debtors' ability to honor these contracts is influenced by the region's economy.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

18. FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

     The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2000 and 1999:

Cash and cash equivalents

     The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

Securities available for sale

     Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., consumer loans and fixed rate mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit liabilities

     The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) are considered to be equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under agreements to repurchase and federal funds purchased

     The carrying amounts of these short-term borrowings approximate their fair values.

Long-term debt

     The fair value of long-term debt is calculated based on the discounted value of contractual cash flows, using rates currently available for borrowings with similar maturities.

Mandatory redeemable capital debentures


     The fair value of these debentures is calculated based on the discounted value of contractual cash flows, using rates currently available.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

18. FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

Accrued interest receivable and payable

     The carrying amount of accrued interest receivable and accrued interest payable approximate its fair value.

Off-balance sheet instruments


     Fair values for the Bank's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.


     The estimated fair values of the Company's financial instruments were as follows:

                                                                              DECEMBER 31,
                                                           --------------------------------------------------
                                                                     2000                      1999
                                                           ------------------------   -----------------------
                                                                         ESTIMATED                  ESTIMATED
                                                            CARRYING        FAIR       CARRYING       FAIR
                                                             AMOUNT        VALUE        AMOUNT        VALUE
                                                           ----------   -----------   ----------   ----------
                                                                             (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and cash equivalents ..............................    $ 12,149     $ 12,149      $ 15,865     $ 15,865
Securities .............................................      74,368       74,368        72,165       72,165
Loans ..................................................     284,863      285,147       253,194      253,444
Accrued interest receivable ............................       2,399        2,399         2,019        2,019
FINANCIAL LIABILITIES:
Deposits ...............................................     296,363      297,230       269,344      269,482
Securities sold under agreements to repurchase .........      14,663       14,663         4,608        4,608
Federal funds purchased ................................         600          600        23,567       23,567
Long-term debt .........................................      43,500       43,952        31,000       31,799
Mandatory redeemable capital debentures ................       5,000        4,961            --           --
Accrued interest payable ...............................       1,828        1,828         1,415        1,415
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Commitments to extend credit ...........................          --           --            --           --
Standby letters of credit ..............................          --           --            --           --

19. SEGMENT AND RELATED INFORMATION


     The Company's insurance operations and brokerage and investment operations are managed separately from the traditional banking and related financial services that the Company also offers. These operations provide commercial insurance, individual and group benefit plans, personal insurance coverage, securities brokerage services, and investment advisory services. The brokerage and investment advisory operation was not material to the consolidated financial statements of the Company in 1999, and the insurance operation was not material to the consolidated financial statements of the Company in 1998.

                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
19. SEGMENT AND RELATED INFORMATION - (CONTINUED)

     Segment information for 2000 and 1999 is as follows (in thousands):

                                                      BANKING    BROKERAGE
                                                        AND         AND
                                                     FINANCIAL   INVESTMENT
                                                      SERVICES    SERVICES   INSURANCE     TOTAL
2000                                                ----------- ----------- ----------- ----------
Revenues from external customers ..................  $ 12,963      $ 956      $ 3,852    $ 17,771
Income (loss) before federal income taxes .........     2,404        (11)         344       2,737
Total assets ......................................   391,102        114        2,610     393,826
Purchases of premises and equipment ...............     1,536         23           82       1,641


                                                BANKING
                                                  AND
                                               FINANCIAL
                                               SERVICES   INSURANCE     TOTAL
1999                                          ---------- ----------- -----------
Revenues from external customers ............  $ 11,916    $ 3,296    $ 15,212
Income before federal income taxes ..........     1,653        202       1,855
Total assets ................................   356,610      2,008     358,618
Purchases of premises and equipment .........     1,503        358       1,861


     Income (loss) before federal income taxes, as presented above, reflects referral and management fees of approximately $614,000 and $179,000 that the insurance operation and the brokerage and investment operation, respectively, paid to the Bank during 2000. Referral and management fees of approximately $614,000 were paid by the insurance operation to the Bank in 1999.

20. FIRST LEESPORT BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                          -------------------------
                                                                              2000          1999
                                                                          -----------   -----------
                                                                               (IN THOUSANDS)
     ASSETS
     Cash .............................................................    $     68      $    453
     Investment in bank subsidiary ....................................      32,238        24,860
     Investment in non-bank subsidiary ................................         229            --
     Securities available for sale ....................................       3,031         1,874
     Premises and equipment and other assets ..........................         558           122
                                                                           --------      --------
     TOTAL ASSETS .....................................................    $ 36,124      $ 27,309
                                                                           ========      ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
     Borrowed funds ...................................................    $  2,510      $  1,010
     Other liabilities ................................................         268           697
     Corporate obligation for mandatory redeemable debentures .........       5,000            --
     Stockholders' Equity .............................................      28,346        25,602
                                                                           --------      --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................    $ 36,124      $ 27,309
                                                                           ========      ========


                         FIRST LEESPORT BANCORP, INC.
        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
20. FIRST  LEESPORT  BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
    - (CONTINUED)

STATEMENTS OF INCOME


                                                                        YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                     2000         1999         1998
                                                                  ----------   ----------   ----------
Dividends from bank subsidiary ................................    $ 2,165      $  4,178     $ 1,223
Other income ..................................................        233           108          95
Interest expense on corporate obligation for mandatory
 redeemable capital debentures ................................       (424)           --          --
Other expense .................................................       (645)         (570)       (194)
                                                                   -------      --------     -------
Income before equity in (excess of) undistributed net income of
 subsidiaries and income taxes ................................      1,329         3,716       1,124
Income tax benefit ............................................       (283)          (78)        (34)
Equity in (excess of) undistributed net income of bank
 subsidiary ...................................................        514        (2,393)        353
                                                                   -------      --------     -------
NET INCOME ....................................................    $ 2,126      $  1,401     $ 1,511
                                                                   =======      ========     =======


STATEMENTS OF CASH FLOWS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                               2000         1999          1998
                                                                            ----------   ----------   ------------
                                                                                        (IN THOUSANDS)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income ..............................................................    $  2,126     $  1,401       $1,511
Depreciation ............................................................           4            3            4
Equity in (excess of) undistributed earnings of bank subsidiary .........        (514)       2,393         (353)
(Decrease) increase in other liabilities ................................        (397)         485          23
Increase in other assets ................................................        (509)         (37)         (7)
                                                                             --------     --------       -----
Net cash provided by operating activities ...............................         710        4,245       1,178
                                                                             --------     --------       -----
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of investment securities .......................................      (1,141)      (1,416)       (314)
Investment in bank subsidiary ...........................................      (5,190)      (2,700)         --
Investment in non-bank subsidiary .......................................        (229)          --          --
                                                                             --------     --------       -----
Net cash used in investing activities ...................................      (6,560)      (4,116)       (314)
                                                                             --------     --------       -----
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from borrowings ................................................       1,500        1,010          --
Issuance of mandatory redeemable capital debentures .....................       5,000           --          --
Reissuance of treasury stock ............................................          64           --           6
Cash dividends paid .....................................................      (1,099)        (982)       (829)
                                                                             --------     --------       -----
Net cash provided by (used in)financing activities ......................       5,465           28        (823)
                                                                             --------     --------       -----
Increase (decrease) in cash .............................................        (385)         157          41
Cash:
Beginning ...............................................................         453          296         255
                                                                             --------     --------       -----
ENDING ..................................................................    $     68     $    453       $ 296
                                                                             ========     ========       =====

                         FIRST LEESPORT BANCORP, INC.
       NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

21. QUARTERLY DATA (UNAUDITED)


                                                                              YEAR ENDED DECEMBER 31, 2000
                                                                ---------------------------------------------------------
                                                                   FOURTH          THIRD         SECOND          FIRST
                                                                   QUARTER        QUARTER        QUARTER        QUARTER
                                                                ------------   ------------   ------------   ------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income .............................................     $  7,245       $  7,054       $  6,823       $  6,349
Interest expense ............................................        4,435          4,231          4,014          3,706
                                                                  --------       --------       --------       --------
Net interest income .........................................        2,810          2,823          2,809          2,643
Provision for loan losses ...................................          300            308            237            237
                                                                  --------       --------       --------       --------
Net interest income after provision for loan losses .........        2,510          2,515          2,572          2,406
Other income ................................................        1,627          1,570          1,733          1,756
Other expense ...............................................        3,543          3,575          3,398          3,436
                                                                  --------       --------       --------       --------
Income before federal income taxes ..........................          594            510            907            726
                                                                  --------       --------       --------       --------
Federal income taxes ........................................          153             67            248            143
                                                                  --------       --------       --------       --------
Net income ..................................................     $    441       $    443       $    659       $    583
                                                                  ========       ========       ========       ========
Earnings per common share, basic and diluted ................     $    .24       $    .24       $    .36       $    .31
                                                                  ========       ========       ========       ========
Net income, excluding goodwill amortization .................     $    508       $    510       $    726       $    651
                                                                  ========       ========       ========       ========
Earnings per common share, basic and diluted, excluding
 goodwill amortization ......................................     $    .27       $    .27       $    .40       $    .35
                                                                  ========       ========       ========       ========


                                                                              YEAR ENDED DECEMBER 31, 2000
                                                                --------------------------------------------------------
                                                                   FOURTH         THIRD         SECOND          FIRST
                                                                   QUARTER       QUARTER        QUARTER        QUARTER
                                                                ------------   -----------   ------------   ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income .............................................     $  6,237       $ 6,014       $  5,550       $  5,144
Interest expense ............................................        3,487         3,191          2,973          2,747
                                                                  --------       -------       --------       --------
Net interest income .........................................        2,750         2,823          2,577          2,397
Provision for loan losses ...................................          270           505            248            247
                                                                  --------       -------       --------       --------
Net interest income after provision for loan losses .........        2,480         2,318          2,329          2,150
Other income ................................................        1,271         1,149          1,226          1,125
Other expense ...............................................        3,248         3,646          2,750          2,549
                                                                  --------       -------       --------       --------
Income (loss) before federal income taxes (benefit) .........          503          (179)           805            726
Federal income taxes (benefit) ..............................          136           (74)           224            168
                                                                  --------       -------       --------       --------
Net income (loss) ...........................................     $    367       $  (105)      $    581       $    558
                                                                  ========       =======       ========       ========
Earnings (loss) per common share, basic and diluted .........     $    .20      $   (.06)      $    .32       $    .30
                                                                  ========      ========       ========       ========
Net income (loss), excluding goodwill amortization ..........     $    432      $    (46)      $    633       $    610
                                                                  ========      ========       ========       ========
Earnings (loss) per common share, basic and diluted,
 excluding goodwill amortization ............................     $    .23      $   (.03)      $    .35       $    .34
                                                                  ========      ========       ========       ========

     Merger and restructuring costs totaling $814,000 ($617,000 after tax) were expensed during the third quarter of 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          1,000,000 SHARES (MINIMUM)

                          1,200,000 SHARES (MAXIMUM)




[GRAPHIC OMITTED]




                                  COMMON STOCK





                                --------------

                                   PROSPECTUS

                                --------------
                                NOVEMBER __, 2001






                        SANDLER O'NEILL & PARTNERS, L.P.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses payable by us in connection with the registration of our common stock hereunder. All amounts are estimated, except for the SEC registration fee.

SEC registration fee................................ $  4,770
Nasdaq National Market additional listing fee.......   10,000
Legal fees and expenses.............................  125,000
Accountants' fees and expenses......................   35,000
Financial advisor fees and expenses.................
Blue sky fees and expenses..........................    2,500
Printing expenses...................................   50,000
Information agent fees and expenses.................
Subscription agent fees and expenses................
Miscellaneous.......................................   15,000

Total............................................... $

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws (Exhibit 3.2 of this prospectus, which is incorporated into this prospectus by reference) provide for (i) indemnification of our directors, officers, employees and agents and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

ITEM 16.  EXHIBITS.

NUMBER  DESCRIPTION
------  -----------

3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Amended Report on Form 10-K for the year ended December 31, 2000).

3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

4.1     Form of Subscription Rights Certificate.

4.2 Form of Rights Agreement, dated as of September 19, 2001, between First Leesport Bancorp, Inc. and American Stock Transfer & Trust Company as Rights Agent (Incorporated by reference to Exhibit 4.1 of First Leesport Bancorp, Inc.'s Registration Statement on Form 8-A, dated October 1, 2001.)



5.1     Opinion of Stevens & Lee, P.C.**


10.1 Contract between the First National Bank of Leesport and Bisys (Incorporated by reference to Exhibit 10.1 to Registrant's annual report on Form 10-KSB or the year ended December 31, 1998).

10.2    Severance Agreement between the First National Bank of Leesport and John
        T. Connelly (Incorporated by reference to Exhibit 10.2 to Registrant's annual report on Form 10-KSB for the year ended December 31, 1998).*

10.3 Employment Agreement between the First National Bank of Leesport and Raymond H. Melcher, Jr. (Incorporated by reference to Exhibit 10.4 to Registrant's annual report on Form 10-KSB for the year ended December 31, 1998).*

10.4    Supplemental Executive Retirement Plan (Incorporated by reference to
        Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).*

10.5    Deferred Compensation Plan for Directors (Incorporated by reference to
        Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).*

10.6 Non-Employee Director Compensation Plan (Incorporated by reference to Exhibit A to Registrant's Definitive Proxy Statement on Form 14A for the year ended December 31, 1999).*

10.7    1998 Employee Stock Incentive Plan (Incorporated by reference to Exhibit
        10.9 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998).*

10.8 1998 Independent Directors Stock Option Plan (Incorporated by reference to Exhibit 10.10 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998).*

10.9 Agreement and Plan of Merger dated January 12, 1999, by and between First Leesport Bancorp, Inc. and Merchants of Shenandoah Ban-Corp (Incorporated by reference to Exhibit 99.2 to Registrant's Current Report on Form 8-K filed January 22, 1999).

10.10 Employment Agreement dated September 17, 1998, among First Leesport Bancorp, Inc., Essick & Barr, Inc. and Charles J. Hopkins (Incorporated by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998).*

10.11 Employment Agreement dated September 17, 1998, among First Leesport Bancorp, Inc., Essick & Barr, Inc. and Michael D. Hughes (Incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998).*

10.12 Employment Agreement dated October 1, 1999, among First Leesport Bancorp, Inc., First Leesport Investment Group, Inc., First Leesport Wealth Management, Inc. and Keith W. Johnson (Incorporated by reference to Exhibit 10.12 of the Registrant's annual report on Form 10-K for the year ended December 31, 1999).


10.13 Form of Agency Agreement among First Leesport Bancorp, Inc., Leesport Bank and Sandler O'Neill & Partners, L.P.**



10.14   Form of Standby Purchase Agreement.**

10.15   Form of Questions and Answers Regarding the Rights Offering.

10.16 Form of Subscription Agent Agreement between American Stock Transfer & Trust Company, and First Leesport Bancorp, Inc.

10.17 Form of Information Agent Agreement between Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., and First Leesport Bancorp, Inc.

23.1    Consent of Beard Miller Company LLP, Independent Auditors.**


23.2    Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

23.3    Consent of Stokes & Hinds, LLC.**

24.1    Power of Attorney (included on signature page).


99.1    Form of Letter to Shareholders.

99.2    Form of Letter to Foreign Shareholders.

99.3 Form of Letter to Securities Dealers, Commercial Banks, Brokers, Trust Companies and other Nominees.

99.4    Form of Letter to Beneficial Owners.

99.5    Form of Nominee Holder Oversubscription Certification.

99.6    Form of DTC Participant Oversubscription Certificate

99.7    Instructions as to Use of Subscription Rights Certificates


*   Denotes a management contract or compensatory plan or arrangement.

**  Previously filed.

ITEM 17.  UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on November 9, 2001.

                              FIRST LEESPORT BANCORP, INC.


                              By: /s/Raymond H. Melcher, Jr.
                                 -------------------------------
                                  Raymond H. Melcher, Jr.
                                  Chairman, President and Chief
                                    Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 2, 2001:


Signature

/s/Raymond H. Melcher, Jr.  Chairman, President      November 2, 2001
--------------------------  and Chief Executive
   Raymond H. Melcher, Jr.  Officer (Principal
                            Executive Officer),
                            Director


/s/Stephen A. Murray        Chief Financial          November 2, 2001
--------------------------  Officer (Principal
   Stephen A. Murray        Financial and
                            Accounting Officer)


/s/Edward C. Barrett*       Director                 November 2, 2001
--------------------------
   Edward C. Barrett

/s/James H. Burton*          Director                November 2, 2001
--------------------------
   James H. Burton

/s/Anthony R. Cali*          Director                November 2, 2001
---------------------------
   Anthony R. Cali

/s/John T. Connelly*         Director                November 2, 2001
---------------------------
   John T. Connelly

/s/Charles J. Hopkins*       Director                November 2, 2001
---------------------------
   Charles J. Hopkins

/s/Keith W. Johnson*         Director                November 2, 2001
---------------------------
   Keith W. Johnson

/s/William J. Keller*        Director                November 2, 2001
---------------------------
   William J. Keller

/s/Andrew J. Kuzneski, Jr.*  Director                November 2, 2001
---------------------------
   Andrew J. Kuzneski, Jr.

/s/Harry J. O'Neill, III*    Director                November 2, 2001
---------------------------
   Harry J. O'Neill, III

/s/Roland C. Moyer, Jr.*     Director                November 2, 2001
---------------------------
   Roland C. Moyer, Jr.

/s/Karen A. Rightmire*       Director                November 2, 2001
---------------------------
   Karen A. Rightmire

/s/Alfred J. Weber*          Director                November 2, 2001
---------------------------
    Alfred J. Weber

*/s/Raymond H. Melcher, Jr.
 --------------------------
    Raymond H. Melcher, Jr.
    Attorney-in-Fact

                                  EXHIBIT INDEX

NUMBER          TITLE
------          -----


4.1     Form of Subscription Rights Certificate.

10.15   Form of Questions and Answers Regarding the Rights Offering.

10.16   Form of Subscription Agent Agreement.

10.17   Form of Information Agent Agreement.

99.1    Form of Letter to Shareholders.

99.2    Form of Letter to Foreign Shareholders.

99.3 Form of Letter to Securities Dealers, Commercial Banks, Brokers, Trust Companies and other Nominees.

99.4    Form of Letter to Beneficial Owners.

99.5    Form of Nominee Holder Oversubscription Certification.

99.6    Form of DTC Participant Oversubscription Certificate

99.7    Instructions as to Use of Subscription Rights Certificates.